UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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☐	Soliciting Material Pursuant to §240.14a-12
Gen-Probe Incorporated

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10210 Genetic Center Drive
San Diego, California 92121

Dear Fellow Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of Gen-Probe Incorporated (the “Company”) on Thursday, May 19, 2011 at our corporate headquarters, located at 10210 Genetic Center Drive, San Diego, California 92121. The formal meeting will begin at 10:00 a.m., at which time we will ask you to vote on the following five proposals: Proposal 1: Election of three directors whose term of office will expire in 2014; Proposal 2: Amendment and restatement of The 2003 Incentive Award Plan of the Company; Proposal 3: Advisory vote on executive compensation; Proposal 4: Advisory vote on the frequency of holding future advisory votes on executive compensation; and Proposal 5: Ratification of the Company’s independent registered public accounting firm. Following the meeting, we will report on the Company’s business.

We are pleased to once again be in a position to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that the e-proxy process we have utilized in recent years has expedited stockholders’ receipt of proxy materials and lowered the costs and reduced the environmental impact of our Annual Meetings. On or about April 6, 2011, we mailed to many stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and Annual Report and vote online. Stockholders who have previously requested paper copies of our proxy materials will receive these materials in the mail consistent with prior years. The Proxy Statement contains instructions on how you may (i) receive a paper copy of the Proxy Statement and Annual Report, if you only received a Notice of Internet Availability of Proxy Materials by mail, or (ii) elect to receive your Proxy Statement and Annual Report over the Internet in future years, if you received them by mail this year.

Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote promptly. You may vote your shares in a variety of ways: over the Internet; via a toll-free telephone number; by completing, signing and returning a proxy card in the envelope provided; or by attending the Annual Meeting. Instructions regarding all methods of voting are contained in the Proxy Statement.

Your vote is very important to us. The items of business to be considered at the Annual Meeting are more fully described in the accompanying Proxy Statement. Please review the proxy materials and vote today.

Sincerely,

Carl W. Hull President, Chief Executive Officer and Director	Henry L. Nordhoff Chairman of the Board

10210 Genetic Center Drive
San Diego, California 92121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 19, 2011

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Gen-Probe Incorporated, a Delaware corporation (the “Company”). The meeting will be held on Thursday, May 19, 2011 at 10:00 a.m. local time at the corporate headquarters of the Company, located at 10210 Genetic Center Drive, San Diego, California 92121, for the following purposes:

1. To elect the three nominees for director named herein to hold office until the Company’s 2014 Annual Meeting of Stockholders;

2. To approve the amendment and restatement of The 2003 Incentive Award Plan of the Company as described herein;

3. To approve, on an advisory basis, the compensation of the Company’s named executive officers;

4. To indicate, on an advisory basis, the preferred frequency of holding future stockholder advisory votes on the compensation of the Company’s named executive officers;

5. To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2011; and

6. To conduct any other business properly brought before the meeting.

These items of business are more fully described in the accompanying Proxy Statement.

The record date for the Annual Meeting is March 25, 2011. Only stockholders of record at the close of business on that date may vote at the meeting or any postponement or adjournment thereof.

By Order of the Board of Directors:

Sincerely,

Carl W. Hull President, Chief Executive Officer and Director	Henry L. Nordhoff Chairman of the Board

San Diego, California
April 6, 2011

You are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, please vote over the Internet or by telephone as instructed in these materials, or complete, date, sign and return the enclosed proxy if you received a proxy card by mail, as promptly as possible in order to ensure your representation at the meeting. If you received a Notice of Internet Availability of Proxy Materials, please follow the instructions in the Notice to vote your shares on the Internet. If you received these proxy materials and a proxy card by mail, a return envelope (which is postage prepaid if mailed within the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held On May 19, 2011
PROXY STATEMENT FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS May 19, 2011
QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING PROCEDURES
PROPOSAL 1 ELECTION OF DIRECTORS
INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
EQUITY COMPENSATION PLAN INFORMATION
PROPOSAL 2 APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE COMPANY’S 2003 INCENTIVE AWARD PLAN
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVES
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
PROPOSAL 3 APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION
PROPOSAL 4 ADVISORY VOTE ON THE FREQUENCY OF SOLICITING FUTURE STOCKHOLDER ADVISORY VOTES ON THE COMPENATION OF OUR NAMED EXECUTIVE OFFICERS
PROPOSAL 5 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
RELATED-PERSON TRANSACTIONS POLICY AND PROCEDURES
CERTAIN RELATED-PERSON TRANSACTIONS
HOUSEHOLDING OF PROXY MATERIALS
OTHER MATTERS
THE 2003 INCENTIVE AWARD PLAN OF GEN-PROBE INCORPORATED

GEN-PROBE INCORPORATED
10210 Genetic Center Drive
San Diego, California 92121

PROXY STATEMENT
FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS
May 19, 2011

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING PROCEDURES

Why am I receiving these materials?

The Board of Directors of Gen-Probe Incorporated (the “Company” or “Gen-Probe”) has made these proxy materials available to you on the Internet or has delivered printed versions of these materials to you by mail, because the Board of Directors (sometimes referred to herein as the “Board”) is soliciting your proxy to vote at the Company’s 2011 Annual Meeting of Stockholders (the “Annual Meeting”). You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the Annual Meeting to vote your shares.

Why did I receive a brief notice in the mail regarding the Internet availability of proxy materials rather than a printed proxy statement and annual report?

On or about April 6, 2011, we intend to mail a Notice of Internet Availability of Proxy Materials (the “Notice”) to all stockholders of record entitled to vote at the Annual Meeting, except for stockholders who have previously requested a printed copy of this proxy statement, our annual report and a proxy card. Stockholders who have previously requested printed copies of our proxy materials will receive a printed set of those documents in the mail rather than the Notice.

As permitted by rules adopted by the Securities and Exchange Commission (the “SEC”), we are making this proxy statement and our annual report available to our stockholders electronically via the Internet. Accordingly, we are sending by mail the Notice to our stockholders of record containing instructions on how to access our proxy materials and vote by proxy over the Internet. To vote your shares on the Internet, please follow the instructions contained in the Notice. All stockholders have the ability to access the proxy materials on a website referred to in the Notice or request the delivery of a printed set of proxy materials. If you received the Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on March 25, 2011 will be entitled to vote at the Annual Meeting. On this record date, there were 47,757,980 shares of Company common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, on March 25, 2011, your shares were registered directly in your name with our transfer agent, Mellon Investor Services, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy on the Internet or over the telephone, or complete, sign and return a proxy card as instructed below, to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If, on March 25, 2011, your shares were held not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice or these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.

What proposals am I voting on?

There are five matters scheduled for a vote at the Annual Meeting:

•	the election of three nominees for director named herein to hold office until the Company’s 2014 Annual Meeting of Stockholders (“Proposal 1 (Election of Directors)”);

•	the amendment and restatement of The 2003 Incentive Award Plan of the Company (the “2003 Plan”) as described herein (“Proposal 2 (Amendment to the 2003 Plan)”);

•	the advisory approval of the compensation of our named executive officers as disclosed herein (“Proposal 3 (2010 Say on Pay)”);

•	the advisory indication of the preferred frequency of holding future stockholder advisory votes on the compensation of our named executive officers (“Proposal 4 (Say on Frequency)”); and

•	the ratification of the selection by the Audit Committee of the Board of Ernst & Young LLP as the Company’s independent registered public accounting firm for our fiscal year ending December 31, 2011 (“Proposal 5 (Ratification of Independent Accounting Firm)”).

How do I vote?

You may either vote “For” all nominees for director or you may “Withhold” your vote for any nominee you specify. For each of the other matters subject to a vote at the Annual Meeting other than Proposal 4 (Say on Frequency), you may vote “For” or “Against” or abstain from voting. For Proposal 4 (Say on Frequency), you may elect to cast an advisory vote for the Company to submit a non-binding advisory vote regarding the compensation of our named executive officers to our stockholders every “1 Year,” “2 Years” or “3 Years,” or you may abstain from voting. The procedures for voting are set forth below:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy over the telephone, vote by proxy on the Internet or vote by proxy using a proxy card. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•	To vote over the telephone, dial 1-800-690-6903 (toll-free for those calling from the USA, Canada and Puerto Rico only) using a touch-tone telephone and follow the recorded instructions. You will be asked to provide the control number from the Notice or the proxy card mailed to you. Your vote must be received by 11:59 p.m. Eastern Time on May 18, 2011 to be counted.

•	To vote on the Internet, go to http://www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the control number from the Notice or the proxy card mailed to you. Your vote must be received by 11:59 p.m. Eastern Time on May 18, 2011 to be counted.

•	To vote using a proxy card, simply complete, sign and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct. If you received a Notice and would like to request a proxy card by mail, please follow the instructions contained in the Notice.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should receive the Notice, or a proxy card and voting instructions with these proxy materials, from that organization rather than from Gen-Probe. Simply follow the instructions in the Notice to vote on the Internet or, if you received a proxy card by mail, complete, sign and return the proxy card, to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included in the Notice or with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

We provide telephone and Internet proxy voting to allow you to vote your shares telephonically and on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your telephone or Internet access, such as usage charges from telephone companies and Internet access providers.

How many votes do I have?

On each matter subject to a vote at the Annual Meeting, you have one vote for each share of Gen-Probe common stock you owned as of March 25, 2011.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all three nominees for director under Proposal 1 (Election of Directors), “For” Proposal 2 (Amendment to the 2003 Plan), “For” Proposal 3 (2010 Say on Pay), every “1 Year” for Proposal 4 (Say on Frequency), and “For” Proposal 5 (Ratification of Independent Accounting Firm). If any other matters are properly presented at the Annual Meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

Gen-Probe will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. The solicitation of proxies may also be supplemented through the use of Alliance Advisors LLC, a proxy solicitation firm. If used, our proxy solicitation firm will receive a customary fee, which we estimate to be approximately $10,000, plus out-of-pocket expenses. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice or proxy card?

If you receive more than one Notice or proxy card, your shares are registered in more than one name or are registered in different accounts. Please follow the voting instructions in each Notice, or complete, sign and return each proxy card, to ensure that all of your shares are voted.

Can I revoke or change my vote after submitting my proxy?

Yes. You can revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. If you are a stockholder of record, you may revoke your proxy and change your vote in any one of four ways:

•	you may submit another properly completed proxy card with a later date;

•	you may vote again by telephone or over the Internet at a later time;

•	you may send a written notice that you are revoking your proxy to Gen-Probe’s Corporate Secretary at 10210 Genetic Center Drive, San Diego, California 92121; or

•	you may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy or change your vote.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 8, 2011 to Gen-Probe’s Corporate Secretary at 10210 Genetic Center Drive, San Diego, California 92121. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, then, pursuant to our Amended and Restated Bylaws, you must do so no earlier than January 20, 2012 and no later than February 19, 2012. Please also review our Amended and Restated Bylaws, which contain additional requirements regarding advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting.

For Proposal 1 (Election of Directors), the inspector of election will separately count “For” and “Withhold” votes and broker non-votes. For all other proposals except Proposal 4 (Say on Frequency), the inspector of election will separately count “For” and “Against” votes, abstentions and broker non-votes. With respect to Proposal 4 (Say on Frequency), the inspector of election will separately count votes for every “1 Year,” “2 Years” and “3 Years,” as well as abstentions and broker non-votes.

Abstentions will be counted for determining whether a quorum of stockholders is present at the Annual Meeting. Except with respect to Proposal 1 (Election of Directors) and Proposal 4 (Say on Frequency), abstentions will be counted towards the vote total for each proposal and have the same effect as “Against” votes. With respect to Proposal 1 (Election of Directors) and Proposal 4 (Say on Frequency), abstentions will have no effect and will not be counted towards the vote total.

Broker non-votes will be counted as present for determining whether a quorum of stockholders is present at the Annual Meeting, but will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange (“NYSE”), which apply to its membership brokerage firms, “non-routine” matters are generally those involving a proxy contest, matters that may substantially affect the rights or privileges of stockholders, such as mergers and certain equity plan matters, stockholder proposals, the election of directors and proposals related to executive compensation. As a result, the only “routine” proposal submitted to our stockholders for a vote at the Annual Meeting is Proposal 5 (Ratification of Independent Accounting Firm). Under Delaware law, a broker non-vote is counted as present for quorum purposes but is not counted as a vote on the specified matter. Therefore, we strongly encourage our stockholders to vote their shares.

How many votes are needed to approve each proposal?

•	For Proposal 1 (Election of Directors), any director nominee receiving the majority of votes cast in person or by proxy; i.e., the number of shares voted “For” a director must exceed 50% of the number of votes cast in person or by proxy with respect to that director’s election; will be elected as a director, provided that if the number of nominees exceeds the number of directors to be elected (a situation we do not anticipate), the three nominees receiving the most “For” votes among votes properly cast in person or by proxy will be elected. Only “For” and “Withhold” votes will affect the outcome. Abstentions and broker non-votes will have no effect.

•	To be approved, Proposal 2 (Amendment to the 2003 Plan) must receive “For” votes from the holders of a majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•	To be approved, Proposal 3 (2010 Say on Pay) must receive “For” votes from the holders of a majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•	For Proposal 4 (Say on Frequency), the selection receiving the most votes among votes properly cast in person or by proxy will be the preferred frequency indicated by our stockholders. Only votes of every “1 Year,” “2 Years” or “3 Years” will affect the outcome. Abstentions and broker non-votes will have no effect.

•	To be approved, Proposal 5 (Ratification of Independent Accounting Firm) must receive “For” votes from the holders of a majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares on the record date are present at the Annual Meeting in person or represented by proxy. On March 25, 2011, the record date, there were 47,757,980 shares outstanding and entitled to vote. Thus, the holders of 23,878,991 shares must be present in person or represented by proxy at the Annual Meeting to have a quorum. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of the shares present at the Annual Meeting in person or represented by proxy may adjourn the Annual Meeting to another date.

How can I find out the voting results of the Annual Meeting?

Preliminary voting results (or final voting results if then available) will be announced at the Annual Meeting and disclosed by the Company on a Current Report on Form 8-K filed with the SEC within four business days of the Annual Meeting. If final results are not available within four business days of the Annual Meeting, the final voting results will be disclosed by the Company in an amended Current Report on Form 8-K filed with the SEC within four business days of the certification of final voting results.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board presently has ten members and is divided into three classes. There are four directors in the class whose term of office expires at the Annual Meeting: Brian A. McNamee; Phillip M. Schneider; Abraham D. Sofaer; and Patrick J. Sullivan. The Board elected Dr. McNamee as a director in March 2010 and our stockholders ratified Dr. McNamee’s election to the Board in May 2010. On January 23, 2011, Dr. McNamee informed the Company that he would not stand for re-election at the Annual Meeting. Mr. Schneider and Mr. Sofaer were each previously elected to the Board by the Company’s stockholders, most recently at the Company’s 2008 Annual Meeting of Stockholders. The Board elected Mr. Sullivan as a director in September 2010. If elected at the Annual Meeting, each of Mr. Schneider, Mr. Sofaer and Mr. Sullivan would serve until the Company’s 2014 Annual Meeting of Stockholders and until his successor is elected and qualified, or, if sooner, until his death, resignation or removal. As of the commencement of the Annual Meeting and the expiration of Dr. McNamee’s current term as a director, the size of the Board will be reduced from ten members to nine. It is our policy to encourage our directors and nominees for director to attend our annual meetings of stockholders. All of our then-current directors attended our 2010 Annual Meeting of Stockholders, including the nominees for election as a director at the meeting.

For the election of directors, any director receiving the majority of votes cast (i.e., the number of shares voted “For” a director must exceed 50% of the number of votes cast in person or by proxy with respect to that director’s election) will be elected as a director, provided that if the number of nominees for director exceeds the number of directors to be elected (a “contested election”), directors are elected by a plurality of the votes properly cast in person or by proxy. Abstentions and broker non-votes will not be counted towards the vote total for Proposal 1 (Election of Directors).

The Company’s Amended and Restated Bylaws require an incumbent director who fails to receive the affirmative vote of a majority of the votes cast in an uncontested election at a meeting of stockholders to promptly submit his or her resignation, with such resignation to be considered by the members of the Nominating and Corporate Governance Committee of the Board. Under Delaware law, an incumbent director who fails to receive the required votes “holds over,” or continues to serve as a director, until his or her successor is elected and qualified. The Nominating and Corporate Governance Committee will make a recommendation to the Board whether to accept or reject the tendered resignation, or whether other action should be taken. The Board will act on the tendered resignation, taking into account the Nominating and Corporate Governance Committee’s recommendation, and publicly disclose its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results. A director who tenders his or her resignation will not participate in the recommendation of the Nominating and Corporate Governance Committee or the Board’s decision with respect to his or her resignation. If the incumbent director’s resignation is not accepted by the Board, the director will continue to serve until the end of his or her term of office and until his or her successor is elected and qualified, or his or her earlier death, resignation or removal. If a director’s resignation is accepted by the Board, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board, in its sole discretion, may fill any resulting vacancy.

Vacancies on the Board, including by reason of an increase in the number of directors, may be filled only by the affirmative vote of our directors then in office. Directors elected to fill vacancies hold office until the end of the term of the director that he or she replaced or until their successors are duly elected or qualified. Because the Board believes it is important to provide our stockholders with an opportunity to consider the Board’s election of any new director, in accordance with our Corporate Governance Guidelines, as amended by the Board in February 2009, the Board will submit Board elections of a director to our stockholders for ratification at the next regularly scheduled annual meeting of stockholders. If the election is ratified by the stockholders, the elected Board member will continue to serve the remaining term of the class of directors to which he or she was elected by the Board. If the election is not ratified by our stockholders, the Board member will be expected to promptly tender his or her resignation to the Board. The Nominating and Corporate Governance Committee will then make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board will act on the tendered resignation, taking into account the Nominating and Corporate Governance Committee’s recommendation, and publicly disclose its decision regarding the tendered resignation and the rationale behind the decision within 90 days of the date of the annual meeting at which the election was submitted for ratification. The director who tenders his or her resignation will not participate in the recommendation of the Nominating and Corporate Governance Committee or the decision of the Board with respect to his or her resignation. If the director’s resignation is rejected by the Board, the director will continue to serve the remaining term of the class of directors to which he or she was elected by the Board.

Shares represented by proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of any substitute nominee proposed by our Nominating and Corporate Governance Committee. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

Set forth below is a brief biography of each nominee for director and each director whose term of office will continue after, or expire as of, the Annual Meeting, as well as a description of the particular experience, qualifications, attributes and/or skills that led the Board to conclude that each director should serve as a member of the Board.

Nominees for Election to the Board of Directors
For a Three-Year Term Expiring at the
2014 Annual Meeting of Stockholders

Name	Age	Present Position with the Company

Phillip M. Schneider	55	Director
Abraham D. Sofaer	72	Director
Patrick J. Sullivan	59	Director

Phillip M. Schneider, has served as a director of the Company since November 2002. Mr. Schneider is the former Chief Financial Officer of IDEC Pharmaceuticals Corporation (now Biogen IDEC Inc.) (“IDEC”). During his 15-year tenure at IDEC, Mr. Schneider served as Senior Vice President and Chief Financial Officer where he played an integral role in the company’s growth. Prior to his association with IDEC, Mr. Schneider held various management positions at Syntex Pharmaceuticals Corporation and was previously with KPMG, LLP. Mr. Schneider is a member of the board of directors of Arena Pharmaceuticals, Inc. Mr. Schneider previously served on the board of directors of CancerVax Corporation from September 2003 until its merger with Micromet AG in May 2006, and, subsequently, Mr. Schneider served on the board of directors of the combined company, Micromet, Inc., until November 2007. Mr. Schneider received an M.B.A. from the University of Southern California and a B.S. in biochemistry from the University of California at Davis. The Board believes Mr. Schneider’s formal education, financial and accounting expertise, business success, including while serving as the former Chief Financial Officer of IDEC, and his current and former membership on other public company boards of directors provide Mr. Schneider with the appropriate attributes to serve on the Board and enable him to make valuable contributions to the Board and to the Company.

Abraham D. Sofaer, has served as a director of the Company since August 2002. Since 1994, Mr. Sofaer has been the George P. Shultz Distinguished Scholar and Senior Fellow, The Hoover Institution, Stanford University. Mr. Sofaer previously served as a United States District Judge for the Southern District of New York, as the Legal Adviser for the United States Department of State, as a Professor at Columbia University School of Law, and as a partner in the New York law firm of Hughes, Hubbard & Reed. Mr. Sofaer is a member of the board of directors of one other public company, Rambus, Inc., and two private companies, 3L&T, Inc. and PLC Diagnostics Inc. Mr. Sofaer previously served on the board of directors of Neurobiological Technologies, Inc. from April 1997 to November 2009. Mr. Sofaer received a B.A. in history from Yeshiva College and an L.L.B. from New York University School of Law. Mr. Sofaer has had extensive litigation experience as a federal prosecutor, judge, private lawyer, and currently as an arbitrator serving under the rules of several arbitration companies. Mr. Sofaer’s charitable activities include service for many years as Chairman and now Vice-Chairman of the board of directors of the National Jazz Museum in Harlem, and on the board of directors of the Koret Foundation, where he is also Chairman of the Audit Committee. The Board believes Mr. Sofaer’s formal education, legal expertise, judicial experience, demonstrated professional success in the business and academic sectors, and his current and former membership on other public company boards of directors provide Mr. Sofaer with the appropriate attributes to serve on the Board and enable him to make valuable contributions to the Board and to the Company.

Patrick J. Sullivan, has served as a director of the Company since September 2010. Mr. Sullivan joined Cytyc Corporation (“Cytyc”) in 1991 as Vice President, Sales and Marketing. Mr. Sullivan became President, Chief Executive Officer and a director of Cytyc in 1994, and became Chairman of Cytyc’s board of directors in 2002. Mr. Sullivan remained President, Chief Executive Officer and Chairman of Cytyc’s board of directors until its merger with Hologic, Inc. in 2007. Following the merger, Mr. Sullivan served as Executive Chairman of Hologic, Inc. until May 2008. Mr. Sullivan now leads Constitution Medical Investors, Inc., a Boston-based private investment firm in partnership with Warburg Pincus LLC, and is also a member of the board of directors of PerkinElmer, Inc. Mr. Sullivan graduated with distinction from the U.S. Naval Academy and earned an M.B.A., also with distinction, from Harvard University. The Board believes Mr. Sullivan’s formal education, business success and demonstrated leadership, including his approximately 13-year tenure as President and Chief Executive Officer of Cytyc during which Cytyc experienced significant growth, as well as his current membership on the board of directors PerkinElmer, Inc., provide Mr. Sullivan with the appropriate attributes to serve on the Board and enable him to make valuable contributions to the Board and to the Company.

Our Board of Directors unanimously recommends a vote “FOR” each named nominee.

Director Not Standing for Re-Election
Whose Term of Office Expires at the
2011 Annual Meeting of Stockholders

Name	Age	Present Position with the Company

Brian A. McNamee, M.B.B.S.	54	Director

Brian A. McNamee, M.B.B.S., has served as a director of the Company since March 2010. Dr. McNamee previously served on the Board from the time of its September 2002 spin-off from Chugai Pharmaceutical Co., Ltd. until May 2007. Dr. McNamee has served as the Chief Executive Officer and Managing Director of CSL Ltd. (“CSL”) since 1990. CSL is a leading international biopharmaceutical company with significant activities in human plasma and vaccines. Prior to joining CSL, Dr. McNamee was Managing Director of a start-up biotechnology company, Pacific Biotechnology Limited, in Sydney, Australia and General Manager of Faulding Product Divisions, F.H. Faulding & Co Limited in Adelaide, Australia. Dr. McNamee obtained his medical degree from the University of Melbourne. The Board believes that Dr. McNamee’s formal education, medical expertise, international business success, including while serving as the Chief Executive Officer and Managing Director of CSL, as well as his prior service on the Board provide Dr. McNamee with the appropriate attributes to serve on the Board and have enabled him to make valuable contributions to the Board and to the Company.

On January 23, 2011, Dr. McNamee informed the Company that he would not stand for re-election at the Annual Meeting. Dr. McNamee, resident in Australia, indicated his decision was prompted by the demands on his time and schedule as Chief Executive Officer of CSL, the timing of the Company’s Board meetings in 2011 and beyond, and the increasing potential for common or related issues to arise between the businesses of CSL and the Company.

Directors Continuing in Office until the
2012 Annual Meeting of Stockholders

Name	Age	Present Position with the Company

John W. Brown	76	Director
John C. Martin, Ph.D.	59	Director
Henry L. Nordhoff	69	Chairman of the Board

John W. Brown, has served as a director of the Company since December 2005. Mr. Brown previously served as President and Chief Executive Officer of Stryker Corporation (“Stryker”), a worldwide leader in orthopedic medical devices, from 1997 until 2004, and Chairman of the Board of Stryker from 1980 through 2009. Mr. Brown currently serves as Chairman Emeritus of Stryker. Mr. Brown has also served as a director of St. Jude Medical, Inc. since August 2005. Mr. Brown received a bachelor’s degree in chemical engineering from Auburn University. The Board believes Mr. Brown’s formal education, business success and demonstrated leadership throughout his career, including his over 25-year tenure as the Chairman and Chief Executive Officer of Stryker, a Fortune 400 company and member of the S&P 500 that achieved this status under Mr. Brown’s leadership, provide Mr. Brown with the appropriate attributes to serve on the Board and enable him to make valuable contributions to the Board and to the Company.

John C. Martin, Ph.D., has served as a director of the Company since September 2007. Dr. Martin has served as Chairman of the board of directors of Gilead Sciences, Inc. (“Gilead”) since May 2008, and has served as President and Chief Executive Officer and as a member of Gilead’s board of directors since 1996. Prior to joining Gilead in 1990, Dr. Martin held several leadership positions in the antiviral chemistry division at Bristol-Myers Squibb Company and served for six years with Syntex Corporation, from 1978 until 1984. Dr. Martin is a member of the board of trustees of the University of Southern California, a member board of directors of the California Healthcare Institute and previously served as a member of the Presidential Advisory Council on HIV/AIDS. Dr. Martin received a Ph.D. in organic chemistry from the University of Chicago and an M.B.A. in marketing from Golden Gate University. The Board believes Dr. Martin’s formal education, scientific expertise, business success, including his 15-year tenure as President and Chief Executive Officer of Gilead, a Fortune 400 company and member of the S&P 500 that achieved this status under Dr. Martin’s leadership, provide Dr. Martin with the appropriate attributes to serve on the Board and enable him to make valuable contributions to the Board and to the Company.

Henry L. Nordhoff, has served as a director of the Company since July 1994. Mr. Nordhoff joined the Company in July 1994 as President and Chief Executive Officer (“CEO”) and was elected Chairman of the Board in September 2002. Mr. Nordhoff retired as the Company’s CEO in May 2009. Prior to joining the Company, Mr. Nordhoff was President and Chief Executive Officer of TargeTech, Inc., a gene therapy company that was merged into Immune Response Corporation. Prior to that, Mr. Nordhoff was at Pfizer, Inc. in senior positions in Brussels, Seoul, Tokyo and New York. Mr. Nordhoff received a B.A. in international relations and political economy from Johns Hopkins University and an M.B.A. from Columbia University. Mr. Nordhoff has also served as a member of the board of directors of MannKind Corporation since March 2005. The Board believes that Mr. Nordhoff’s formal education, international business success and demonstrated leadership, including while serving as Chairman of the Board and as the Company’s former CEO for 15 years during which the Company experienced significant growth, provide Mr. Nordhoff with the appropriate attributes to lead the Board and enable him to make valuable contributions to the Board and to the Company.

Directors Continuing in Office until the
2013 Annual Meeting of Stockholders

Name	Age	Present Position with the Company

Carl W. Hull	53	Director, President and CEO
Armin M. Kessler	73	Director
Lucy Shapiro, Ph.D.	70	Director

Carl W. Hull, has served as a director of the Company since May 2009. Mr. Hull joined the Company in February 2007 as Executive Vice President and Chief Operating Officer and was appointed President in March 2008. Mr. Hull was appointed as the Company’s CEO and elected as a director in May 2009. Prior to joining the Company, Mr. Hull served as Vice President & General Manager of the SDS/Arrays Business Unit of Applied Biosystems Inc. from January 2005 to January 2007. Prior to joining Applied Biosystems, Mr. Hull held a number of positions with Applied Imaging Corp., most recently serving as its Chief Executive Officer from January 2001 to December 2004 and as a member of its board of directors from 2000 to 2007. Mr. Hull currently serves as chairman of the board of directors of the California Healthcare Institute. Mr. Hull received a B.A. in political science and international relations from Johns Hopkins University and an M.B.A. from the University of Chicago. The Board believes that Mr. Hull’s formal education, his position as President and CEO of the Company, his in-depth knowledge of the Company’s businesses and industry, and his demonstrated leadership over the course of his successful career provide Mr. Hull with the appropriate attributes to serve on the Board and enable him to make valuable contributions to the Board and to the Company.

Armin M. Kessler, has served as a director of the Company since November 2002. Mr. Kessler served as Chief Operating Officer of Hoffman-La Roche in Basel, Switzerland from 1990 to 1995. Prior to being appointed Chief Operating Officer, Mr. Kessler held several senior positions at Hoffman-La Roche, including head of the diagnostics and pharmaceutical divisions of the organization. Earlier positions in his career included Director of Pharmaceutical Marketing Worldwide for Novartis AG (formerly Sandoz Ltd.) and President of Sandoz KK in Tokyo. Mr. Kessler currently serves on the board of directors of two other public companies, Actelion Pharmaceuticals Ltd., a Swiss publicly traded company, and The Medicines Company, and one private company, MedGenesis Therapeutix. Mr. Kessler has also served on the boards of Hoffman-La Roche, Syntex Chemicals Inc., PRA International, Inc., Spectrum Pharmaceuticals, Inc., Genentech, Inc. and CroMedica International, Inc. Mr. Kessler received a degree in physics and chemistry from Pretoria University in South Africa, a degree in chemical engineering from the University of Cape Town, South Africa, a J.D. from Seton Hall University, and a Dr.h.c. in business administration from the University of Pretoria. The Board believes that Mr. Kessler’s formal education, international business success and demonstrated leadership, including while serving as the former Chief Operating Officer of Hoffman-La Roche, and his current and former participation on numerous public company boards of directors, provide Mr. Kessler with the appropriate attributes to serve on the Board and enable him to make valuable contributions to the Board and to the Company.

Lucy Shapiro, Ph.D., has served as a director of the Company since May 2008. Dr. Shapiro currently serves as the Virginia and D.K. Ludwig Professor of Cancer Research and the Director of the Beckman Center for Molecular and Genetic Medicine at Stanford University’s School of Medicine, where she has served as a faculty member since 1989. Dr. Shapiro is a co-founder and director of Anacor Pharmaceuticals, a privately held biopharmaceutical company developing novel small-molecule therapeutics to treat infectious and inflammatory diseases. From 1989 to 1997, Dr. Shapiro was the founding Chair of Stanford University’s Department of Developmental Biology. From 1986 to 1989, Dr. Shapiro served as Chair of the Department of Microbiology in the College of Physicians and Surgeons of Columbia University. Dr. Shapiro has been elected to the National Academy of Sciences, the American Academy of Microbiology, the American Academy of Arts and Sciences and the Institute of Medicine of the National Academy of Sciences for her work in the fields of molecular biology and microbiology. Dr. Shapiro was elected to the American Philosophical Society and received the Selman A. Waksman Award from the National Academy of Sciences in 2005, the Canada Gairdner International Award in 2009, the John Scott Award in 2009 and the Abbott-ASM Lifetime Achievement Award in 2010. Dr. Shapiro previously served as a non-executive director of GlaxoSmithKline plc from 2001 to 2006. Dr. Shapiro received a B.A. from Brooklyn College and a Ph.D. in Molecular Biology from the Albert Einstein College of Medicine. The Board believes Dr. Shapiro’s formal education, significant expertise in the biotechnology industry, professional accomplishments and her former membership on the board of directors of GlaxoSmithKline provide Dr. Shapiro with the appropriate attributes to serve on the Board and enable her to make valuable contributions to the Board and to the Company.

INFORMATION REGARDING THE BOARD OF DIRECTORS
AND CORPORATE GOVERNANCE

Independence of the Board of Directors

As required under The NASDAQ Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the Board. The Board consults with the Company’s legal counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent Nasdaq listing standards, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent registered public accounting firm, the Board affirmatively determined that the following directors are independent directors within the meaning of the applicable Nasdaq listing standards: John W. Brown, Armin M. Kessler, John C. Martin, Ph.D., Brian A. McNamee, M.B.B.S., Phillip M. Schneider, Lucy Shapiro, Ph.D., Abraham D. Sofaer and Patrick J. Sullivan. In making these determinations, the Board found that none of the directors or nominees for director, other than Mr. Nordhoff and Mr. Hull, has a material or other disqualifying relationship with the Company.

Mr. Nordhoff is currently precluded from being classified as an independent director by virtue of his former employment as the Company’s CEO until his retirement from that position in May 2009. Mr. Hull is precluded from being classified as an independent director by virtue of his current employment as the Company’s President and CEO.

Meetings of the Board of Directors

The Board met eight times during 2010. All directors attended at least 75% or more of the aggregate of the meetings of the Board and of the Board committees on which they served, held during the period for which they were directors or committee members. In addition, during 2010 the Company’s independent directors met in regularly scheduled executive sessions at which only independent directors were present, consistent with applicable Nasdaq listing standards. Persons interested in communicating with the independent directors regarding their concerns or issues may address correspondence to a particular director or to the independent directors generally, in care of Gen-Probe Incorporated, Attention: Corporate Secretary, 10210 Genetic Center Drive, San Diego, California 92121.

Board Leadership Structure and Role in Risk Oversight

Leadership Structure

Mr. Nordhoff, who retired as the Company’s CEO in May 2009, currently serves as the Company’s Chairman of the Board. Mr. Hull currently serves as a director and as the Company’s President and CEO. Mr. Kessler currently serves as the Board’s Lead Independent Director. Pursuant to the Company’s Corporate Governance Guidelines, the duties of the Company’s Lead Independent Director include, to the extent appropriate and in consultation with the Chairpersons of the appropriate Board committees: leading the process of evaluating the Board with the coordination of the Nominating and Corporate Governance Committee; coordinating the agenda for all Board meetings and leading executive sessions of the Board’s independent directors; and facilitating communications between members of the Board and the Chairman and/or CEO. The Lead Independent Director also serves as the Vice Chairman of the Board in the absence of the Chairman of the Board.

The Board believes this leadership structure is appropriate because it permits Mr. Nordhoff to focus his attention on leading the Board in his role as Chairman, while allowing Mr. Hull to focus his attention on leading the Company and managing its business. In addition, the Board believes the designation of a Lead Independent Director is appropriate and reinforces the independence of the Board and its oversight of the business and affairs of the Company, given that Mr. Nordhoff does not currently qualify as an independent director under applicable Nasdaq rules as a result of his prior employment by the Company.

The Board’s Role in Risk Oversight

The Board, with the participation and assistance of the Audit Committee and, with respect to the risks, if any, related to the Company’s compensation programs, the Compensation Committee, oversees management’s design and operation of risk management and determines whether management has established effective processes for identifying and mitigating risks. The Company’s Disclosure Committee, comprised of certain select members of management, is responsible for the identification, evaluation and management of key risks, subject to Board oversight. The Disclosure Committee also has responsibility for reporting risk management activities to the Board on a regular basis. The Company’s risk management function, which exists within the Company’s finance department, monitors and coordinates the Company’s risk management process. The Company’s internal audit department assists both management and the Board by examining, evaluating, reporting and recommending improvements on the adequacy and effectiveness of the Company’s risk management processes.

We have developed a written risk assessment, which identifies and prioritizes risks facing the Company pursuant to an established framework. The Disclosure Committee currently meets on a quarterly basis to identify and prioritize risks and mitigating factors, as well as develop and implement an appropriate action plan to ensure identified risks are being adequately addressed. This written risk assessment is provided to the Board on at least an annual basis for review and comment.

In addition, the Compensation Committee considers, in establishing and reviewing the Company’s overall executive compensation program, whether the program encourages taking unnecessary or excessive risks. During the first quarter of 2011, management, with the input of the Company’s human resources and legal departments, reviewed the Company’s compensation practices and policies to identify whether they believed these practices and policies created excessive or unnecessary risks. Their findings were presented to the Compensation Committee and the Board for consideration. After consideration of the information presented, the Compensation Committee and the Board concluded that the Company’s overall executive compensation program does not encourage unnecessary or excessive risk taking.

Information Regarding Committees of the Board of Directors

During 2010, the Board had five committees: an Audit Committee; a Compensation Committee; a Nominating and Corporate Governance Committee; a Special Awards Committee; and a Special Transactions Committee. The following table provides membership information as of December 31, 2010 and meeting information for fiscal 2010 for each of these Board committees:

Committee Members	Audit		Compensation		Governance		Awards		Transactions

John W. Brown			X
Carl W. Hull							X		X
Armin M. Kessler			X	*	X				X
John C. Martin, Ph.D.	X	(1)	X
Brian A. McNamee, M.B.B.S.(2)					X				X
Henry L. Nordhoff									X
Phillip M. Schneider	X	*	X
Lucy Shapiro, Ph.D.					X
Abraham D. Sofaer	X				X	*
Patrick J. Sullivan(3)	X
Total meetings in 2010	5		6		4		0	(4)	1

*	Committee Chairman

(1)	Dr. Martin voluntarily resigned as a member of the Audit Committee effective as of January 18, 2011.

(2)	Dr. McNamee was elected as a director by the Board in March 2010. Our stockholders ratified Dr. McNamee’s election to the Board in May 2010 at the Company’s 2010 Annual Meeting of Stockholders. Dr. McNamee was appointed to the Company’s Nominating and Corporate Governance Committee in May 2010. In January 2011, Dr. McNamee informed the Company that he would not stand for re-election at the Annual Meeting.

(3)	Mr. Sullivan was elected as a director by the Board in September 2010. Mr. Sullivan was appointed to the Company’s Audit Committee in November 2010.

(4)	The Special Awards Committee acted only by written consent during 2010.

Below is a description of each committee of the Board. The Board has determined that, except as specifically described below, each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee of the Board was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance, and assesses the qualifications, of the Company’s independent registered public accounting firm; determines and approves the engagement of the Company’s independent registered public accounting firm; determines whether to retain or terminate the Company’s existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviews and approves the retention of the Company’s independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the Company’s independent registered public accounting firm on the Company’s audit engagement team as required by law; reviews and approves or rejects transactions between the Company and any related persons; confers with management and the Company’s independent registered public accounting firm regarding the effectiveness of internal control over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; meets to review the Company’s annual audited financial statements and quarterly financial statements with management and the Company’s independent registered public accounting firm; reviews the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” portion of the Company’s periodic filings with the SEC; reviews the financial statements to be included in the Company’s Annual Reports on Form 10-K; reviews earnings releases and financial information and guidance prior to public dissemination; oversees the internal audit function of the Company; and discusses with management and the Company’s independent registered public accounting firm the results of the annual audits and the results of the Company’s quarterly financial statements. Three directors currently comprise the Audit Committee: Mr. Schneider (Chairman); Mr. Sofaer and Mr. Sullivan. Mr. Sullivan was designated by the Board as a member of the Audit Committee in November 2010. Dr. Martin voluntarily resigned as a member of the Audit Committee effective January 18, 2011. The Audit Committee has adopted a written charter that is available to stockholders on the Company’s website at www.gen-probe.com.

The Board annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A) of the Nasdaq Listing Rules). The Board has determined that Mr. Schneider qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Schneider’s level of knowledge and experience based on a number of factors, including his formal education and his experience as the chief financial officer for a public reporting company. In addition to the Company’s Audit Committee, Mr. Schneider also serves as Chairman of the Audit Committee of Arena Pharmaceuticals, Inc. In addition to the Company’s Audit Committee, Mr. Sofaer also serves on the Audit Committee of Rambus, Inc., and as Chairman of the Audit Committee of the Koret Foundation. In addition to the Company’s Audit Committee, Mr. Sullivan serves on the Audit Committee of PerkinElmer, Inc. The Board has determined that such simultaneous service does not impair the ability of any Audit Committee member to effectively serve on the Company’s Audit Committee.

Report of the Audit Committee of the Board of Directors

Each member of the Audit Committee is an independent director as determined by the Board, based on applicable Nasdaq listing rules. Each member of the Audit Committee also satisfies the SEC’s additional independence requirements for members of audit committees.

The Audit Committee has adopted, and annually reviews, a charter outlining the practices it follows. The charter specifies that the primary purpose of the Audit Committee is to assist the Board in its oversight of:

•	the adequacy of the Company’s internal controls, corporate accounting, financial reporting practices and audits of financial statements;

•	the quality, integrity and reliability of the Company’s financial statements and financial reports to the public;

•	the performance of the Company’s internal audit function; and

•	the independence, qualifications and performance of the Company’s independent registered public accounting firm.

In carrying out these responsibilities, the Audit Committee, among other things:

•	monitors the preparation of quarterly and annual financial reports by the Company’s management;

•	supervises the relationship between the Company and its independent registered public accounting firm, including: having direct responsibility for their appointment, compensation and retention; reviewing the scope of their audit services; approving audit and non-audit services; and confirming the independence of the Company’s independent registered public accounting firm; and

•	oversees management’s implementation and maintenance of effective systems of internal and disclosure controls, including review of the Company’s policies relating to ethics and conflicts of interests and review of the Company’s internal auditing program.

The Audit Committee met five times during 2010. The Audit Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. The Audit Committee’s agenda is established by the Audit Committee’s Chairman and the Company’s Director of Internal Audit. Audit Committee meetings include discussion of significant accounting policies applied by the Company in its financial statements, as well as any alternative treatments. In addition, Audit Committee meetings include, whenever appropriate, executive sessions in which the Audit Committee meets separately with the Company’s independent registered public accounting firm, the Company’s Director of Internal Audit and the Company’s Chief Financial Officer.

The Audit Committee has been updated quarterly on management’s process to assess the adequacy of the Company’s system of internal control over financial reporting, the framework used to make the assessment, and management’s conclusions on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee has also discussed with the Company’s independent registered public accounting firm the Company’s internal control assessment process, management’s assessment with respect thereto and the independent registered public accounting firm’s evaluation of the Company’s system of internal control over financial reporting.

The Company has an internal audit department that reports to the Audit Committee. The Audit Committee reviews and approves the internal audit plan once a year and receives periodic updates of internal audit activity in meetings held at least quarterly throughout the year. Updates include discussion of audit project results, including the assessment of internal controls.

The Audit Committee engaged Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2010, and reviewed with senior members of the Company’s financial management team, the Company’s independent registered public accounting firm, and the Director of Internal Audit, the overall audit scope and plans and the results of internal and external audit examinations. Although the Audit Committee has the sole authority to appoint the Company’s independent registered public accounting firm, the Audit Committee will continue its long-standing practice of recommending that the Board ask the Company’s stockholders to ratify the appointment of the Company’s independent registered public accounting firm at the Annual Meeting.

As part of its oversight of the Company’s financial statements, the Audit Committee reviews and discusses with both management and the Company’s independent registered public accounting firm all annual and quarterly financial statements prior to their issuance. During fiscal 2010, management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles (“GAAP”), and reviewed significant accounting and disclosure issues with the Audit Committee. These reviews included discussion with the Company’s independent registered public accounting firm of matters required to be discussed pursuant to Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T (including any successor rule adopted by the PCAOB), including the quality of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also discussed with Ernst & Young LLP matters relating to its independence, including a review of audit and non-audit fees and the written disclosures and letter from Ernst & Young LLP to the Audit Committee pursuant to applicable requirements of the PCAOB. The Audit Committee has concluded that Ernst & Young LLP’s provision of audit and non-audit services to the Company and its affiliates is compatible with Ernst & Young LLP’s independence.

Taking all of these reviews and discussions into account, on February 9, 2011, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the SEC.

AUDIT COMMITTEE

Phillip M. Schneider, Chairman
Abraham D. Sofaer
Patrick J. Sullivan

Compensation Committee

The Compensation Committee is comprised of four directors: Mr. Kessler (Chairman); Mr. Brown; Dr. Martin; and Mr. Schneider. All members of the Company’s Compensation Committee are independent directors who are not current or former employees of the Company or its subsidiaries. Please see the Company’s Compensation Discussion and Analysis (the “CD&A”) for more information regarding the duties and authority of the Compensation Committee. The Compensation Committee also reviews the CD&A with management and considers whether to recommend that it be included in our proxy statement. The Compensation Committee has adopted a written charter that is available to stockholders on the Company’s website at www.gen-probe.com.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets at least once quarterly and with greater frequency if necessary. The Compensation Committee met six times during 2010. The agenda for each meeting is usually developed by the Chairman of the Compensation Committee, in consultation with the Company’s Senior Vice President, Human Resources and the Company’s General Counsel. The Compensation Committee meets regularly in executive session. From time to time, various members of management and other employees, as well as outside advisors or consultants, may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. Our President and CEO may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

The Compensation Committee has engaged Compensia as its compensation consultant since 2005. Over the course of its engagement, Compensia has assisted the Compensation Committee in:

•	evaluating the efficacy of the Company’s existing compensation strategy and practices in supporting and reinforcing the Company’s long-term strategic goals; and

•	refining the Company’s compensation strategy and developing and implementing an executive compensation program to execute that strategy.

As part of its engagement, the Compensation Committee has directed Compensia to develop and update as appropriate a comparative group of peer companies for the Compensation Committee’s approval and to perform analyses of competitive performance and compensation levels for that group. Compensia has also conducted individual interviews with members of senior management and the Compensation Committee to learn more about the Company’s business operations and strategy, key performance metrics and strategic goals, as well as the labor markets in which the Company competes. Compensia ultimately develops recommendations and metrics that are presented to the Compensation Committee for its consideration. The Company does not have any relationship or arrangement with Compensia other than the Compensation Committee’s engagement of Compensia as its compensation consultant.

Historically, the Compensation Committee has made the most significant adjustments to annual compensation and determined bonus awards for executive officers of the Company, and established new financial and other corporate performance objectives for executive compensation purposes, at one or more meetings held during the first quarter of the year. Prior to 2010, the Compensation Committee generally made determinations regarding the grant of annual equity incentive awards to Company employees at a meeting held in the third quarter of the year. Commencing in 2010, the Compensation Committee transitioned to making determinations regarding the grant of annual equity incentive awards to Company employees at a meeting held during the first quarter of the year. This transition, which is discussed in greater detail in the CD&A below, resulted from the Compensation Committee’s decision not to grant restricted stock awards with only time-based vesting provisions, and instead grant stock awards to Company officers and other senior Company employees that incorporate performance-based vesting provisions in addition to the time-based vesting provisions incorporated in prior restricted stock awards. The Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of, and any risks relating to, the Company’s compensation strategies, policies and practices, potential modifications to those strategies, policies and practices, and new trends, plans or approaches to compensation, at various meetings held throughout the year.

Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of financial and other corporate performance objectives for the current year. For executive officers other than our President and CEO, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Compensation Committee by our President and CEO. In the case of our President and CEO, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as equity awards to be granted. For all executive officers and directors, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executive officers in various hypothetical scenarios, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels, and the recommendations of Compensia, including analyses of executive and director compensation paid at other peer group companies. The specific determinations of the Compensation Committee with respect to executive compensation for the fiscal year ended December 31, 2010 are described in greater detail in the CD&A section of this proxy statement.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between any member of the Compensation Committee and any member of any other company’s board of directors or compensation committee. No member of the Compensation Committee is, or was during the fiscal year ended December 31, 2010, an officer or employee of the Company or any of its subsidiaries or was formerly an officer of the Company or any of its subsidiaries.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the CD&A contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the CD&A be included in this proxy statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

COMPENSATION COMMITTEE

Armin M. Kessler, Chairman
John W. Brown
John C. Martin, Ph.D.
Phillip M. Schneider

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board is responsible for: identifying, reviewing and evaluating candidates to serve as directors of the Company consistent with criteria approved by the Board; recommending to the Board candidates for election to the Board; making recommendations to the Board regarding the membership of the committees of the Board; facilitating the Board’s assessment of the performance of management and the Board; providing recommendations to the Board in connection with the Board’s consideration of directors who may be nominated for re-election by the Company’s stockholders; and reviewing the interests, independence and experience of individual directors and the independence and experience requirements of Nasdaq, SEC rules and regulations and other applicable laws. The Nominating and Corporate Governance Committee also has responsibility for reviewing the Company’s corporate governance principles and making recommendations to the Board for modifications of those principles.

Four directors currently comprise the Nominating and Corporate Governance Committee: Mr. Sofaer (Chairman); Mr. Kessler; Dr. McNamee and Dr. Shapiro. Dr. McNamee was designated by the Board to serve on the Nominating and Corporate Governance Committee in May 2010. As noted above, Dr. McNamee informed the Company in January 2011 that he will not stand for re-election at the Annual Meeting. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq Listing Rules). The Nominating and Corporate Governance Committee met four times during 2010. The Nominating and Corporate Governance Committee has adopted a written charter that is available to stockholders on the Company’s website at www.gen-probe.com.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. In addition, the Nominating and Corporate Governance Committee generally discourages directors from serving on more than four other public company boards, and will consider the number of such boards on which a prospective nominee is a member when formulating its Board membership recommendations. The Nominating and Corporate Governance Committee also considers such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee may also consider Board diversity, which the Committee views broadly to mean, among other attributes, a director’s or nominee’s educational, professional and personal background, experience, skills, disciplines, age, accomplishments and viewpoints, and such other factors as the Committee deems appropriate, given the current needs of the Board and the Company, with the goal of maintaining an overall balance of knowledge, experience and capability among the Board as a collective body.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews each director’s overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair each director’s independence. To identify relationships and transactions that might impair such director’s independence, the Nominating and Corporate Governance Committee relies on information supplied to the Company’s legal department by the Company’s executive officers and directors in the form of responses to annual questionnaires. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee may engage, if it deems appropriate, a professional search firm to help identify new director candidates or may follow up on suggestions received from members of the Board or other sources. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee

meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote. To date, the Nominating and Corporate Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates.

To date, the Board has not received from a stockholder, or any group of stockholders holding more than 5% of the Company’s voting stock, a timely nomination of a candidate for election as a director at any annual meeting. The Nominating and Corporate Governance Committee is not obligated to consider director candidates recommended by stockholders, but it may do so in its discretion if it believes consideration of a candidate would be in the Company’s best interests. The Nominating and Corporate Governance Committee believes that it is in the best position to identify, review, evaluate and select qualified candidates for Board membership, based on the comprehensive criteria for Board membership approved by the Board.

In addition to reviewing and evaluating incumbent directors and the performance of the Board, as well as recommending to the Board candidates for election to the Board, the Nominating and Corporate Governance Committee is primarily responsible for reviewing and evaluating the Company’s corporate governance policies and practices for compliance with applicable SEC and Nasdaq rules, and providing recommendations to the Board for the continued implementation of good corporate governance practices. The Board has documented the Company’s corporate governance practices in a set of Corporate Governance Guidelines, and certain of the recent recommendations of the Nominating and Corporate Governance Committee for the implementation of good corporate governance practices are described below under the heading “Corporate Governance Guidelines.”

Special Awards Committee

The Special Awards Committee of the Board is responsible for making the final determination of specific grants of equity awards to certain individual non-officer employees of the Company pursuant to guidelines and terms established by the Compensation Committee. The purpose of the delegation of authority to the Special Awards Committee is to enhance the flexibility of equity incentive grants within the Company and to facilitate the timely grant of options to newly-hired and promoted employees, other than officers. Mr. Hull served as the sole member of the Special Awards Committee during 2010. Mr. Hull is not independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq Listing Rules) by virtue of his employment as the Company’s President and CEO. The Special Awards Committee acted by unanimous written consent 12 times during 2010.

Special Transactions Committee

The Board established a Special Transactions Committee effective May 12, 2010, which was primarily responsible for considering matters related to the Company’s equity investment in and collaboration with Pacific Biosciences of California, Inc. Four directors comprised the Special Transactions Committee during 2010: Mr. Hull, Mr. Kessler, Dr. McNamee and Mr. Nordhoff. All members of the Company’s Special Transactions Committee, except for Mr. Nordhoff and Mr. Hull, were independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq Listing Rules). The Special Transactions Committee met one time during 2010.

Stockholder Communications with the Board of Directors

Stockholders interested in communicating with the Board or the Board’s independent directors regarding their concerns or issues may address correspondence to the Corporate Secretary, Gen-Probe Incorporated, 10210 Genetic Center Drive, San Diego, California 92121. Stockholder correspondence will be delivered by the Corporate Secretary to the Chairman of the Nominating and Corporate Governance Committee. The Corporate Secretary has the authority to disregard mass mailings, advertisements, and other materials not relevant to the Company’s business.

Code of Ethics

The Company has adopted the Gen-Probe Incorporated Code of Ethics that applies to all officers, directors and employees. The Code of Ethics is available on our website at www.gen-probe.com. If the Company makes any substantive amendments to the Code of Ethics or grants any waiver from a provision of the Code of Ethics to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

Open Door Policy

The Company has adopted an Open Door Policy for Reporting Complaints regarding accounting, auditing and other matters to facilitate the receipt, retention and treatment of complaints regarding misconduct, illegal activities or fraud, including any accounting, internal accounting controls or auditing matters, or violations of federal or state laws or the Company’s Code of Ethics.

Corporate Governance Guidelines

In November 2003, following the receipt of a recommendation by the Nominating and Corporate Governance Committee, the Board originally approved the governance practices to be followed by the Company by adopting Corporate Governance Guidelines. The Corporate Governance Guidelines were adopted by the Board to, among other things, reflect changes to the Nasdaq listing standards and SEC rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002. The guidelines are designed to ensure that the Board will have the necessary authority and practices in place to review and evaluate the Company’s business operations as needed and to make decisions that are independent of the Company’s management. The guidelines are also intended to align the interests of directors and management with those of the Company’s stockholders. The Corporate Governance Guidelines set forth the practices the Board follows with respect to Board composition and selection, Board meetings and involvement of senior management, CEO performance evaluation and succession planning, and Board committees and compensation. The Corporate Governance Guidelines may be viewed at www.gen-probe.com.

The Board believes that good corporate governance practices promote the principles of fairness, transparency, accountability and responsibility and will ensure that the Company is managed for the long term benefit of its stockholders. During the past several years, the Nominating and Corporate Governance Committee has continued to review our corporate governance policies and practices and compare them to those suggested by various authorities in corporate governance and the practices of other public companies, and has recommended to the Board the adoption of various corporate governance improvements. Based on this review, the Nominating and Corporate Governance Committee and the Board have taken the following actions to continue our implementation of good corporate governance practices:

•	In September 2006, the Nominating and Corporate Governance Committee recommended the approval of, and the Board approved, an amendment to accelerate the termination of the Company’s stockholder rights plan from September 2012 to November 30, 2006. As a result, the rights plan, which was originally adopted in September 2002, was terminated effective as of November 30, 2006;

•	In September 2006, the Nominating and Corporate Governance Committee recommended the adoption of, and the Board adopted, a stock ownership policy for directors and officers of the Company that, subject to a phase-in period, requires these individuals to maintain ownership of Company stock equal to between one and three times their annual salary or director retainer, as applicable, depending on position;

•	In February 2007, the Nominating and Corporate Governance Committee recommended the amendment of, and the Board amended, the Company’s Bylaws to change the voting standard for the election of directors from a plurality to a majority vote in uncontested director elections;

•	In February 2007, the Nominating and Corporate Governance Committee adopted a policy which generally discourages directors from serving on more than four other public company boards, and provides that the Nominating and Corporate Governance Committee will consider the number of such boards on which a prospective nominee is a member when formulating its Board membership recommendations;

•	In February 2009, the Nominating and Corporate Governance Committee recommended the amendment of, and the Board amended, the Company’s Corporate Governance Guidelines to provide that any future election of a new director by the Board must be submitted to the Company’s stockholders for ratification at the next regularly scheduled annual meeting of stockholders; and

•	In December 2009, the Nominating and Corporate Governance Committee recommended the amendment of, and the Board amended, the Company’s Corporate Governance Guidelines to provide for the annual assessment of the Board’s performance as a group, the performance of each individual director, and the performance of each committee of the Board. Previously, the Company’s Corporate Governance Guidelines provided for the annual assessment of the Board’s performance as a group, the performance of each director subject to re-nomination in connection with the Company’s next annual meeting of stockholders, and the performance of each committee of the Board.

Under the majority vote standard applicable to the Company’s director elections, a director must receive the affirmative vote of a majority of the shares cast in the election of directors, except that directors shall be elected by a plurality of the votes cast if the number of director nominees exceeds the number of directors to be elected. A majority of the votes cast means that the number of shares voted “For” a director nominee must exceed 50% of the number of votes cast with respect to that director’s election.

Under Delaware law, an incumbent director who fails to receive the required vote “holds over,” or continues to serve as a director, until his or her successor is elected and qualified. Consequently, in order to address the “hold over” issue, the Company’s Amended and Restated Bylaws require that if a nominee who already serves as a director is not re-elected, and no successor is elected, the director shall tender his or her resignation to the Board. The Nominating and Corporate Governance Committee will make a recommendation to the Board as to whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. A director who tenders his or her resignation will not participate in the recommendation of the Nominating and Corporate Governance Committee or in the Board’s decision with respect to his or her resignation. If the failure of a nominee to be elected at the annual meeting results in a vacancy on the Board, that vacancy may be filled by action of the Board. The Amended and Restated Bylaws of the Company are available through our periodic filings with the SEC, which can be viewed through our website at www.gen-probe.com.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information regarding all of the Company’s equity compensation plans in effect as of December 31, 2010.

			Number of Securities
			Remaining Available for
	Number of Securities		Issuance Under
	to be Issued Upon	Weighted-Average	Equity Compensation
	Exercise of	Exercise Price of	Plans (Excluding
	Outstanding Options,	Outstanding Options,	Securities Reflected in
Plan Category	Warrants and Rights	Warrants and Rights	Column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders	5,638,046	$48.84	1,614,209	(1)
Equity compensation plans not approved by security holders(2)	61,318	$40.75	65,444

Total	5,699,364	$46.56	1,679,653

(1)	Includes 1,360,482 shares of common stock and 253,727 shares of common stock available for future issuance under the 2003 Plan and the Company’s Employee Stock Purchase Plan (the “ESPP”), respectively, as of December 31, 2010.

(2)	Consists of shares of common stock issuable under the Company’s 2002 New Hire Stock Option Plan (the “2002 Plan”), which at the time of adoption did not require the approval of, and has not been approved by, the Company’s stockholders. See the description below of the 2002 Plan.

The following equity compensation plan of the Company was in effect as of December 31, 2010 and was adopted without approval of the Company’s stockholders.

Description of the 2002 Plan

General Nature and Purposes of the 2002 Plan.  The principal purposes of the 2002 Plan are to provide incentives for certain employees of the Company and its subsidiaries through granting of options (the “2002 Plan Awards”), thereby stimulating optionees’ personal and active interest in the Company’s development and financial success, and inducing them to remain in the Company’s employ. The 2002 Plan was approved by the Board on November 11, 2002, without approval by the Company’s stockholders. The Company has not issued options under the 2002 Plan since March 2004.

A brief description of the principal features of the 2002 Plan follows and is qualified in its entirety by the terms of the 2002 Plan, as amended, which was filed with the SEC on February 23, 2007 as an exhibit to the Company’s Annual Report on Form 10-K.

Eligibility.  2002 Plan Awards may be granted only to newly hired employees of the Company, including newly hired officers or employee directors of the Company, who have not previously been employed by the Company.

Administration of the Plan.  The 2002 Plan is administered by the Compensation Committee of the Board (or another committee or a subcommittee of the Board assuming the functions of the Compensation Committee under the 2002 Plan) (for purposes of this summary of the 2002 Plan only, the “Committee”). The Committee consists of at least two members of the Board, each of whom is a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act (“Rule 16b-3”), and an “outside director” for purposes of Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”). Subject to the terms and conditions of the 2002 Plan, the Committee has the authority to select the persons to whom 2002 Plan Awards are to be made, to determine the number of shares subject to such awards and the terms and conditions thereof, and to make all other determinations and to take all other actions necessary or advisable for the administration of the 2002 Plan. The Committee is also authorized to adopt, amend, interpret and revoke rules relating to the administration of the 2002 Plan.

Securities Subject to the 2002 Plan.  The aggregate number of shares of common stock authorized for issuance upon exercise of options granted under the 2002 Plan was 200,000 as of the date the 2002 Plan was adopted. In September 2003, the 200,000 share reserve authorized for issuance under the 2002 Plan was adjusted to 400,000 shares to reflect the Company’s 2-for-1 stock split implemented as a 100% stock dividend.

The shares available under the 2002 Plan upon exercise of stock options may be either previously unissued shares or treasury shares. The Committee has the discretion to make appropriate adjustments in the number of securities subject to the 2002 Plan and to outstanding 2002 Plan Awards to reflect dividends or other distributions; a reorganization, merger or consolidation of the Company; a combination, repurchase, liquidation or dissolution of the Company; a disposition of all or substantially all of the assets of the Company or exchange of common stock or other securities of the Company; or other similar corporate transaction or event (an “extraordinary corporate event”). The 2002 Plan provides for automatic adjustments in the number of securities subject to the 2002 Plan and to outstanding 2002 Plan Awards to reflect a non-reciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large non-recurring cash dividend, that affects the shares of the Company’s common stock (or other securities of the Company) or the share price of the common stock (or other securities of the Company) and causes a change in the per share value of the common stock underlying outstanding awards.

If any portion of a 2002 Plan Award terminates or lapses unexercised, or is canceled upon grant of a new 2002 Plan Award (which may be at a higher or lower exercise price than the 2002 Plan Award so canceled), the shares which were subject to the unexercised portion of such 2002 Plan Award will continue to be available for issuance under the 2002 Plan.

Term of the 2002 Plan and Amendments.  The 2002 Plan will expire on November 10, 2012, unless earlier terminated. The 2002 Plan may be amended, modified, suspended or terminated by the Committee or the Board. Amendments of the 2002 Plan will not, without the consent of the participant, affect such person’s rights under any outstanding 2002 Plan Award, unless the 2002 Plan Award agreement governing such 2002 Plan Award itself otherwise expressly so provides.

Payment for Shares.  The exercise price for all 2002 Plan Awards, together with any applicable tax required to be withheld, must be paid in full in cash at the time of exercise or the Committee may, in its sole and absolute discretion, (i) allow a delay in payment up to 30 days from the date the option is exercised, (ii) allow payment, in whole or in part, through the delivery of shares of common stock which have been held by the holder for at least six months, (iii) allow payment, in whole or in part, through the surrender of shares of common stock then issuable upon exercise of the option having a fair market value on the date of option exercise equal to the aggregate exercise price of the option or exercised portion thereof, (iv) allow payment, in whole or in part, through the delivery of a notice that the holder has placed a market sell order with respect to shares of common stock then issuable upon exercise of the option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the option exercise price; provided, that the payment of such proceeds is then made to the Company upon settlement of such sale, and (v) allow payment through any combination of the consideration provided in the foregoing subparagraphs (ii), (iii) and (iv).

Awards under the 2002 Plan.  The 2002 Plan provides that the Committee may grant or issue nonqualified stock options (“NQSOs”). NQSOs provide for the right to purchase common stock at the fair market value on the grant date and usually will become exercisable (in the discretion of the Committee) in one or more installments after the grant date, subject to the participant’s continued provision of services to the Company. NQSOs may be granted for any term specified by the Committee, provided that the term may not exceed 10 years.

Agreements; Consideration to the Company.  The terms and conditions of each 2002 Plan Award, including the date on which such 2002 Plan Award first becomes exercisable and on which it expires, will be set forth in a separate agreement with the person receiving the 2002 Plan Award. The agreements generally will provide that 2002 Plan Awards expire upon termination of the participant’s status as an employee, although the Committee may provide that 2002 Plan Awards granted to employees continue to be exercisable following a termination without cause, or following a “Change in Control” of the Company, as defined below, or because of the grantee’s retirement, death, disability or otherwise.

General Terms of 2002 Plan Awards

Non-Assignability.  2002 Plan Awards may not be assigned or transferred by the grantee, except by will, the laws of descent and distribution or pursuant to a qualified domestic relations order, although the shares of common stock underlying such 2002 Plan Awards may be transferred if all applicable restrictions have lapsed. During the lifetime of the holder of any 2002 Plan Award, the 2002 Plan Award may be exercised only by the holder. Notwithstanding the foregoing, the Committee may grant NQSOs that may be assigned or transferred, subject to certain conditions, to “permitted transferees,” which include a child, grandchild, parent, spouse, niece or nephew of the holder.

Extraordinary Corporate Events.  The Committee has discretion under the 2002 Plan to provide that 2002 Plan Awards will expire at specified times following, or become exercisable in full upon, the occurrence of certain specified “extraordinary corporate events;” and in such event the Committee may also give optionees the right to exercise their outstanding NQSOs in full during some period prior to such event, even though the NQSOs have not yet become fully exercisable.

Effect of Change in Control.  Notwithstanding anything in the 2002 Plan or the provisions of any 2002 Plan Award to the contrary, in the event of a Change in Control (as defined below), each outstanding 2002 Plan Award shall, immediately prior to the effective date of the Change in Control, automatically become exercisable for all of the shares of common stock at the time subject to such 2002 Plan Award and may be exercised for any or all of the shares of common stock subject to the 2002 Plan Award.

For purposes of the 2002 Plan, “Change in Control” means a change in ownership or control of the Company effected through any of the following transactions: (a) any person or related group of persons (other than the Company or a person that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of

Rule 13d-3 under the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer for securities of the Company; (b) there is a change in the composition of the Board over a period of thirty-six (36) consecutive months (or less) such that a majority of the Board members (rounded up to the nearest whole number) ceases, by reason of one or more proxy contests for the election of Board members, to be comprised of individuals who either (i) have been Board members continuously since the beginning of such period or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board; (c) a merger or consolidation of the Company with any other corporation (or other entity), other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or another entity) more than 66 2/3% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 25% of the combined voting power of the Company’s then outstanding voting securities shall not constitute a Change in Control; or (d) a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

Transfer Restrictions.  The Committee, in its discretion, may impose such restrictions on the transferability of the shares purchasable upon the exercise of an NQSO as it deems appropriate. Any such other restriction shall be set forth in the respective 2002 Plan Award agreement and may be referred to on the certificates evidencing such shares.

Withholding Tax Obligations.  As a condition to the issuance or delivery of stock pursuant to the exercise of a 2002 Plan Award granted under the 2002 Plan, the Company requires participants to discharge applicable withholding tax obligations. Shares held by or to be issued to a participant may also be used to discharge tax withholding obligations related to the exercise of 2002 Plan Awards, subject to the discretion of the Committee to disapprove such use.

Securities Law.  The 2002 Plan is intended to conform to the extent necessary with all provisions of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act, and any and all regulations and rules promulgated by the SEC thereunder, including without limitation Rule 16b-3. The 2002 Plan will be administered, and options will be granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the 2002 Plan and options granted thereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

PROPOSAL 2

APPROVAL OF THE AMENDMENT AND RESTATEMENT OF
THE COMPANY’S 2003 INCENTIVE AWARD PLAN

In this Proposal 2 (Amendment to the 2003 Plan), we are seeking stockholder approval to amend and restate the 2003 Plan, to increase the number of shares of common stock authorized for issuance thereunder by 2,500,000 shares, to extend the expiration date of the 2003 Plan to June 1, 2020, and to make certain other changes to the 2003 Plan. The Company and the Board believe that your approval of this Proposal 2 will enable us to continue to attract and retain the highest caliber of employees and directors, to link incentive rewards to Company performance, and to align the interests of employees and directors with those of our stockholders.

The History of the 2003 Plan

The Board originally adopted the 2003 Plan in March 2003, subject to stockholder approval. In May 2003, prior to stockholder approval, the Board reduced the number of shares of common stock proposed to be authorized for issuance under the 2003 Plan to 2,500,000 shares. In May 2003, the Company’s stockholders approved the 2003 Plan. In September 2003, the 2,500,000 share reserve authorized for issuance under the 2003 Plan was adjusted to 5,000,000 shares to reflect the Company’s 2-for-1 stock split, which was implemented as a 100% stock dividend.

In February 2006, the Board amended and restated the 2003 Plan (the “Amended and Restated 2003 Plan”), subject to stockholder approval, to increase the number of shares of common stock authorized for issuance under the 2003 Plan by 3,000,000 shares. In May 2006, the Company’s stockholders approved the Amended and Restated 2003 Plan increasing the aggregate number of shares of common stock authorized for issuance under the 2003 Plan from 5,000,000 to 8,000,000 shares.

In November 2006, the Board amended and restated the Amended and Restated 2003 Plan (the “Second Amended and Restated 2003 Plan”) in order to provide for the automatic adjustment of outstanding awards under the 2003 Plan in the event the Company experienced an equity restructuring event (e.g., a stock split, spin-off or recapitalization through a large non-recurring dividend). In addition, the Second Amended and Restated 2003 Plan changed the date for determination of the exercise price of options granted under the 2003 Plan to the market close on the date of the grant, rather than the preceding date. Stockholder approval of this amendment and restatement was not required or sought.

In February 2007, the Board amended and restated the Second Amended and Restated 2003 Plan (the “Third Amended and Restated 2003 Plan”) in order to modify the 2003 Plan to provide that, with respect to future grants under the 2003 Plan, a “Termination” under the 2003 Plan would not occur if an employee continues to serve as a director of the Company after his or her employment with the Company ends. Stockholder approval of this amendment and restatement was not required or sought.

In March 2009, the Board amended and restated the Third Amended and Restated 2003 Plan (the “Fourth Amended and Restated 2003 Plan”), subject to stockholder approval, to increase the number of shares of common stock authorized for issuance under the 2003 Plan by 2,500,000 shares, and adopted certain other amendments to the 2003 Plan. In May 2009, the Company’s stockholders approved the Fourth Amended and Restated 2003 Plan increasing the aggregate number of shares of common stock authorized for issuance under the 2003 Plan from 8,000,000 shares to 10,500,000 shares and making certain other changes to the 2003 Plan.

In March 2011, the Board amended and restated the Fourth Amended and Restated 2003 Plan (the “Fifth Amended and Restated 2003 Plan”), subject to stockholder approval, to (a) increase the number of shares of common stock authorized for issuance under the 2003 Plan by 2,500,000 shares, (b) provide that shares of common stock that were subject to stock-settled stock appreciation rights and were not issued upon settlement or net exercise of such rights may not again be granted or awarded pursuant to the 2003 Plan, and (c) extend the expiration date of the 2003 Plan from March 3, 2013 to June 1, 2020. This Proposal 2, if approved by our stockholders, would (i) increase the aggregate number of shares of common stock authorized for issuance under the 2003 Plan from 10,500,000 shares to 13,000,000 shares, (ii) amend the 2003 Plan to provide that shares of common stock that were subject to stock-settled stock appreciation rights and were not issued upon settlement or net exercise of such rights may not again be granted or awarded pursuant to the 2003 Plan, and (iii) extend the expiration date of the 2003 Plan to June 1, 2020. As of February 28, 2011, 124,582 shares of common stock remained available for future grant under the 2003 Plan.

Our Recent Equity Award Grant Practice under the 2003 Plan

During the 2006 through 2009 fiscal years, we made annual equity award grants to Company employees, including executive officers, in August of each year, which consisted of stock options and, for certain senior level employees, restricted stock awards. All such equity awards included time-based vesting provisions only.

During 2009, the Compensation Committee determined that, in order to further align our executive compensation practices with stockholder interests, we would no longer grant restricted stock awards with only time-based vesting provisions, and instead we would transition to granting stock awards to officers and other senior employees under the 2003 Plan that incorporate performance-based vesting provisions in addition to the time-based vesting provisions that were incorporated into prior restricted stock awards. In connection with this transition, the Compensation Committee also made three corresponding determinations. First, the Compensation Committee determined that the earliest optimal opportunity for the Company to grant performance stock awards to employees would arise in the first quarter of 2010, which would permit alignment between the grant of such awards and the establishment of their associated performance objectives with the adoption of our 2010 business objectives. Second, because moving forward the historical date on which annual equity awards would be made during 2010 from August to February would result in two equity award grants being made less than one year apart (in August 2009 and February 2010), the Compensation Committee determined that the August 2009 equity award grants should be proportionately reduced and pro-rated. Third, based on a review of peer group data, the Compensation Committee determined that grants of equity incentive awards to officers and other senior employees would generally comprise stock options, representing approximately 75% of the total value of the aggregate applicable award, and performance stock awards, representing approximately 25% of the total value of the aggregate applicable award.

In February 2010, the Compensation Committee granted executive officers and certain other senior level employees performance stock awards based on the achievement of specific performance levels related to the Company’s 2010 revenues, earnings per share (“EPS”) and return on invested capital. In the first quarter of 2011, the Compensation Committee determined the number of shares of Company common stock that would be issued to each of the applicable recipients based on actual 2010 performance as measured against those criteria. Please see the CD&A below for a discussion of the shares of Company common stock actually issued to our executive officers and other senior employees based on actual performance pursuant to the performance stock awards granted in February 2010.

In February 2011, the Compensation Committee took three additional actions to further align executive compensation with our long-term stock price performance. First, the Compensation Committee increased the proportion that performance stock awards represent in comparison to total annual equity award value. In February 2010, performance stock awards represented approximately 25% of total equity award value and stock options represented approximately 75%. In contrast, the value of the annual equity awards granted in February 2011 comprised approximately 40% performance stock awards and 60% stock options. Second, the Compensation Committee determined that in 2011 it would seek to incorporate performance criteria into 2011 performance stock awards that directly link the number of shares issued to award recipients to the Company’s relative stock price performance in comparison to an industry index. Performance stock awards granted in 2010 incorporated performance criteria based on independent Company performance in certain financial categories (revenues, EPS and return on invested capital). In contrast, the number of shares ultimately issued to recipients of performance stock awards granted in 2011 will depend on the Company’s relative stock price performance in comparison to the Standard & Poor’s Health Care Equipment Select Industry Index. Third, the Compensation Committee determined that performance stock awards granted in 2011 would be measured over a three-year performance period against this industry index, rather than the one-year performance period used to measure performance stock awards granted in 2010.

Board Recommendation

We currently believe that the proposed increase in share availability under the 2003 Plan will be sufficient for anticipated equity award grants to all eligible Company employees in February 2012 and February 2013. We have not granted equity awards under our 2000 Equity Participation Plan since May 2007 and, effective as of August 2010, we are prohibited from making any additional equity award grants under that plan. In addition, while 65,444 shares remain available for future grant under the 2002 Plan, the Company has not granted stock options under that plan since March 2004 and does not currently anticipate granting additional shares under that plan prior to its termination in November 2012. The Fifth Amended and Restated 2003 Plan provides that additional shares may not be authorized for issuance under the 2003 Plan, and that the term of the plan may not be extended, without stockholder approval. Outstanding stock options and other stock awards previously granted under the 2003 Plan will continue to be subject to the terms and conditions of the original award agreements.

The approval of this Proposal 2 will allow the Company to continue to grant stock options, performance stock awards and other equity incentive awards at levels it determines appropriate to attract and retain highly qualified individuals and to further align the compensation of our employees and executive officers with long-term Company stock price performance. The Board believes that the future success of the Company depends, in large part, upon the ability of the Company to maintain a competitive position in attracting, retaining and motivating employees and directors. Accordingly, the Board believes the approval of this Proposal 2 is in the best interests of the Company and its stockholders and unanimously recommends that stockholders vote “FOR” the approval of Proposal 2 for the following reasons, among others:

•	The Company believes past equity awards have helped attract and retain high-quality employees who have contributed to our strong financial results since 2002, when the Company was spun off from Chugai Pharmaceutical, Co. Ltd. For example, the Company’s diluted EPS has increased from $0.27 in 2002 to $2.18 in 2010, representing a compound annual growth rate (“CAGR”) of approximately 29.8%. In addition, total revenues have increased from $155.6 million in 2002 to $543.3 million in 2010, a CAGR of approximately 16.9%. During this same period, the Company’s stock price has significantly outperformed both the Nasdaq Composite Index and the Nasdaq Biotech Index. Although past performance is not a guarantee of future results, the Company believes that maintaining a competitive equity compensation plan will help attract and retain employees who will contribute to the Company’s future growth.

•	Gen-Probe’s potential dilution, or “overhang,” from outstanding awards and shares available for future awards as of February 28, 2011 under all of our equity incentive plans was approximately 14.0%. This percentage would have been notably lower if the Company had not repurchased approximately 8.2 million shares of Company common stock between September 2008 and December 2010 under the terms of our recent stock repurchase programs. The foregoing “overhang” calculation is calculated conservatively as (a) the total shares underlying outstanding equity awards (6,536,304) and shares available for future awards under all of the Company’s equity incentive plans (190,026), divided by (b) the total shares of Company common stock outstanding as of February 28, 2011. Based on an analysis of data supplied by an independent compensation consulting firm retained by Gen-Probe, this figure is comparable to an average total overhang of approximately 16.8% for the 22 companies analyzed, with whom the Company believes it competes for human resources, capital and/or customers. The average total overhang calculation for these 22 companies was based on the most recent period for which comprehensive data were publicly available as of March 2011.

•	Equity compensation remains a key component of a competitive compensation package in our industry and, we believe, effectively rewards employees and directors for the success of the Company over time. In 2008, 2009 and 2010, we granted 1,095,652, 853,366 and 1,185,642 equity awards to employees and directors, respectively. Our average annual “burn rate” over these three years of approximately 2.53% is less than the mean three-year average burn rate of approximately 3.40% for the 22 companies referenced above. The data analyzed regarding the equity compensation practices of these companies was based on the most recent three-year period for which comprehensive data regarding such companies were available as of March 2011. Gen-Probe’s average annual “burn rate” over the last three years is calculated as (a) the sum of awards of stock options, restricted stock and performance stock awards (adjusted using a conversion premium based on our annual stock price volatility, such that each restricted stock award and the maximum number of shares that may be issued pursuant to performance stock awards are valued as three stock option awards) granted during the applicable year, divided by (b) the total shares of Gen-Probe common stock outstanding as of the applicable fiscal year end. Our average annual burn rate would have been even lower if we had not repurchased approximately 8.2 million shares of our common stock between September 2008 and December 2010 under the terms of our recent stock repurchase programs.

•	As described in greater detail in our CD&A, since May 2009 when Company stockholders last approved an increase to the share reserve under the 2003 Plan, the Company has demonstrated its commitment to implement measures designed to further align equity compensation with Company performance. In 2010, the Company transitioned from its historical practice of granting restricted stock awards with time-based vesting provisions only to granting performance stock awards which incorporated annual financial performance measures in addition to time-based vesting provisions. In early 2011, the Company implemented the following three additional measures to achieve this goal: (1) the proportion of total annual equity award value represented by performance stock awards was increased from 25% to 40%; (2) the number of shares that will be issued pursuant to performance stock awards granted in 2011 will be based on our relative stock price performance in comparison to a defined industry index rather than independent Company financial performance; and (3) performance measurements for performance stock awards granted in 2011 will occur over a three-year performance period rather than an annual performance period.

•	Since April 2009, we have acquired three companies: Tepnel Life Sciences plc (now Gen-Probe Life Sciences Ltd.) (“Tepnel”); Prodesse, Inc. (now Gen-Probe Prodesse, Inc.) (“Prodesse”); and GTI Diagnostics (now Gen-Probe GTI Diagnostics, Inc.) (“GTI”). As a result of these acquisitions, we have increased the size of our workforce by over 300 employees. We believe that the successful integration and financial performance of these newly acquired companies will require the continued retention of key employees and that securing additional availability for the grant of equity awards under the 2003 Plan will be critical to achieving this goal.

•	As part of the amendments made to the 2003 Plan that were approved by Company stockholders in May 2009, consistent with developing corporate governance best practices, the 2003 Plan now requires stockholder approval for a number of transactions. For example, stockholder approval is required under the 2003 Plan for: (a) any amendment of the 2003 Plan that would enable stock options or stock appreciation rights to be granted with an exercise price below the fair market value on the grant date, or that would allow for the extension of the applicable exercise period beyond seven years from the grant date; or (b) to amend existing stock options and stock appreciation rights to reduce the exercise price below the share price as of the grant date. In addition, we have never re-priced outstanding equity awards or sought stockholder approval to do so.

•	As of February 28, 2011, the Company was authorized to grant awards to acquire only an additional 124,582 shares of common stock under the 2003 Plan, with this number being significantly smaller than our recent annual equity grants. If we are unable to continue to grant equity awards at a competitive level, we believe we would be at a significant disadvantage relative to our peers, especially in the biotechnology hub of San Diego, where we believe equity compensation is an expected and valued component of total compensation.

Stockholders are requested in this Proposal 2 to approve the amendment and restatement of the 2003 Plan to (a) increase the shares authorized for issuance under the 2003 Plan by 2,500,000 shares, (b) provide that shares of common stock that were subject to stock-settled stock appreciation rights and were not issued upon settlement or net exercise of such rights may not again be granted or awarded pursuant to the 2003 Plan, and (c) extend the expiration date of the 2003 Plan from March 3, 2013 to June 1, 2020. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve this Proposal 2. Abstentions will have the same effect as an “Against” vote. Broker non-votes will have no effect.

A general description of the Fifth Amended and Restated 2003 Plan is set forth below. However, the description is qualified in its entirety by reference to the full text of the Fifth Amended and Restated 2003 Plan, a copy of which is attached as Appendix A to this proxy statement.

Description of the Fifth Amended and Restated 2003 Plan

General Nature and Purposes of the Fifth Amended and Restated 2003 Plan.  The principal purposes of the Fifth Amended and Restated 2003 Plan are to provide incentives for officers, employees and consultants of the Company and its subsidiaries through granting of stock options, restricted stock, stock appreciation rights, performance-based stock and/or cash bonus awards, dividend equivalent awards, stock payment awards, deferred stock awards and restricted stock units (collectively, “Awards”), thereby stimulating their personal and active interest in the Company’s development and financial success, and inducing these individuals to remain in the Company’s employ or service. In addition to Awards made to officers, employees or consultants, the Fifth Amended and Restated 2003 Plan provides for the granting of Awards, subject to the terms of the Fifth Amended and Restated 2003 Plan and pursuant to the Independent Director Equity Compensation Plan to be established by the Compensation Committee, to the Company’s non-employee directors (the “Independent Directors”).

Administration of the Plan.  The Fifth Amended and Restated 2003 Plan will be administered by the Compensation Committee with respect to Awards granted to employees or consultants and by the full Board with respect to Awards granted to Independent Directors (such administrative body, as applicable, the “Administrator”). The Compensation Committee consists of at least two members of the Board, each of whom is a “non-employee director” for purposes of Rule 16b-3 and an “outside director” for purposes of Section 162(m) of the Code. Subject to the terms and conditions of the Fifth Amended and Restated 2003 Plan, the Compensation Committee has the authority to select the persons to whom Awards are to be made, to determine the number of shares to be subject thereto and the terms and conditions thereof, and to make all other determinations and to take all other actions necessary or advisable for the administration of the Fifth Amended and Restated 2003 Plan. Similarly, subject to the terms of the Fifth Amended and Restated 2003 Plan, the Board has discretion to determine the terms and conditions of Awards granted to Independent Directors and to interpret and administer the Fifth Amended and Restated 2003 Plan with respect to such Awards. The Administrator is also authorized to adopt, amend, interpret and revoke rules relating to the administration of the Fifth Amended and Restated 2003 Plan, including the discretion to modify terms and conditions of individual Awards to comply with foreign laws, to establish subplans or modify exercise procedures where advisable, and to take other actions necessary to comply with foreign laws and stock exchange requirements.

Securities Subject to the Fifth Amended and Restated 2003 Plan.  The aggregate number of shares of common stock which may be issued upon exercise of stock options and stock appreciation rights, or, subject to the limitation described below, as other Awards granted under the Fifth Amended and Restated 2003 Plan, will not exceed 13,000,000 in the aggregate. This share reserve consists of the 10,500,000 shares previously authorized for issuance under the 2003 Plan, plus an additional 2,500,000 shares to be added to the share reserve if Proposal 2 (Amendment to the 2003 Plan) is approved by our stockholders. Further, the maximum number of shares of common stock which may be subject to Awards granted under the 2003 Plan to any individual in any calendar year shall not exceed 500,000. In addition, the maximum aggregate amount of cash that may be paid to a participant during any calendar year with respect to one or more Awards payable in cash shall be $3,000,000. Under the Fifth Amended and Restated 2003 Plan, an increase in the number of shares of common stock authorized for issuance may not be made without stockholder approval, except for adjustments as described below.

The shares available for Awards under the Fifth Amended and Restated 2003 Plan may be either previously unissued shares or treasury shares. Shares of common stock issued pursuant to equity incentives granted under the Fifth Amended and Restated 2003 Plan will be reduced by two shares for each share of common stock issued pursuant to any Award, other than an award of stock appreciation rights or options. Furthermore, dividend equivalents paid in cash under the Fifth Amended and Restated 2003 Plan in conjunction with any outstanding Awards will not be counted against the 13,000,000-share cap on shares issuable under the Fifth Amended and Restated 2003 Plan. The Administrator has the discretion to make appropriate adjustments in the number of securities subject to the Fifth Amended and Restated 2003 Plan and to outstanding Awards thereunder to reflect certain equity restructuring changes, such as stock splits or stock dividends, as well as an “extraordinary corporate event.”

If any portion of a stock option, stock appreciation right or other Award granted under the 2003 Plan outstanding as of the effective date of the Fifth Amended and Restated 2003 Plan terminates or lapses unexercised, the shares which were subject to the unexercised portion of such option, stock appreciation right or other Award will continue to be available for issuance under the Fifth Amended and Restated 2003 Plan. If Proposal 2 is approved by our stockholders as provided for herein, shares of common stock that were subject to stock-settled stock appreciation rights and were not issued upon settlement or net exercise of such rights will not again be eligible for grant or award pursuant to the 2003 Plan. If, following the issuance of a share of common stock pursuant to an Award which counted as two shares against the share reserve, such Award terminates, lapses or cancels, then the number of shares of common stock available for issuance under the Fifth Amended and Restated 2003 Plan shall increase by two shares.

Term of the Fifth Amended and Restated 2003 Plan and Amendments.  Unless stockholders approve this Proposal 2, the 2003 Plan will expire on March 3, 2013, unless earlier terminated. If this Proposal 2 is approved by our stockholders, the Fifth Amended and Restated 2003 Plan will expire on June 1, 2020, unless earlier terminated. Amendments of the Fifth Amended and Restated 2003 Plan to increase the number of shares authorized for issuance under the plan (except for adjustments resulting from stock splits and the like, and mergers, consolidations and other corporate transactions) require the approval of the Company’s stockholders. The Fifth Amended and Restated 2003 Plan requires stockholder approval of any amendment that would enable options or stock appreciation rights to be granted with an exercise price below the fair market value on the grant date, or that would allow for the extension of the exercise period of an option or stock appreciation right beyond seven years from the grant date. The Fifth Amended and Restated 2003 Plan further provides that the Administrator may not (i) amend stock options and stock appreciation rights to reduce the exercise price below the share price as of the date of grant, (ii) grant new stock options or stock appreciation rights in exchange for the cancellation of outstanding awards, or (iii) offer a cash payment to buy out any outstanding stock option or stock appreciation right, unless stockholders have approved such an action. In all other respects, the Fifth Amended and Restated 2003 Plan can be amended, modified, suspended or terminated by the Administrator, unless such action would otherwise require stockholder approval as a matter of applicable law, regulation or rule. Amendments of the Fifth Amended and Restated 2003 Plan will not, without the consent of the participant, affect such person’s rights under an outstanding Award, unless the Award agreement governing such Award itself otherwise expressly so provides.

Eligibility.  Awards may be granted under the Fifth Amended and Restated 2003 Plan to individuals who are then officers or other employees of the Company or any of its present or future subsidiaries. Such Awards also may be granted to consultants of the Company selected by the Administrator for participation in the Fifth Amended and Restated 2003 Plan. All of our employees are eligible to participate in the Fifth Amended and Restated 2003 Plan. As of December 31, 2010, we had approximately 1,350 full-time employees. The Administrator has discretion to determine which Company subsidiaries will be governed by the Fifth Amended and Restated 2003 Plan and which individuals outside of the United States will be eligible for awards under the Fifth Amended and Restated 2003 Plan in order to comply with applicable foreign laws. Independent Directors of the Company and its subsidiaries may be granted Awards in accordance with the Fifth Amended and Restated 2003 Plan and the Independent Director Equity Compensation Policy referenced therein. As of April 1, 2011, the Company had nine Independent Directors as defined in the 2003 Plan.

Payment for Shares.  The exercise or purchase price for all Awards, together with any applicable tax required to be withheld, must be paid in full in cash at the time of exercise or purchase or such other permissible consideration as the Administrator may allow. The Fifth Amended and Restated 2003 Plan provides that, with respect to stock options, the Administrator, in its sole discretion, may (i) allow payment, in whole or in part, through the delivery of shares of common stock, (ii) allow payment, in whole or in part, through the surrender of shares of common stock then issuable upon exercise of the option having a fair market value on the date of option exercise equal to the aggregate exercise price of the option or exercised portion thereof, (iii) allow payment, in whole or in part, through the delivery of a notice that the holder has placed a market sell order with respect to shares of common stock then issuable upon exercise of the option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the option exercise price; provided, that the payment of such proceeds is then made to the Company upon settlement of such sale, and (iv) allow payment through any combination of the consideration provided in the foregoing subparagraphs (i), (ii) and (iii).

Awards under the Fifth Amended and Restated 2003 Plan.  The Fifth Amended and Restated 2003 Plan provides that the Administrator may grant or issue stock options, restricted stock, stock appreciation rights, performance-based stock and/or cash bonus awards, dividend equivalent awards, stock payment awards, deferred stock awards and restricted stock units, or any combination thereof.

Non-Qualified Stock Options.  NQSOs will provide for the right to purchase common stock at a specified price, which may not be less than the fair market value on the date of grant, and usually will become exercisable (in the discretion of the Administrator) in one or more installments after the grant date, subject to the participant’s continued provision of services to the Company and/or subject to the satisfaction of individual or Company performance targets established by the Administrator. NQSOs may be granted for any term specified by the Administrator; provided that such term may not exceed seven years.

Incentive Stock Options (“ISOs”).  ISOs will be designed to comply with applicable provisions of the Code and will be subject to certain restrictions contained in the Code. Among such restrictions, ISOs must have an exercise price not less than the fair market value of a share of our common stock on the date of grant, may only be granted to employees, must expire within a specified period of time following the optionee’s termination of employment, death or disability, and must be exercised within seven years after the date of grant. In the case of an ISO granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of stock of the Company, the Fifth Amended and Restated 2003 Plan provides that the exercise price for such ISO must be at least 110% of the fair market value of a share of common stock on the date of grant and the ISO must expire upon the fifth anniversary of the date of its grant. To the extent the aggregate fair market value of stock with respect to which ISOs (determined without regard to the vesting limitations contained in Section 422(d) of the Code) are exercisable for the first time by an optionee during any calendar year exceeds $100,000, such stock options will be taxed as NQSOs. For this purpose, the fair market value of stock will be determined as of the time the option is granted.

Director Options and Awards.  The Independent Director Equity Compensation Policy established by the Administrator pursuant to the Fifth Amended and Restated 2003 Plan will govern stock option and other Award grants to Independent Directors, including with respect to their term and vesting period. Director options are NQSOs to purchase shares of common stock granted to Independent Directors. Director options will provide for the right to purchase common stock at a specified price, which may not be less than the fair market value on the date of grant. No portion of a director option will be exercisable upon the expiration of twelve months following termination of such director’s services as a director of the Company by reason of permanent and total disability or death, or upon the expiration of three months following termination of such director’s services as a director of the Company by reason other than of permanent and total disability or death, unless the option holder dies within such three month period or unless otherwise set forth in the option agreement. Under the Company’s form of option agreement for employees and directors, option holders may exercise vested stock options for a period of twelve months following their retirement.

In addition to NQSOs, the Independent Director Equity Compensation Policy may permit the Independent Directors to receive other types of Awards under the 2003 Plan, with such terms and conditions as may be set forth in such policy. Independent Directors may not receive discretionary Award grants under the 2003 Plan which are not authorized by the Independent Director Equity Compensation Policy.

Restricted Stock.  The Administrator is authorized to determine (i) which employees and consultants of the Company or any subsidiary should be issued restricted stock, (ii) the number of shares of restricted stock to be issued to such employees and consultants and (iii) the terms and conditions applicable to such restricted stock, consistent with the Fifth Amended and Restated 2003 Plan. Restricted stock issued under the Fifth Amended and Restated 2003 Plan is subject to such restrictions as the Administrator may provide in the terms of each individual restricted stock agreement, which restrictions may include, without limitation, restrictions concerning voting rights and transferability and restrictions based on duration of employment with or services to the Company, Company performance and individual performance; provided, however, that the Administrator may remove any or all of such restrictions after issuance of the restricted stock. Restricted stock typically may be repurchased by the Company at the original purchase price if the conditions or restrictions are not met and in the event of the grantee’s termination of employment or consultancy, although the Administrator may make exceptions based on the reason for termination or on other factors. Shares of restricted stock may also be granted to Independent Directors, pursuant to such policies as may be adopted by the Board from time to time. Shares of restricted stock granted to Independent Directors may be fully vested as of the date of grant.

Stock Appreciation Rights.  The Administrator may grant stock appreciation rights having terms and conditions consistent with the Fifth Amended and Restated 2003 Plan to employees, consultants or Independent Directors in connection with stock options or separately. Stock appreciation rights granted by the Administrator in connection with stock options entitle the optionee to surrender unexercised to the Company a portion of the stock option to which the stock appreciation right relates in exchange for an amount determined by multiplying (i) the difference obtained by subtracting the stock option exercise price from the fair market value of a share of common stock on the date of exercise of the stock appreciation right by (ii) the number of shares of common stock with respect to which the stock appreciation right has been exercised. Stock appreciation rights granted by the Administrator independent of stock options granted under the Fifth Amended and Restated 2003 Plan would entitle the grantee to exercise all or a specified portion of the stock appreciation right (at the exercise price per share of common stock subject to such stock appreciation right set by the Administrator) in exchange for an amount determined by multiplying (i) the difference obtained by subtracting the stock appreciation right purchase price from the fair market value of a share of common stock on the date of exercise of the stock appreciation right by (ii) the number of shares of common stock with respect to which the stock appreciation right has been exercised. The amounts determined above may be paid to the grantee of a stock appreciation right in cash, in common stock (based on its fair market value as of the date the stock appreciation right is exercised) or a combination of both, as determined by the Administrator.

The exercise price per share of a stock appreciation right may not be less than the fair market value of a share of common stock on the date of grant. Stock appreciation rights may be granted for any term specified by the Administrator; provided that such term may not exceed seven years. Except as described in the preceding sentence or otherwise required by Section 162(m) of the Code with respect to a stock appreciation right intended to qualify as performance-based compensation as described in Section 162(m) of the Code, there are no restrictions specified in the Fifth Amended and Restated 2003 Plan on the exercise of stock appreciation rights or the amount of gain realizable therefrom, although restrictions may be imposed by the Administrator in the stock appreciation right agreements.

Performance Awards.  The Administrator is authorized to grant performance awards (“Performance Awards”) to employees, consultants and Independent Directors and to determine whether such Awards will be performance-based compensation for purposes of Section 162(m) of the Code. The value of Performance Awards may be linked to any one or more of the performance criteria described in the Fifth Amended and Restated 2003 Plan (as described in the “Section 162(m) Limitation” discussion below) or other specific criteria determined by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. In making such determinations, the Administrator is to consider (among such other factors as it deems relevant in light of the specific type of Award) the contributions, responsibilities and other compensation of the particular eligible individual. Performance Awards may be paid in cash, shares of common stock, or both, as determined by the Administrator. The Administrator may grant Performance Awards in the form of a cash bonus payable upon the attainment of objective performance goals, or such other criteria, whether or not objective, which are established by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. Any such bonuses paid which are intended to be performance-based compensation for purposes of Section 162(m) of the Code must be based upon objectively determinable bonus formulas established in accordance with the Fifth Amended and Restated 2003 Plan.

Dividend Equivalents.  The Administrator may grant the right to receive the equivalent value (in cash or common stock) of dividends paid on common stock (“Dividend Equivalents”) based on dividends declared on the common stock subject to any Award, to be credited as of dividend payment dates during the period between the date an Award is granted to a holder and the date such Award vests, is exercised, is distributed or expires, as determined by the Administrator. Such Dividend Equivalents will be converted to cash or additional shares of common stock by such formula and at such time and subject to such limitations as may be determined by the Administrator. No Dividend Equivalents will be payable with respect to stock options or stock appreciation rights.

Stock Payments.  The Administrator may make a payment to employees, consultants and Independent Directors in the form of shares of common stock, or an option or other right to purchase shares of common stock, as part of a bonus, deferred compensation or other arrangement under the Fifth Amended and Restated 2003 Plan (a “Stock Payment”). The number or value of shares of any Stock Payment will be determined by the Administrator and may be based on one or more performance criteria described below in the “Section 162(m) Limitation” discussion or any other specific criteria, including continued service, determined by the Administrator. Common stock underlying a Stock Payment which is subject to a vesting schedule or other conditions or criteria will not be issued until those conditions have been satisfied. Unless otherwise provided by the Administrator, a holder of a Stock Payment will have no rights as a Company stockholder with respect to such Stock Payment until such time as the Stock Payment has vested and the common stock underlying the Award has been issued to the holder. Stock Payments may (but are not required to) be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to the applicable individual.

Deferred Stock.  The Administrator may grant deferred stock to employees, consultants and Independent Directors. The number of shares of deferred stock will be determined by the Administrator and may be based on one or more performance criteria described below in the “Section 162(m) Limitation” discussion or other specific criteria, including continued service, as the Administrator determines, in each case on a specified date or dates or over any period or periods determined by the Administrator. Common stock underlying a deferred stock award which is subject to a vesting schedule or other conditions or criteria will not be issued until those conditions have been satisfied. Unless otherwise provided by the Administrator, a holder of deferred stock shall have no rights as a Company stockholder with respect to such deferred stock until such time as the Award has vested and the common stock underlying the Award has been issued to the holder.

Restricted Stock Units.  The Administrator may grant restricted stock units to employees, consultants and Independent Directors. The number and terms and conditions of restricted stock units will be determined by the Administrator, including the date or dates on which the restricted stock units will become fully vested and nonforfeitable. The Administrator may specify such conditions to vesting as it deems appropriate, including conditions based on one or more performance criteria described below in the “Section 162(m) Limitation” discussion or other specific criteria, including continued service, in each case on a specified date or dates or over any period or periods, as the Administrator determines. The Administrator will specify, or permit the holder to elect, the conditions and dates upon which the shares of common stock underlying the restricted stock units shall be issued, which dates shall not be earlier than the date as of which the restricted stock units vest and become nonforfeitable and which conditions and dates will be subject to compliance with Section 409A of the Code. On the distribution dates, the Company will issue to the holder one unrestricted, fully transferable share of common stock for each vested and nonforfeitable restricted stock unit.

Agreements; Consideration to the Company.  Each Award will be set forth in a separate agreement with the person receiving the Award and will indicate the type, terms and conditions of the Award. The dates on which Awards under the Fifth Amended and Restated 2003 Plan first become exercisable and on which they expire will be set forth in individual Award agreements setting forth the terms of the Awards. Such agreements generally will provide that Awards expire upon termination of the participant’s status as an employee, consultant or director, although the Administrator may provide that Awards granted to employees or consultants continue to be exercisable following a termination without cause, or because of the grantee’s retirement, death, disability or otherwise.

General Terms of Awards under the Fifth Amended and Restated 2003 Plan

Full Value Award Vesting Restriction.  The Fifth Amended and Restated 2003 Plan provides that the minimum vesting period for Full Value Awards will generally be three years, with no minimum vesting required for stock options or stock appreciation rights. In the case of performance-based vesting, the minimum vesting period for Full Value Awards will generally be one year, commencing simultaneously with the evaluation of the performance. However, the Fifth Amended and Restated 2003 Plan provides that the Company may grant Full Value Awards without regard to these minimum vesting restrictions, in an aggregate amount of up to 5% of the share reserve of the Fifth Amended and Restated 2003 Plan.

Non-Assignability.  No Award granted under the Fifth Amended and Restated 2003 Plan may be assigned or transferred by the grantee, except by will, the laws of descent and distribution or pursuant to a qualified domestic relations order, although the shares underlying such Awards may be transferred if all applicable restrictions have lapsed. During the lifetime of the holder of any stock option or right, the stock option or right may be exercised only by the holder. Notwithstanding the foregoing, the Administrator may grant NQSOs that may be assigned or transferred, subject to certain conditions, to “permitted transferees,” which include a child, grandchild, parent, spouse, niece or nephew of the holder.

Extraordinary Corporate Events.  The Administrator has discretion under the Fifth Amended and Restated 2003 Plan to provide that stock options and other rights to acquire common stock will expire at specified times following, or become exercisable in full upon, the occurrence of certain specified “extraordinary corporate events;” but in such event the Administrator may also give optionees and other grantees the right to exercise their outstanding stock options or rights in full during some period prior to such event, even though Awards have not yet become fully exercisable, and the Administrator may also provide that all restrictions imposed on some or all shares of restricted stock and other Awards shall lapse, and some or all shares of restricted stock may cease to be subject to the Company’s repurchase right after such event.

Effect of Change in Control.  Notwithstanding anything in the Fifth Amended and Restated 2003 Plan or the provisions of any Award to the contrary, in the event of a Change in Control, each outstanding Award shall, immediately prior to the effective date of the Change in Control, automatically become fully vested, exercisable or payable, as applicable, for all of the shares of common stock at the time subject to such Award and, as applicable, may be exercised for any or all of the shares of common stock subject to the Award.

For purposes of the Fifth Amended and Restated 2003 Plan, “Change in Control” means a change in ownership or control of the Company effected through any of the following transactions: (a) any person or related group of persons (other than the Company or a person that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer for securities of the Company; (b) there is a change in the composition of the Board over a period of thirty-six (36) consecutive months (or less) such that a majority of the Board members (rounded up to the nearest whole number) ceases, by reason of one or more proxy contests for the election of Board members, to be comprised of individuals who either (i) have been Board members continuously since the beginning of such period or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board; (c) a merger or consolidation of the Company with any other corporation (or other entity), other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or another entity) more than 66 2/3% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 25% of the combined voting power of the Company’s then outstanding voting securities shall not constitute a Change in Control; or (d) a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

Transfer Restrictions.  The Administrator, in its discretion, may impose such restrictions on the transferability of the shares purchasable upon the exercise of an Award as it deems appropriate. Any such other restriction shall be set forth in the respective Award agreement and may be referred to on the certificates evidencing such shares. The Administrator may require the employee to give the Company prompt notice of any disposition of shares of stock acquired by exercise of an ISO within two years from the date of granting such ISO or one year after the transfer of such shares to such employee. The Administrator may direct that the certificates evidencing shares acquired by exercise of an ISO refer to such requirement to give prompt notice of disposition.

Withholding Tax Obligations.  As a condition to the issuance or delivery of stock or payment of other compensation pursuant to the exercise or lapse of restrictions of any Award granted under the Fifth Amended and

Restated 2003 Plan, the Company requires participants to discharge applicable withholding tax obligations. Shares held by or to be issued to a participant may also be used to discharge tax withholding obligations related to exercise of stock options or receipt of other Awards, subject to the discretion of the Administrator to disapprove such use.

Securities Law.  The Fifth Amended and Restated 2003 Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act, and any and all regulations and rules promulgated by the SEC thereunder, including, without limitation, Rule 16b-3 of the Exchange Act. The Fifth Amended and Restated 2003 Plan will be administered, and Awards will be granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Fifth Amended and Restated 2003 Plan and Awards granted thereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

Certain Federal Income Tax Consequences With Respect to the Fifth Amended and Restated 2003 Plan.  The U.S. federal income tax consequences of the Fifth Amended and Restated 2003 Plan are summarized in the following discussion which deals with the general tax principles applicable to the Fifth Amended and Restated 2003 Plan, and is intended for general information only. Foreign, state and local income taxes are not discussed. Also, the following discussion does not address U.S. federal employment tax consequences. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The tax information summarized herein is not tax advice.

Non-Qualified Stock Options.  For federal income tax purposes, an optionee generally will not recognize taxable income on the grant of an NQSO under the Fifth Amended and Restated 2003 Plan, but will recognize ordinary income, and the Company or other employer corporation generally will be entitled to a deduction, upon the exercise of an NQSO. The amount of income recognized (and the amount generally deductible by the Company or other employer corporation) generally will be equal to the excess, if any, of the fair market value of the shares at the time of exercise over the aggregate exercise price paid for the shares, regardless of whether the exercise price is paid in cash or in shares or other property. An optionee’s basis for the stock for purposes of determining his or her gain or loss upon a subsequent disposition of the shares generally will be the fair market value of the stock on the date of exercise of the NQSO, and any subsequent gain or loss will generally be taxable as capital gains or losses.

Incentive Stock Options.  An optionee generally will not recognize taxable income upon either the grant or exercise of an ISO; however, the amount by which the fair market value of the shares at the time of exercise exceeds the exercise price will be an “item of adjustment” for the optionee for purposes of the alternative minimum tax. Generally, upon the sale or other taxable disposition of the shares of common stock acquired upon exercise of an ISO, the optionee will recognize income taxable as capital gains in an amount equal to the excess, if any, of the amount realized in such disposition over the option exercise price, provided that no disposition of the shares has taken place within either (a) two years from the date of grant of the ISO or (b) one year from the date of exercise. If the shares of common stock are sold or otherwise disposed of before the end of the one-year and two-year periods specified above, the difference between the ISO exercise price and the fair market value of the shares on the date of exercise generally will be taxable as ordinary income; the balance of the amount realized from such disposition, if any, generally will be taxed as capital gains. If the shares of common stock are disposed of before the expiration of the one-year and two-year periods, the optionee’s ordinary income generally is limited to the excess, if any, of the amount realized in such disposition over the option exercise price paid. The Company (or other employer corporation) generally will be entitled to a tax deduction with respect to an ISO only to the extent the optionee has ordinary income upon sale or other disposition of the shares of common stock.

Stock Appreciation Rights.  Taxable income is not generally recognized upon the receipt of a stock appreciation right, but upon exercise of the stock appreciation right the fair market value of the shares (or cash in lieu of shares) received generally will be taxable as ordinary income to the recipient in the year of such exercise. The Company (or other employer corporation) generally will be entitled to a compensation deduction for the same amount which the recipient recognizes as ordinary income.

Restricted Stock.  An employee to whom restricted stock is issued generally will not recognize taxable income upon such issuance and the Company (or other employer corporation) generally will not then be entitled to a deduction, unless an election is made under Section 83(b) of the Code. However, when restrictions on shares of restricted stock lapse, such that the shares are no longer subject to a substantial risk of forfeiture, the employee generally will recognize ordinary income and the Company (or other employer corporation) generally will be entitled to a deduction for an amount equal to the excess of the fair market value of the shares at the date such restrictions lapse over the purchase price therefor. If a timely election is made under Section 83(b) with respect to qualifying restricted stock, the employee generally will recognize ordinary income at the date of issuance equal to the excess, if any, of the fair market value of the shares at that date over the purchase price therefor and the Company (or other employer corporation) will be entitled to a deduction for the same amount.

Restricted Stock Units.  The grantee generally will not realize taxable income at the time of the grant or vesting of restricted stock units, and the Company will not be entitled to a deduction at such times, and a grantee may not make a Section 83(b) election with respect to restricted stock units. When a vested restricted stock unit award is paid, the grantee will have ordinary income in an amount equal to the fair market value of the shares delivered, and the Company will be entitled to a corresponding deduction for the same amount.

Dividend Equivalents, Deferred Stock, Stock Payments and Performance Awards.  A 2003 Plan participant will not recognize taxable income and the Company will not be entitled to a tax deduction upon the grant of Dividend Equivalents, deferred stock, Stock Payments or Performance Awards until cash or shares are paid or distributed to the participant. At that time, any cash payments or the fair market value of shares that the participant receives will be taxable to the participant at ordinary income tax rates and the Company should be entitled to a corresponding tax deduction for the same amount. Payments in shares will be valued at the fair market value of the shares at the time of the payment.

Section 409A of the Code.  Certain types of Awards under the 2003 Plan, including restricted stock units, may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A are complied with, holders of such Awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest penalties). To the extent applicable, the 2003 Plan and Awards granted thereunder will be structured and interpreted to comply with Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A. To the extent determined necessary or appropriate by the Administrator, the 2003 Plan and applicable Award agreements may be amended to exempt the applicable Awards from Section 409A of the Code or to comply with Section 409A.

Section 162(m) Limitation.  In general, under Section 162(m) of the Code, income tax deductions of publicly held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises, transfers of property and benefits paid under non-qualified plans) for certain executive officers exceeds $1,000,000 (less the amount of any “excess parachute payments” as defined in Section 280G of the Code) in any one year. However, under Section 162(m), the deduction limit does not apply to certain “performance-based compensation.”

Under Section 162(m), stock options and stock appreciation rights will satisfy the “performance-based compensation” exception if (a) the award of the stock options or stock appreciation rights is made by a committee of the Board consisting solely of two or more “outside directors,” (b) the plan sets the maximum number of shares that can be granted to any person within a specified period and (c) the compensation is based solely on an increase in the stock price after the grant date (i.e., the stock option or stock appreciation right exercise price is equal to or greater than the fair market value of the stock subject to the award on the grant date). Other types of awards may only qualify as “performance-based compensation” if such awards are only granted or payable to the recipients based upon the attainment of objectively determinable and pre-established performance goals which are established by a qualifying committee and which relate to performance targets which are approved by the Company’s stockholders.

The Fifth Amended and Restated 2003 Plan has been designed to permit the Administrator to grant stock options and stock appreciation rights which will qualify as “performance-based compensation.” In addition, to permit Awards other than stock options and stock appreciation rights to qualify as “performance-based compensation,” the Fifth Amended and Restated 2003 Plan provides that the Administrator may designate as “Section 162(m) Participants” certain employees whose compensation for a given fiscal year may be subject to the limit on deductible compensation imposed by Section 162(m) of the Code. The Administrator may grant Awards to Section 162(m) Participants that vest or become exercisable upon the attainment of performance targets which are related to one or more of the following performance goals with respect to the Company, any subsidiary or any division or operating unit: (a) revenue; (b) sales; (c) cash flow; (d) earnings per share of common stock (including earnings before any one or more of the following: (i) interest; (ii) taxes; (iii) depreciation; and (iv) amortization); (e) return on equity; (f) total stockholder return; (g) return on capital; (h) return on assets or net assets; (i) income or net income; (j) operating income or net operating income; (k) operating profit or net operating profit; (l) operating margin; (m) cost reductions or savings; (n) research and development expenses (including research and development expenses as a percentage of sales or revenues); (o) working capital; and (p) market share.

Awards Granted Under the 2003 Plan.  We cannot currently determine the benefits or number of shares subject to Awards that may be granted in the future to directors, executive officers and employees (including employee directors) under the Fifth Amended and Restated 2003 Plan. Pursuant to Board policy, since May 2009 the Company has granted options to purchase 7,500 shares of its common stock to each non-employee director of the Company on an annual basis. In addition, since November 2008 each non-employee director elected to the Board has received an initial option grant consisting of the right to acquire 15,000 shares of Company common stock. The following table sets forth information with respect to all equity awards granted under the 2003 Plan to each of the Company’s named executive officers, all current executive officers as a group, all current directors (other than executive officers) as a group and all employees (including all current officers who are not executive officers) receiving awards as a group as of February 28, 2011.

Number of Shares Underlying
Name	Awards Granted (#)

Carl W. Hull	501,520
Herm Rosenman	261,749
Daniel L. Kacian, Ph.D., M.D.	356,235
R. William Bowen	288,590
Eric Lai, Ph.D.	101,138
All current executive officers as a group (10 persons)	2,295,512
All current directors (other than executive officers) as a group (9 persons)	1,082,554
All employees receiving awards (including all current officers who are not executive officers) as a group (1,730 persons)	8,442,214

The closing price of our common stock on the Nasdaq Global Select Market as of March 31, 2011 was $66.35.

The Board of Directors unanimously recommends a vote “FOR” Proposal 2.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of February 18, 2011 by: (i) all those known by the Company to be beneficial owners of more than five percent of the Company’s common stock; (ii) each of the Company’s named executive officers; (iii) each director of the Company; and (iv) all directors and executive officers of the Company as a group. Except as otherwise noted, the address of each person listed in the table is c/o Gen-Probe Incorporated, 10210 Genetic Center Drive, San Diego, California 92121.

	Beneficial Ownership(1)
	Number of					Percent of
	Shares Owned		Right to Acquire		Total	Total
	(#)(2)		(#)(3)		(#)	(%)

Five Percent Beneficial Stockholders:
BlackRock, Inc.(4)	4,450,976		—		4,450,976	9.22%
Morgan Stanley(5)	4,343,944		—		4,343,944	9.00%
Manning & Napier Advisors, Inc.(6)	3,420,005		—		3,420,005	7.08%
Baron Capital Group, Inc.(7)	2,583,934		—		2,583,934	5.35%
Janus Capital Management LLC(8)	2,471,755		—		2,471,755	5.12%
Executive Officers and Directors:
Carl W. Hull	45,673	(9)	189,062		234,735	*
Herm Rosenman	25,895		157,816		183,711	*
Daniel L. Kacian, Ph.D., M.D.	77,987		163,831		241,818	*
R. William Bowen	17,825		99,685		117,510	*
Eric Lai, Ph.D.	2,763		24,478		27,241	*
Henry L. Nordhoff	66,726	(10)	156,041		222,767	*
John W. Brown	12,285		61,875		74,160	*
Armin M. Kessler	4,202		71,875		76,077	*
John C. Martin, Ph.D.	4,024		41,875		45,899	*
Brian A. McNamee, M.B.B.S.	673		15,000		15,673	*
Phillip M. Schneider	9,845		91,875		101,720	*
Lucy Shapiro, Ph.D.	688		34,513		35,201	*
Abraham D. Sofaer	29,877	(11)	61,875		91,752	*
Patrick J. Sullivan	50		—		50	*
All executive officers and directors as a group (19 individuals)	353,571	(12)	1,468,538	(13)	1,822,109	3.66%

*	Represents beneficial ownership of less than 1% of our common stock.

(1)	This table is based on information supplied by officers and directors, as well as principal stockholders via Schedules 13G (as indicated) filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 48,278,460 shares outstanding on February 18, 2011, adjusted as required by rules promulgated by the SEC.

(2)	The amounts reported for our named executive officers include the following specified number of shares of restricted stock, and shares of Company common stock issued in February 2011 pursuant to performance stock awards granted in February 2010, that are still subject to restriction as of 60 days after February 18, 2011: Mr. Hull (10,598); Mr. Rosenman (7,363); Dr. Kacian (9,402); Mr. Bowen (7,915); and Dr. Lai (1,717). The amounts reported for Mr. Hull also include 10,417 shares underlying deferred issuance restricted stock awards that are still subject to restriction as of 60 days after February 18, 2011. See the CD&A below for more information regarding the terms of the restricted stock and deferred issuance restricted stock awards granted to our executive officers.

(3)	Represents the number of shares issuable upon exercise of stock options exercisable as of February 18, 2011 or within 60 days thereafter.

(4)	The business address for BlackRock, Inc. is 40 East 52nd Street, New York, New York, 10022. The foregoing information is based solely upon information contained in a Schedule 13G/A filed with the SEC by BlackRock, Inc. on February 4, 2011.

(5)	The business address for Morgan Stanley is: 1585 Broadway, New York, New York 10036. The foregoing information is based solely upon information contained in a Schedule 13G/A filed with the SEC by Morgan Stanley on February 9, 2011.

(6)	The business address for Manning and Napier Advisors, Inc. is 290 Woodcliff Drive, Fairport, New York 14450. The foregoing information is based solely upon information contained in a Schedule 13G filed with the SEC by Manning and Napier Advisors, Inc. on February 11, 2011.

(7)	The amounts reported are beneficially owned by Baron Capital Group, Inc. and certain affiliated entities and individuals. The business address for Baron Capital Group, Inc. is: 767 Fifth Avenue, 49th Floor, New York, New York 10153. The foregoing information is based solely upon information contained in a Schedule 13G/A filed with the SEC by Baron Capital Group, Inc. and its affiliated entities and individuals on February 14, 2011.

(8)	The business address for Janus Capital Management LLC is 151 Detroit Street, Denver, Colorado 80206. The foregoing information is based solely upon information contained in a Schedule 13G filed with the SEC by Janus Capital Management LLC on February 14, 2011.

(9)	The amount reported includes shares of restricted stock issued to Mr. Hull in 2007 and 2008, shares of deferred issuance restricted stock issued to Mr. Hull in 2009, and shares of Company common stock issued to Mr. Hull in February 2011 pursuant to performance stock awards granted to Mr. Hull in February 2010, of which an aggregate of 20,505 shares underlying such awards were vested as of February 18, 2011 or will become vested within 60 days thereafter. Pursuant to the applicable deferred issuance restricted stock award agreement, and subject to vesting in accordance with their terms, the deferred issuance restricted stock awards will be issued to Mr. Hull on the earlier of the date on which the shares underlying such awards become fully vested or the date on which Mr. Hull is neither employed by, nor a director of, the Company. All deferred issuance restricted stock awards held by Mr. Hull will further be issued in a manner that complies with Section 409A of the Code, which may include deferring the issuance of such shares for six months after the date on which Mr. Hull is neither employed by, nor a director of, the Company.

(10)	Includes an aggregate of 40,000 deferred issuance restricted stock awards, of which 20,000 awards were granted to Mr. Nordhoff in each of 2007 and 2008, prior to his retirement as the Company’s CEO. An aggregate of 31,666 shares underlying such awards were vested as of 60 days after February 18, 2011. Pursuant to the applicable deferred issuance restricted stock award agreement, and subject to vesting in accordance with their terms, the deferred issuance restricted stock awards will be issued to Mr. Nordhoff on the earlier of the date on which all shares underlying the applicable award have fully vested or the date on which Mr. Nordhoff is no longer a director of the Company. All deferred issuance restricted stock awards held by Mr. Nordhoff will further be issued in a manner that complies with Section 409A of the Code, which may include deferring the issuance of such shares for six months after the date on which Mr. Nordhoff no longer serves as a director of the Company.

(11)	Includes 1,000 shares of common stock held by the Trust FBO Michael J. Sofaer, of which Mr. Sofaer is a trustee; 1,000 shares of common stock held by the Trust FBO Helen R. Sofaer, of which Mr. Sofaer is a trustee; 1,000 shares of common stock held by the Trust FBO Joseph S. Sofaer, of which Mr. Sofaer is a trustee; 1,000 shares of common stock held by the Trust FBO Aaron R. Sofaer, of which Mr. Sofaer is a trustee; and 1,000 shares of common stock held by the Trust FBO Raphael J. Sofaer, of which Mr. Sofaer is a trustee.

(12)	Includes an aggregate of 55,058 shares (including restricted shares) which other executive officers of the Company own as of February 18, 2011, as follows: Ms. De Walt (14,459); Ms. Ellerbrock (7,995); Dr. Gargan (18,341); Mr. Tardif (2,545, 200 of which are owned by Mr. Tardif’s spouse); and Dr. Yang (11,718).

(13)	Includes an aggregate of 298,737 shares issuable to other executive officers of the Company pursuant to outstanding stock options exercisable as of February 18, 2011 or which become exercisable within 60 days thereafter, as follows: Ms. De Walt (128,445); Ms. Ellerbrock (39,641); Dr. Gargan (65,359); Mr. Tardif (2,148); and Dr. Yang (63,144).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely upon a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2010, all Section 16(a) filing requirements applicable to the Company’s officers, directors and greater than ten percent beneficial owners were complied with, except that the Company was one day late in filing one Form 4 on behalf of Stephen J. Kondor, the Company’s former Senior Vice President, Sales & Marketing, related to the sale of Company common stock by Mr. Kondor in February 2010.

EXECUTIVES

Executive Officers

The following table sets forth information as to persons who serve as our executive officers as of April 1, 2011.

Name	Position	Age

Carl W. Hull	President, Chief Executive Officer and Director	53
Daniel L. Kacian, Ph.D., M.D.	Executive Vice President and Chief Scientist	64
R. William Bowen	Senior Vice President, General Counsel and Secretary	58
Diana De Walt	Senior Vice President — Human Resources	56
Jorgine Ellerbrock	Senior Vice President — Operations	49
Paul E. Gargan, Ph.D.	Senior Vice President — Business Development	54
Eric Lai, Ph.D.	Senior Vice President — Research and Development	54
Herm Rosenman	Senior Vice President — Finance and Chief Financial Officer	63
Eric Tardif	Senior Vice President — Corporate Strategy & Marketing	42
Christina C. Yang, Ph.D.	Senior Vice President — Regulatory Affairs and Quality	54

Carl W. Hull, President, Chief Executive Officer and Director. Mr. Hull joined the Company in February 2007 as Executive Vice President and Chief Operating Officer and was appointed President in March 2008. Mr. Hull was appointed as the Company’s Chief Executive Officer and elected as a director in May 2009. Prior to joining the Company, Mr. Hull served as Vice President & General Manager of the SDS/Arrays Business Unit of Applied Biosystems Inc. from January 2005 to January 2007. Prior to joining Applied Biosystems, Mr. Hull held a number of positions with Applied Imaging Corp., most recently serving as its Chief Executive Officer from January 2001 to December 2004 and as a member of its board of directors from 2000 to 2007. Mr. Hull currently serves as chairman of the board of directors of the California Healthcare Institute. Mr. Hull received a B.A. in political science and international relations from Johns Hopkins University and an M.B.A. from the University of Chicago.

Daniel L. Kacian, Ph.D., M.D., Executive Vice President and Chief Scientist. Dr. Kacian joined the Company in 1985 as Director of Medical and Scientific Affairs and until 1992 was primarily responsible for directing Research & Development and Regulatory Affairs. Dr. Kacian has held various management positions with the Company and, in 2002, was promoted to Executive Vice President and Chief Scientist. From 1980 to 1985, Dr. Kacian was on the faculty of the Department of Pathology and Laboratory Medicine at the University of Pennsylvania and was Director of Clinical Microbiology at the Hospital of the University of Pennsylvania. Dr. Kacian received an M.D. in 1978 from the University of Miami and did his internship and residency in laboratory medicine at Washington University and Barnes Hospital in St. Louis. Prior to attending medical school, Dr. Kacian received a B.A. in mathematics from Western Reserve University and an M.S. in microbiology and Ph.D. in molecular genetics from the University of Illinois and served on the faculty of the Department of Human Genetics and Development at Columbia University.

R. William Bowen, Senior Vice President, General Counsel and Secretary. Mr. Bowen joined the Company in 1997 as Vice President, General Counsel and Assistant Secretary and was appointed Secretary in August 2002 and Senior Vice President in May 2007. Prior to joining the Company, Mr. Bowen was a business litigation partner with the law firm of Luce, Forward, Hamilton & Scripps in San Diego, California. Mr. Bowen received a B.S. in commerce and a J.D. from the University of Virginia.

Diana De Walt, Senior Vice President — Human Resources. Ms. De Walt joined the Company in January 2005 as Vice President, Human Resources and was appointed Senior Vice President in May 2007. Prior to joining the

Company, Ms. De Walt founded The HR Company in 1993 and served as its President and Principal Consultant providing professional human resources services to over 85 companies in a wide variety of industries. From 1988 to 1993, Ms. De Walt worked at Mitek Systems, Inc. as Director, Human Resources and subsequently Vice President, Human Resources. From 1987 to 1988, Ms. De Walt was Vice President, Human Resources of Imperial Savings Real Estate Lending Group. From 1984 to 1987, Ms. De Walt was Manager, Human Resources of Security Pacific Business Credit and Vice President, Human Resources of Security Pacific Business Finance. Ms. De Walt received an A.A. in liberal arts from St. Cloud State University and holds a Senior Professional In Resource Management certification.

Jorgine Ellerbrock, Senior Vice President — Operations. Ms. Ellerbrock joined the Company in November 2007 as Senior Vice President, Operations. From August 2004 to November 2007, Ms. Ellerbrock served as Vice President, Operations of various business units of Invitrogen Corporation, most recently serving as Vice President, Operations of its Molecular Biology Business from February 2007 to November 2007. Prior to joining Invitrogen Corporation, Ms. Ellerbrock held a number of positions with GE Healthcare Bio-Sciences (formerly Amersham Biosciences), a medical technology and services company, most recently serving as its Vice President, Operations from November 2002 to July 2004 and its Vice President, Genomics Product Management from January 2002 to November 2002. Ms. Ellerbrock received a B.S. in microbiology and an M.B.A. from San Diego State University.

Paul E. Gargan, Ph.D., Senior Vice President — Business Development. Dr. Gargan joined the Company as Vice President, Business Development and Planning in 1997. In July 2002, Dr. Gargan was named Vice President, Business Development and in March 2009 Dr. Gargan was appointed Senior Vice President, Business Development. Prior to joining the Company, Dr. Gargan was President and Chief Scientific Officer of American Biogenetic Sciences, Inc. Dr. Gargan received a B.S. in chemistry and a Ph.D. in biochemistry from Queens University and an M.B.A. from the University of Notre Dame.

Eric Lai, Ph.D., Senior Vice President — Research and Development. Dr. Lai joined the Company in February 2009 as Senior Vice President, Research and Development. Prior to joining the Company, Dr. Lai was employed by GlaxoSmithKline plc, where he most recently served as Vice President, Pharmacogenetics Experimental Coordination and Analysis from 2006 to 2009 and Vice President, Discovery and Pipeline Genetics from 2003 to 2006. Prior to joining GlaxoSmithKline in 1995, Dr. Lai was an Assistant Professor in the Department of Pharmacology at the University of North Carolina, Chapel Hill. Dr. Lai received a B.S. in chemistry from the University of Waterloo in Ontario, Canada, M. Phil. and M.A. degrees from the department of pharmacology at Columbia University, and a Ph.D. in pharmacology and microbiology from the College of Physicians and Surgeons at Columbia University.

Herm Rosenman, Senior Vice President — Finance and Chief Financial Officer. Mr. Rosenman joined the Company as Chief Financial Officer in June 2001 and was appointed Senior Vice President, Finance and Chief Financial Officer in May 2007. Prior to joining the Company, Mr. Rosenman was President and Chief Executive Officer of Ultra Acquisition Corp., a retail chain and consumer products manufacturer, from 1997 to 2000. Mr. Rosenman served as President and Chief Executive Officer of RadNet Management, Inc., a large healthcare provider, from 1994 to 1997, and prior to that was Chief Financial Officer for Rexene Corp., a Fortune 1,000 company in the petrochemicals industry. Mr. Rosenman was previously a partner at Coopers & Lybrand (now PricewaterhouseCoopers LLP) where he served numerous Fortune 1,000 clients, principally in the pharmaceuticals and telecommunications industries. Mr. Rosenman received a B.B.A. in finance and accounting from Pace University and an M.B.A. in finance from the Wharton School of the University of Pennsylvania.

Eric Tardif, Senior Vice President — Corporate Strategy & Marketing. Mr. Tardif joined the Company in January 2009 as Senior Vice President, Corporate Strategy and was appointed Senior Vice President, Corporate Strategy & Marketing in October 2010. Prior to joining the Company, Mr. Tardif was managing director of Morgan Stanley’s healthcare investment banking group from December 2007 to November 2008 and executive director of Morgan Stanley’s healthcare investment banking group from February 2006 until December 2007. Before joining Morgan Stanley in February 2006, Mr. Tardif was a principal in Piper Jaffray’s healthcare investment banking group from January 2005 to February 2006, and a vice president in Piper Jaffray’s healthcare investment banking group from January 2003 until December 2004. Mr. Tardif received a B.A. in business from Bishop’s University in

Québec, an M.B.A. from the University of British Columbia, and an M.S. in finance from the Carroll Graduate School of Management at Boston College. Mr. Tardif also holds a chartered financial analyst (CFA) designation.

Christina C. Yang, Ph.D., Senior Vice President — Regulatory Affairs and Quality. Dr. Yang joined the Company in April 2007 as Vice President, Clinical, Regulatory and Quality and was appointed Senior Vice President in May 2007. Prior to joining the Company, Dr. Yang was employed by Focus Diagnostics, Inc., a healthcare diagnostics company, most recently serving as Vice President, Quality and Regulatory Affairs from June 2003 to April 2007 and as Senior Director, Quality Systems from March 2001 until June 2003. Dr. Yang received a B.S. in biology from National Taiwan Normal University and a Ph.D. in zoology from Iowa State University. Dr. Yang is a Regulatory Affairs Certified (RAC), ISO9000 certified lead auditor as well as a Certified Quality Auditor (CQA).

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Our compensation programs are designed to align the interests of our executive officers with those of our stockholders by rewarding performance that meets or exceeds the carefully selected performance goals established by our Compensation Committee. In line with our pay-for-performance philosophy, the total compensation (and cash and equity components thereof) received by our executive officers varies considerably based on the achievement of those goals, which are designed to reflect both short-term and long-term Company performance.

We believe our Compensation Committee has demonstrated its strong commitment to implement an executive compensation program designed to directly align executive compensation with our financial and stock-price performance, as reflected by the following:

•	A majority of executive compensation is performance-based. Our executive compensation program provides a majority of the total compensation opportunities for all executive officers in the form of stock options, performance stock awards and non-equity incentive plan compensation, each of which derives its value from our stock price performance and/or varies considerably based on our financial performance.

•	We do not provide executive officers with guaranteed equity awards or non-performance based bonuses. None of our executive officers is provided with guaranteed equity compensation, or a guaranteed salary increase or non-performance based bonus pursuant to our equity or bonus plans, or any executive officer’s employment agreement.

•	Annual cash bonus payments are performance-based. We have incorporated multiple annual financial and operational performance goals into our annual cash bonus formulas in order to create incentives for management to achieve specific annual financial goals as well as recent strategically important annual operational goals designed to translate into longer-term financial performance.

•	Executive officer equity awards are directly linked to the Company’s financial and stock-price performance. In 2010, we modified our historical equity award grant practice for all senior employees to incorporate annual financial performance criteria (in addition to time-based vesting provisions) into our annual restricted stock awards. In early 2011, our Compensation Committee took the following three additional measures in an effort to even further link equity award value to our long-term stock price performance: (1) the proportion of total equity award value represented by performance stock awards was increased over 2010 levels from 25% to 40%; (2) performance stock awards granted in 2011 incorporate performance conditions based on our stock price performance relative to a specified industry index, rather than independent Company performance; and (3) shares issued pursuant to 2011 performance stock awards will be based on a three-year performance period, rather than the annual performance period incorporated into our 2010 performance stock awards. We believe these measures taken by our Compensation Committee in 2010 and 2011 have increased the alignment between our executive pay practices and our long-term stock price performance.

•	Our Compensation Committee directly retains an independent compensation consultant and regularly benchmarks executive compensation against our peer group. Our Compensation Committee directly engages its own independent compensation consultant that does not provide any services to, nor does it report to, Company management. In addition, our Compensation Committee regularly reviews, updates and approves a carefully selected group of peer group companies against which we establish target compensation levels, in addition to analyzing internal pay comparisons among our executive team, as part of the Compensation Committee’s regular executive compensation determination process.

•	We have never re-priced outstanding equity awards and our equity plan prohibits equity award grants below fair market value and equity award re-pricing without stockholder approval. We have never re-priced outstanding equity awards nor sought stockholder approval to do so. In addition, our 2003 Plan requires stockholder approval of any amendment to the plan that would enable stock options or stock appreciation rights to be granted with an exercise price below the fair market value on the grant date, and any amendment to existing stock options and stock appreciation rights that would reduce the exercise price below the share price as of the grant date.

•	Executive officers are subject to a stock ownership policy. We maintain a stock ownership policy for executive officers that, subject to a phase-in period, requires these individuals to maintain ownership of our stock equal to between one and three times their annual base salary, depending on position.

•	Executive officer severance benefits following a change-in-control are not excessive and are subject to a “double-trigger” mechanism. Our existing executive employment agreements contain a “double trigger” mechanism for those individuals to be eligible for any change-in-control severance benefits. None of our existing executive employment agreements provides for excessive change-in-control benefits; i.e., none of the agreements provides for change-in-control benefits greater than three times base salary and bonus for any time period after such officer’s qualifying termination. In addition, as a policy we no longer provide employment agreements to any newly hired executive officers, except in exceptional circumstances and as approved by our Compensation Committee on a case-by-case basis.

•	None of our executive employment agreements contains a tax “gross-up” provision for severance benefits payable in connection with a change in control of the Company. In particular, in May 2009 we entered into an amended and restated employment agreement with Carl W. Hull in connection with Mr. Hull’s appointment as the Company’s CEO, which did not include the excise tax “gross-up” provision that previously existed in our former CEO’s employment agreement.

•	We annually review the risk profile of our executive compensation program. We have instituted a formal risk management process, which includes an annual assessment by our Compensation Committee and Board of whether our compensation policies and practices encourage unnecessary risk taking.

We believe the compensation awarded to our executive officers for the 2010 performance period reflected our pay-for-performance philosophy. In particular, we believe 2010 executive compensation accurately reflected our executive team’s ability to successfully manage our business and deliver solid 2010 financial results and stockholder returns despite the recent economic downturn, as illustrated by the following:

1.	More than 60% of the total compensation opportunities for our named executive officers in 2010 derives its value from our stock price performance and/or varies significantly based on our financial performance.

•	Of the total compensation paid to our named executive officers (“NEOs”) for fiscal 2010 described in the Summary Compensation Table below, over 61% of the total compensation for all of our NEOs, and approximately 76% of the total compensation for our President and CEO, comprised performance stock awards, non-equity incentive plan compensation and stock options, each of which derives its value from Company stock price performance and/or varies considerably based on our financial performance.

2.	Our Compensation Committee established challenging financial and operational performance goals used to determine 2010 cash and equity performance-based compensation, despite difficult macroeconomic conditions.

•	Our Compensation Committee carefully selected the financial and operational metrics used to determine 2010 executive cash and equity performance-based compensation. These performance measures included financial metrics based on the Company’s 2010 total revenues, EPS, operating cash flow and return on invested capital, which the Compensation Committee believes are important measurements utilized by the Company and its stockholders to gauge the Company’s overall financial performance. In addition, the Compensation Committee established operational performance measures for 2010 tied to the Company’s successful commercial launch of our PANTHER instrument system in Europe, our timely filing of a Premarket Approval Application (“PMA”) with the U.S. Food and Drug Administration (“FDA”) for our APTIMA HPV assay, and the completion of an acquisition transaction, all of which the Compensation Committee believes are critical to our longer-term financial performance.

•	In spite of difficult macroeconomic conditions, we achieved solid annual total revenue and diluted EPS growth on a GAAP basis of approximately 9% and 22%, respectively, and on a non-GAAP basis of approximately 9% and 12%, respectively. In addition, during 2010 we generated approximately $169.6 million of operating cash flow and $140.4 million of free cash flow. We also delivered a 13.5% return on invested capital.

•	During 2010, we successfully launched our next-generation PANTHER instrument system in Europe approximately one month ahead of our aggressive schedule. We also filed a PMA for our APTIMA HPV assay approximately two months ahead of schedule. In addition, in December 2010 we acquired GTI, which has broadened and strengthened our transplant diagnostics business and provided us access to new products.

•	In addition to the operational achievements described above, during 2010 we also successfully launched our APTIMA Trichomonas assay and ELUCIGENE KRAS.BRAF assay kit in Europe, submitted regulatory filings to the FDA for our PROGENSA PCA3 and APTIMA Trichomonas assays, and obtained two FDA product clearances (ProFAST+ and ProAdeno+ assays). We believe all of these operational accomplishments exemplified our executive team’s ability to successfully execute our major 2010 strategic initiatives.

•	Despite these accomplishments, we fell just short of achieving target level performance on a combined basis as measured against all established performance goals under the terms of our cash bonus plans. In addition, we achieved only approximately 58% of the target level performance established under the terms of the February 2010 performance stock awards granted to executive officers and other senior employees.

3.	We generated annual stock price appreciation that exceeded our industry peers.

•	Our stock price appreciated significantly during 2010, from $43.08 per share at the beginning of 2010 to $58.35 by year’s end, representing an annual rate of return of over 35% for our stockholders. This 2010 annual stock price appreciation represented approximately the 80th percentile when compared to the stock price performance over the same period of our 2010 peer group for executive compensation comparison purposes described below. In addition, we believe our three-year total stockholder return has been comparable to, and our one-year total stockholder return has far exceeded, the stockholder return of our industry group (GICS: Heath Care Equipment and Supplies).

4.	We have displayed a commitment to deploy our excess cash resources in a manner designed to deliver near-term and longer-term value for our stockholders.

•	From September 2008 through December 2010, we returned approximately $350 million in cash to our stockholders as part of our recent stock repurchase programs. In addition, in February 2011 our Board approved another $150 million stock repurchase program over a one-year period following the program’s adoption.

•	Between April 2009 and December 2010, we acquired Tepnel, Prodesse and GTI, which have expanded our product offerings and technology base to include transplant diagnostics products as well as products that detect influenza and other infectious organisms.

•	In June 2010, we made a $50 million strategic investment in Pacific Biosciences of California, Inc., providing us access to sequencing technologies we believe have the potential to play an important long-term role in strategically valuable, high-growth clinical diagnostics markets such as oncology, transplant diagnostics and pharmacogenomics.

The Role and Membership of the Compensation Committee

Members of our Compensation Committee are independent directors who are not current or former employees of the Company or its subsidiaries. The Compensation Committee is currently comprised of the following four members: Mr. Kessler (Chairman); Mr. Brown; Dr. Martin; and Mr. Schneider. None of the Compensation Committee members has any material business relationships with the Company or any of its subsidiaries. All of the members of the Compensation Committee are “independent,” as that term is defined by Nasdaq Listing Rule 5605(a)(2).

The Compensation Committee operates pursuant to a written charter that outlines its specific authority, duties and responsibilities. The charter is periodically reviewed and revised by the Compensation Committee and the Board and is available on our website at www.gen-probe.com.

The Compensation Committee meets at scheduled times during the year and holds additional meetings from time to time to review and discuss executive compensation issues. The Compensation Committee may also take action by written consent. The Compensation Committee held six meetings during 2010. Executive officers are not present during discussion of their compensation.

The Compensation Committee acts on behalf of the Board to review, adopt and oversee the Company’s compensation strategy, policies, plans and programs, including:

•	establishment of corporate performance objectives relevant to the compensation of our executive officers and evaluation of performance in light of these stated objectives;

•	review and approval of the compensation and other terms of employment or service, including severance and change-in-control arrangements, of the Company’s CEO, other executive officers (including NEOs) and directors; and

•	administration of the Company’s equity compensation plans, deferred compensation plan and other similar plans and programs.

Executive Compensation Philosophy

Compensation for our NEOs and other executive officers is designed to be significantly performance-based. In establishing the Company’s compensation program for executive officers (including NEOs), the Compensation Committee has five principal objectives:

•	ensuring that the Company is able to attract and retain executive officers through the use of industry-competitive “base” salaries;

•	providing total compensation that is competitive in the industry and that is tied to, and varies based upon, individual and/or corporate performance;

•	incentivizing executive officers (including NEOs) to make prudent business decisions and maximize stockholder value by providing a significant portion of total compensation opportunities in the form of direct ownership in the Company through stock options, performance stock awards, and other forms of equity incentives;

•	creating and sustaining a sense of urgency surrounding execution of the Company’s strategy and the achievement of key business objectives; and

•	maintaining internal pay equity among employees.

In order to address these priorities, the Compensation Committee regularly assesses compensation components that it believes will most cost-effectively attract, retain and motivate executive officers and reward them for their individual achievements and those of the Company. Since 2005, the Compensation Committee has retained Compensia, an independent consultant specializing in compensation matters, to assist the Compensation Committee in its analysis of the key elements of the Company’s compensation programs. In May 2010, the Compensation Committee again re-confirmed Compensia’s retention as the Compensation Committee’s compensation consultant, based on a thorough review of services performed. Compensia serves at the discretion of the Compensation Committee, which has authority to terminate Compensia’s services, and Compensia reports directly to the Compensation Committee. Compensia does not perform any services for the Company other than the executive compensation consulting advice for which it has been engaged by the Compensation Committee.

The Compensation Committee has historically evaluated total cash and equity compensation for executive officers (including NEOs) with reference to similarly situated executive officers of an identified peer group, while also considering the balance between short-term incentives and long-term incentives that align the interests of management with stockholders. The Compensation Committee evaluates the balance between equity and cash compensation for all executive officers on an annual basis.

Based on its review of the above-mentioned objectives, the Compensation Committee has established an executive compensation program that consists of the following six components:

•	base salary;

•	an annual cash bonus that is dependent on corporate performance and, for certain executive officers (including certain NEOs), individual performance;

•	equity awards, consisting most recently of stock options and performance stock awards;

•	the opportunity to defer compensation under a nonqualified deferred compensation plan;

•	post-termination benefits that are triggered in limited circumstances; and

•	other health and welfare benefits generally offered to all employees of the Company.

To ensure that compensation reflects performance, the Company’s bonus plans and equity award programs do not guarantee any minimum compensation awards.

Compensation Determinations

The Compensation Committee is provided with the authority to determine the compensation available to all executive officers, including NEOs. In evaluating executive compensation arrangements, the Compensation Committee reviews and considers regular written reports provided by Compensia with respect to competitive practices and the amounts and nature of compensation paid to executive officers in a peer group of companies. Compensia has also provided advice to the Compensation Committee regarding, among other things, structuring the Company’s various compensation programs and determining the appropriate levels of salary, bonus and other awards payable to the Company’s executive officers. Based in part upon Compensia’s recommendations, the Company’s cash and stock-based incentive awards are weighted significantly towards variable components which the Compensation Committee believes help to ensure that total compensation reflects the overall performance of the Company and help motivate executive officers to meet appropriate performance measures designed to maximize total return to stockholders.

In addition, to further aid the Compensation Committee in making its determinations, our President and CEO provides recommendations annually to the Compensation Committee regarding the compensation of all other executive officers, including other NEOs. Our President and CEO’s recommendations are informed by the results of his annual performance review of each executive officer, at which time each officer’s individual performance is assessed in light of overall corporate performance, measured against pre-established corporate goals for the relevant period. In addition, each executive officer provides input about his or her individual contributions to the Company’s success for the period being assessed.

Compensation Comparisons and Peer Group

An important step in structuring compensation for the Company’s newly hired executive officers, as well as gauging the competitiveness of compensation packages for existing executive officers, is the identification and evaluation of compensation packages offered to similarly situated executive officers of a peer group of companies. The Compensation Committee has directed Compensia, as part of its engagement, to develop and regularly update as appropriate a comparative peer group of companies, as well as to perform analyses of competitive performance and compensation levels for that peer group. During the term of its engagement, Compensia has also conducted individual interviews with members of senior management and the Compensation Committee to learn more about the Company’s business operations and strategy, key performance metrics and strategic goals, as well as the labor markets in which the Company competes. Compensia ultimately develops recommendations and metrics that are presented to the Compensation Committee for its consideration.

In July 2010, the Compensation Committee approved the following set of peer group companies for 2010:

Affymetrix	Illumina	Qiagen
Alkermes	Immucor	Talecris Biotherapeutics
Amylin Pharmaceuticals	Martek Biosciences	Techne Corporation
Haemonetics	Myriad Genetics	United Therapeutics
IDEXX Labs	OSI Pharmaceuticals	Valeant Pharmaceuticals

Meridian Biosciences was eliminated from the Company’s previously reported peer group due to a lack of comparative circumstances relative to the Company (revenues and market capitalization). In addition, Techne Corporation and Talecris Biotherapeutics were added to the Company’s 2010 peer group due to increased comparative circumstances relative to the Company.

Based on data presented to the Compensation Committee by Compensia over the years and the analysis described above, the Compensation Committee has established a guiding principle of generally striving to provide the Company’s executive officers (including NEOs) with target annual total cash compensation around the 60th percentile and equity incentive compensation around the 75th percentile of the Company’s peer group. In determining the level of compensation actually provided to its executive officers, the Compensation Committee may also consider the financial performance of peer group companies, Company or executive officer performance, the Company’s geographic location in San Diego where there is significant competition for employees in the diagnostic, pharmaceutical and biotechnology industries, current economic conditions and reference data (if, for example, limited data is available for comparison of an individual to similarly situated executive officers of the peer group or if certain peer group data appears to deviate from broader-based market or industry trends). The Compensation Committee also evaluates the performance of individual executive officers (including NEOs) on an annual basis and may award merit salary increases as a result of these assessments. This approach ensures that the Company’s compensation structures will enable it to remain competitive in its markets and reward individual performance.

Based on the Company’s 2010 peer group as approved by our Compensation Committee in July 2010, our NEOs were awarded targeted total cash compensation, actual total cash compensation and actual equity incentive awards in 2010 approximately equal to the following percentages of the amounts representing the target 60th percentile of peer group total cash compensation, and the target 75th percentile of peer group equity compensation, respectively:

	Targeted 2010 Total Cash	Actual 2010 Total Cash	Actual Value of 2010 Equity
	Compensation as a	Compensation as a	Incentive Awards as a
	Percentage of Peer Group	Percentage of Peer Group	Percentage of Peer Group
Named Executive Officer	60th Percentile Amount	60th Percentile Amount	75th Percentile Amount(1)

Carl W. Hull	81%	81%	36%
Herm Rosenman	77%	76%	32%
Daniel L. Kacian, Ph.D., M.D.	101%	101%	45%
R. William Bowen	85%	87%	38%
Eric Lai, Ph.D.	70%	71%	38%

(1)	Amounts reported are based on the Black-Scholes value of stock options and target level performance under the performance stock awards granted to such individuals in February 2010.

The equity award values granted to our NEOs in 2010 were significantly less than the Compensation Committee’s stated goal of striving to grant equity awards around the 75th percentile among the Company’s peer group. This is a result of the peer group data being skewed by certain companies within the peer group granting significantly more equity awards than what the Compensation Committee believed to be the industry standard, thereby increasing the 75th percentile among the Company’s peer group above the point at which the Compensation Committee believed was appropriate.

The foregoing comparisons are based on the most current peer group data available to the Company as presented to the Compensation Committee by Compensia. Please see the “Summary Compensation Table” below for additional information regarding the amounts payable to our NEOs for fiscal 2010.

Base Salary

Each executive officer’s base salary is determined by the Compensation Committee during the first quarter of the fiscal year. Mr. Hull entered into an amended and restated employment agreement with the Company effective as of May 18, 2009, the date of Mr. Hull’s appointment as the Company’s CEO. Pursuant to the terms of Mr. Hull’s employment agreement, Mr. Hull is entitled to receive a minimum annual base salary of $635,000. The Company’s other NEOs do not have minimum salary levels established by contract. The terms of the Company’s employment agreements with its current NEOs are described below under “Employment Agreements with Named Executive Officers.”

The base salary component of the Company’s compensation program is designed to provide executive officers with a competitive base salary in the San Diego market and, when combined with targeted annual cash incentive compensation, is generally intended to provide for total targeted annual cash compensation around the 60th percentile among peer group companies. In addition, each year the Compensation Committee determines base salary increases for NEOs based upon corporate performance, the Compensation Committee’s continuing review of peer group compensation, the Compensation Committee’s subjective evaluation of the performance of the executive officers as assessed by the Compensation Committee and our President and CEO, as well as the officer’s experience, commitment to corporate core values and potential for advancement. No guaranteed base salary increases are provided to NEOs.

In February 2010, the Compensation Committee awarded Mr. Hull a base salary merit increase of approximately 7% of his 2009 annual base salary, to an annual salary of $680,000, effective January 1, 2010, and awarded base salary merit increases to each of the Company’s other NEOs of between 2.5% and 4.0%. These 2010 merit base salary increases were provided to the Company’s NEOs based on the assessment of each NEO’s individual performance during 2009 and/or as a result of direct comparisons to each NEO’s peer group data.

In February 2011, the Compensation Committee awarded Mr. Hull a base salary merit increase of approximately 10% of his 2010 annual base salary, to an annual salary of $750,000, effective January 1, 2011, and awarded base salary merit increases to each of the Company’s other NEOs of between 2.5% and 3.5%. These 2011 merit base salary increases were provided to the Company’s NEOs based on the assessment of each NEO’s individual performance during 2010 and/or as a result of direct comparisons to each NEOs peer group data.

Annual Cash Bonus Awards

2010 Named Executive Officer Annual Cash Bonus Awards

Cash bonuses awarded to executive officers for the 2010 performance period were determined under the terms of the Company’s annual bonus plans. Cash bonuses are not guaranteed and, depending on the particular NEO, are either entirely or predominantly dependent upon the achievement of the Company’s identified corporate performance goals. Bonus awards for all NEOs other than Mr. Hull and Dr. Kacian were also in part based upon an assessment of individual performance. The Company’s annual cash bonus plans are designed to reward NEOs for their contribution to the Company’s achievement of corporate performance goals and reflect the executive officer’s overall job performance.

In February 2010, the Compensation Committee determined that bonus awards for the 2010 performance period for the Company’s President and CEO and Executive Vice President (“EVP”) and Chief Scientist would be made pursuant to the Gen-Probe Incorporated 2007 Executive Bonus Plan (the “Executive Plan”). The Compensation Committee also determined that the 2010 target bonus amounts for these officers would equal the following percentage of their respective annual base salary as of December 31, 2010: President and CEO (75%); and EVP and Chief Scientist (40%). The Compensation Committee believed these target bonus amounts represented the appropriate mix of base salary and cash incentive compensation for each NEO based on his position within the Company and a review of peer group data. The Compensation Committee determined that these executive officers should participate in the Executive Plan for the 2010 performance period as a result of their specific responsibilities within the Company and certain related tax and accounting considerations.

Fiscal 2010 bonus awards for NEOs other than Mr. Hull and Dr. Kacian were made under the Gen-Probe Employee Bonus Plan (the “Employee Bonus Plan,” and together with the Executive Plan, the “Bonus Plans”). Under the Employee Bonus Plan, the target bonus amount for each participating NEO was 35% of such individual’s annual base salary. In 2009, the Compensation Committee increased target bonus amounts from a historical level of 25% of annual base salary to 35% of annual base salary for NEOs other than our President and CEO and EVP and Chief Scientist. The Compensation Committee determined that this increase in NEO target bonus amounts was appropriate in order to better align targeted total cash compensation for these officers with the Company’s identified peer group, and ensure that any resulting increase in total annual cash compensation actually paid would be based predominantly on corporate performance. As a result of this change made during 2009, as well as a review of applicable peer group data, the Compensation Committee did not believe additional adjustments to the target bonus level payable to NEOs under the Employee Bonus Plan was warranted for the 2010 performance period.

In addition to the target bonus amounts described above, the following two factors were used to determine bonuses payable under the Bonus Plans for the 2010 performance period: the Company Performance Factor (“CPF”); and the Individual and Team Performance Factor (“ITPF”). Bonus awards paid to Mr. Hull and Dr. Kacian under the Executive Plan were determined solely by the CPF, which was based on the Company’s achievement of its 2010 corporate performance goals described below. Bonus awards under the Employee Bonus Plan were determined using the CPF and an ITPF assigned to each participating NEO, which was based on our CEO’s assessment of that NEO’s individual performance during 2010.

Bonuses paid to NEOs for the 2010 performance period were calculated under the Bonus Plans in accordance with the formulas set forth below (together, the “Bonus Formulas”):

Executive Plan	Employee Bonus Plan

Bonus = (Base Pay x Target% x CPF)	Bonus = X + Y
X = (Base Pay x Target% x CPF x 70%)
Y = (Base Pay x Target% x ITPF x 30%)

In February 2010, the Compensation Committee established six corporate goals for the 2010 calendar year performance period (collectively, the “2010 Performance Goals”), which collectively comprised the CPF under both Bonus Plans and included financial and operational performance measures. The Compensation Committee incorporated operational performance measures into the CPF for the 2010 performance period in addition to annual financial performance measures in an effort to achieve a more focused alignment between executive compensation and both near-term and long-term corporate performance. In order to achieve these objectives, the following 2010 Performance Goals were established: (1) the attainment of an adjusted EPS goal of $2.26 (the “EPS Goal”); (2) the attainment of an adjusted total revenue goal of $565.3 million (the “Revenue Goal”); (3) the attainment of an operating cash flow goal of $168.0 million (the “Cash Flow Goal,” and together with the EPS Goal and the Revenue Goal, the “Financial Performance Goals”); (4) the successful launch of our next-generation PANTHER instrument system in Europe by December 20, 2010 (the “Panther Goal”); (5) the timely submission of a PMA to the FDA for our APTIMA HPV assay by December 31, 2010 (the “HPV Assay Goal”); and (6) the completion of a successful acquisition transaction by December 31, 2010 (the “Acquisition Goal,” and together with the Panther Goal and the HPV Assay Goal, the “Operational Performance Goals”).

Bonuses payable under the Executive Plan are generally intended to satisfy the performance-based compensation requirements under Section 162(m) of the Code. However, that portion of the bonus paid to the Company’s NEOs participating in the Executive Plan in respect of the Operational Performance Goals was not intended to constitute qualified performance-based compensation for purposes of Section 162(m) of the Code.

The EPS Goal was included within our 2010 Financial Performance Goals in recognition that EPS sets the growth expectations for our stockholders. The Compensation Committee established the Revenue Goal for 2010 in recognition that this performance goal measures the growth of the Company, both organically and through acquisitions, and provides an indication of future success. The Compensation Committee established the Cash Flow Goal in 2010 for the first time because we believe cash flow is a valuable measure of our performance and is a key metric upon which our stockholders base their investment decisions. Our ability to translate earnings to cash indicates the health of our business and allows us to invest for the future of the business as well as return value to stockholders through our recent acquisitions and stock repurchase programs.

The EPS Goal and the Revenue Goal were based on the Company’s 2010 diluted EPS and revenues, respectively, in each case subject to certain pre-determined adjustments designed to eliminate the effects of extraordinary or unusual events occurring during 2010, except to the extent that such events or transactions were included in the Company’s 2010 financial plan as of January 1, 2010, as well as certain acquisition and restructuring-related adjustments. The Compensation Committee believed that the Financial Performance Goals should be evaluated in light of the facts, assumptions and expectations upon which these goals were originally based, and thus the evaluation of the Company’s 2010 financial performance for purposes of the Bonus Plans should not benefit from, or be negatively affected by, specified transactions and events occurring during the year that would be unique, within management’s control, and intended for the long-term benefit of the business. For example, the Compensation Committee concluded that the evaluation of the EPS Goal and the Revenue Goal should not include revenues and earnings attributable to an acquisition made during the year and, similarly, the cost of such an acquisition should be excluded from the evaluation of the EPS Goal. In addition, the Compensation Committee believed that the completion of an acquisition during 2010 would be separately evaluated under the Acquisition Goal. As a result, the calculation of the EPS Goal and the Revenue Goal eliminated the effects of the Company’s acquisition of GTI in December 2010.

The Compensation Committee incorporated the Operational Performance Goals into the CPF for the 2010 performance period in order to create incentives for management to achieve certain strategic and/or operational goals designed to translate into longer-term financial performance. In consultation with the Company’s President and CEO, the Compensation Committee determined that the Operational Performance Goals were the Company’s most significant strategic and operational initiatives for 2010 with intended direct impacts on future financial performance. As a result, the Compensation Committee believed these goals were appropriate to include in the Bonus Formulas used to determine NEO cash bonus awards. In addition, the Compensation Committee believed that the Financial Performance Goals should collectively comprise the majority of the CPF (55%) and that the Operational Performance Goals should collectively comprise a significant portion of the CPF (45%), but should not comprise a greater portion of the CPF than the Financial Performance Goals. The Compensation Committee also determined the appropriate weight among the various Financial Performance Goals and Operational Performance Goals based on its belief as to their relative importance to the Company’s overall short-term and long-term financial performance. As a result of this assessment, each 2010 Performance Goal comprised the following percentage of the CPF under the Bonus Plans:

2010 Performance Goal	CPF Contribution

Revenue Goal	25%
EPS Goal	20%
Cash Flow Goal	10%
Panther Goal	15%
HPV Assay Goal	15%
Acquisition Goal	15%

Total	100%

For the 2010 performance period, the Compensation Committee established threshold, target and “stretch” levels of performance for each of the 2010 Performance Goals, other than the Acquisition Goal. Based on actual achievement, a CPF value of between 0% and 150% could be awarded for each 2010 Performance Goal other than the Acquisition Goal. Any achievement of less than or equal to the specified threshold performance level for any such 2010 Performance Goal (other than the Acquisition Goal) would result in a 0% CPF value for that goal. The precise achievement of the target performance level for any 2010 Performance Goal (other than the Acquisition Goal) would result in a CPF value of 100% for that goal. Any achievement of equal to or greater than the specified “stretch” performance level for any 2010 Performance Goal (other than the Acquisition Goal) would result in a 150% CPF value for that goal. Any achievement of between the designated threshold performance level and the target performance level for any 2010 Performance Goal (other than the Acquisition Goal), and achievement between the designated target performance level and the applicable “stretch” performance level for any 2010 Performance Goal (other than the Acquisition Goal), would result in a pro-rated CPF value between 0% and 100%, or between 100% and 150%, as applicable.

Unlike the other 2010 Performance Goals, the Compensation Committee did not believe the Acquisition Goal lent itself to satisfaction in matters of degree other than complete achievement or non-achievement, and therefore did not establish threshold or “stretch” performance levels under the Bonus Plans for that goal. Target level performance for the Acquisition Goal would result in a 100% CPF value for that goal. As a result, the maximum CPF value under the Bonus Plans for the 2010 performance period was 142.5%.

The threshold, target and stretch performance levels for each of the 2010 Performance Goals were as follows:

2010 Performance Goal	Threshold Performance	Target Performance	Stretch Performance

Revenue Goal	≥ 80% of Target Performance	$565.3 million	≥ 120% of Target Performance

EPS Goal	≥ 90% of Target Performance	$2.26	≥ 120% of Target Performance

Cash Flow Goal	≥ 80% of Target Performance	$168.0 million	≥ 120% of Target Performance

Panther Goal	Milestone Completion by	Milestone Completion by	Milestone Completion by
	February 20, 2011	December 20, 2010	October 20, 2010

HPV Assay Goal	Milestone Completion by	Milestone Completion by	Milestone Completion by
	February 28, 2011	December 31, 2010	October 31, 2010

Acquisition Goal	—	Milestone Completion by	—
December 31, 2010

For 2010, the Company had total GAAP revenues of $543.3 million and diluted GAAP EPS of $2.18. After making the adjustments described above, the Company achieved 2010 adjusted revenue of approximately $542.5 million and adjusted diluted EPS of approximately $2.19 under the terms of the Bonus Plans. As a result, the Compensation Committee awarded a CPF of 79.9% for the Revenue Goal and a CPF of 70.0% for the EPS Goal. In addition, the Company had adjusted operating cash flow in 2010 of approximately $171.1 million, yielding a CPF of 104.0% for the Cash Flow Goal.

The Compensation Committee also determined that the Company achieved a 116.7% CPF value for the Panther Goal, a 147.5% CPF for the HPV Assay Goal and a 100% CPF value for the Acquisition Goal. In making the foregoing CPF assessments for the Operational Performance Goals, the Compensation Committee noted the successful launch of our PANTHER instrument system and the filing of our PMA for the APTIMA HPV assay in November 2010, as well as our acquisition of GTI in December 2010.

Therefore, a combined CPF of 99.0% was awarded under the Bonus Plans for the fiscal 2010 performance period, as illustrated by the following:

2010 Performance Goal	Goal CPF Value Awarded	Overall Goal Weight	Contribution to Total CPF

Revenue Goal	79.9%	25.0%	20.0%
EPS Goal	70.0%	20.0%	14.0%
Cash Flow Goal	104.0%	10.0%	10.4%
Panther Goal	116.7%	15.0%	17.5%
HPV Assay Goal	147.5%	15.0%	22.1%
Acquisition Goal	100.0%	15.0%	15.0%
Total CPF		100.0%	99.0%

Also in the first quarter of 2010, each NEO participating in the Employee Bonus Plan, with the review, input and approval of our President and CEO, established between approximately five and ten individual performance goals that formed the basis upon which their respective ITPF value would be determined. These goals were designed to reflect each NEO’s area of responsibility within the Company and, to the extent possible, were generally structured to include an objectively measurable component (i.e., a numeric or other criteria capable of independent measurement or satisfaction). Each goal was then assigned a specific percentage of that officer’s overall ITPF value, with all goals totaling 100%. In 2010, no individual performance goal accounted for greater than 30% of any NEO’s total ITPF value. Set forth below are general descriptions of certain primary individual goals for each NEO that participated in the Employee Bonus Plan for the 2010 performance period:

Named Executive Officer	Goal Description

Herm Rosenman Senior Vice President, Finance and Chief Financial Officer	•	Achieve total revenue and net income in accordance with 2010 operating plan
	•	Develop and implement a worldwide tax planning strategy

R. William Bowen Senior Vice President, General Counsel and Secretary	•	Maintain 2010 legal expenditures within an identified budget
	•	Provide legal support in connection with the Company’s APTIMA HPV assay clinical trial

Eric Lai, Ph.D. Senior Vice President, Research and Development	•	Maintain 2010 research and development expenditures within an identified budget
	•	Improve research and development output by a designated amount

As part of the Company’s annual employee performance appraisal process, in February 2011 our President and CEO provided to the Compensation Committee his assessment of the individual performance of each NEO set forth above against their respective 2010 ITPF goals. Each NEO was eligible to receive an ITPF value of between 0% and 150% under the Employee Bonus Plan. After performing an assessment of fiscal 2010 individual NEO performance and taking into consideration the recommendations of our President and CEO, the Compensation Committee assigned NEOs participating in the Employee Bonus Plan with ITPF values of between 90% and 130%.

Actual bonus awards paid to our NEOs in the first quarter of 2011 for fiscal 2010 performance in accordance with the Bonus Formulas are set forth below in the “Summary Compensation Table.”

2011 Named Executive Officer Annual Cash Bonus Awards

In February 2011, the Compensation Committee determined that our President and CEO and EVP and Chief Scientist would participate in the Executive Plan for the 2011 calendar year performance period. In addition, the Compensation Committee established target bonus amounts for our President and CEO and EVP and Chief Scientist equal to 100% and 40%, respectively, of each individual’s annual base salary as of December 31, 2011. The Compensation Committee also established performance goals under the Executive Plan for the 2011 performance period, which are based on the attainment of specific performance levels related to the Company’s 2011 revenues, earnings per share and operating cash flow (collectively, the “2011 Performance Goals”). Under the terms of the Executive Plan, each participant will be eligible to receive a bonus for the 2011 performance period equal to (a) such individual’s target bonus amount, multiplied by (b) the CPF, which is a percentage between 0% and 150% that is applied to each individual’s target bonus amount and is based on the achievement of the 2011 Performance Goals.

In February 2011, the Compensation Committee adopted the Gen-Probe 2011 Employee Bonus Plan (the “2011 Bonus Plan”), which provides for the payment to eligible employees, including NEOs other than participants in the Executive Plan, of cash incentive compensation for the 2011 performance period. The Compensation Committee assigned each of the NEOs participating in the 2011 Bonus Plan a target bonus amount equal to 40% of such individual’s annual base salary as of December 31, 2011. Bonuses are calculated under the 2011 Bonus Plan based on the CPF and ITPF consistent with the Employee Bonus Plan.

The Compensation Committee increased the 2011 target bonus percentage for our President and CEO from 75% to 100%, and for all NEOs other than Dr. Kacian from 35% to 40%, in order to further align targeted total cash compensation for these officers with the Company’s identified peer group, and ensure that any resulting increase in total annual cash compensation actually paid to such individuals would be based predominantly on corporate performance.

Each participant in the Executive Plan and the 2011 Bonus Plan may receive between 0% and 150% of his or her target bonus amount for the 2011 performance period.

Equity Awards

Each executive officer is eligible to receive an annual equity compensation award. The Company believes, based on its performance-based approach to compensation, that equity ownership in the Company is important to tie the ultimate level of compensation to the performance of the Company’s stock and stockholder gains while creating an incentive for sustained growth. The Company believes that this is especially true in the case of executive officers. The Compensation Committee generally does not consider the number of equity awards held by NEOs when making annual equity grants as it believes that awards should be given based on successful job performance and should not be discounted based on accumulated equity value. Further, the Compensation Committee believes that competitors who may try to hire the Company’s executive officers would not give full credit for existing equity ownership in the Company, and, to remain competitive, similarly do not credit old awards when approving new grants.

In 2006, the Company introduced a stock ownership policy for executive officers. Under the policy, executive officers are expected, within five years of the later of September 28, 2006 or an officer’s appointment, to acquire and hold Company stock equal in value to at least three times base salary in the case of our CEO, two times base salary in the case of our executive and senior vice presidents, and one times base salary in the case of vice presidents. The Compensation Committee believes that this ownership policy will further align executive and stockholder interests and thereby promote the objective of increasing stockholder value. Because the Company has adopted this stock ownership policy, the Compensation Committee has not established a minimum holding time period for restricted stock granted to NEOs or other Company employees as the Compensation Committee does not currently believe that such a requirement is necessary to align the interests of management with those of our stockholders.

Based in part on data presented to the Compensation Committee by Compensia over the years, the Compensation Committee has generally sought to structure the Company’s NEO compensation arrangements to provide for equity incentive compensation around the 75th percentile of the Company’s identified peer group. However, other factors, including the number of shares available for issuance under the Company’s equity incentive plans, corporate and individual performance, or the timing of award grants may alter the value of the annual awards granted on a Company-wide or individual basis in a particular year.

Prior to 2010, the Company typically granted annual equity awards to our executive officers (including NEOs) other than our CEO consisting of stock options and restricted stock awards, and granted stock options and deferred issuance restricted stock awards to the Company’s CEO. The terms of the deferred issuance restricted stock awards granted to the Company’s CEO have been substantially equivalent to the terms of the restricted stock awards granted to other NEOs, except that: (a) the shares underlying deferred issuance restricted stock awards are not issued by the Company until the earlier of the date on which all shares underlying such award become fully vested or the date on which the recipient is neither employed by, nor a director of, the Company; and (b) shares of restricted stock vest over a four-year period with 25% of the shares subject to the award vesting on each anniversary of the grant date, while deferred issuance restricted stock awards vest over a four-year period, with 25% of the shares subject to the award vesting on the first anniversary of the grant date and the remainder of the shares subject to the award vesting 1/48 each month thereafter until fully vested and subsequently issued. The Company has historically provided these awards to our CEO in an effort to provide certain deferred tax treatment to our CEO related to such awards, and to develop equity awards for our CEO with the strongest possible retention value. Throughout this proxy statement, general references to restricted stock include both restricted stock awards and deferred issuance restricted stock awards.

During 2009, the Compensation Committee determined that, commencing in 2010, grants of equity incentive awards to Company officers and other senior employees would generally comprise stock options, representing approximately 75% of the value of the aggregate applicable award, and performance stock awards, representing approximately 25% of the value of the aggregate applicable award. The Compensation Committee determined that, beginning in 2010, restricted stock awards with time-based vesting provisions only would not be granted to any Company employees. Instead, stock awards to be granted to Company officers and other senior employees under the 2003 Plan in 2010 would incorporate performance-based vesting provisions in addition to the time-based vesting provisions incorporated in prior restricted stock awards. The Compensation Committee made these determinations with reference to data presented to the Compensation Committee by Compensia, which included an analysis of various long-term equity incentive alternatives and their respective advantages and disadvantages for fostering the Company’s long-term growth, executive retention and performance goal achievement. The Compensation Committee believes this general mix of equity awards further increases the alignment between NEO equity compensation, achievement of the Company’s long-term growth and financial objectives and, ultimately, stockholder returns.

Allocation of equity awards between options and performance stock awards was generally based on an analysis of market practice among peer group companies, existing compensation guidelines established by the Compensation Committee, availability of equity awards under the Company’s equity compensation plans and individual performance. Guidelines for the number of equity awards granted to each executive officer were determined using a procedure approved by the Compensation Committee based upon the executive officer’s rank, performance and the value of the award at the time of grant. In addition, the Compensation Committee considered peer group data presented in Compensia’s reports in making such awards, as well as other factors. As a result, additional grants other than our customary annual award may be made following a significant change in job responsibility or in recognition of a significant achievement.

In the event of a change in control of the Company, each of the Company’s equity incentive plans provides that all outstanding equity awards will automatically become fully vested, exercisable or payable, as applicable. The Company believes that this provision effectively rewards its employees, many of whom receive equity compensation, in the event the Company is acquired and encourages our executive officers to seek out and support transactions that are in the best interests of the Company and its stockholders, even though they may personally experience potential employment risks from any such transaction.

Equity Awards Granted to Named Executive Officers During 2010

In February 2010, the Compensation Committee awarded each of the Company’s senior employees (including NEOs) equity awards consisting of stock options and performance stock awards. All such equity awards were issued under the 2003 Plan. The performance stock awards are intended to qualify as performance-based compensation under Section 162(m) of the Code.

Stock options granted under the 2003 Plan have a four-year vesting schedule in order to provide an incentive for continued employment. All stock options granted after May 17, 2006, when the Company’s stockholders approved an amendment to the 2003 Plan, expire seven years from the grant date. This provides a reasonable time frame in which to align the executive officer with any price appreciation of the Company’s stock, while managing overhang more effectively as compared to a ten-year option term, which the Company used prior to the May 2006 amendment. The exercise price of options granted under the Company’s equity incentive plans after November 16, 2006 is equal to the closing price of the Company’s common stock on the grant date. Prior to this date, the Company’s equity incentive plans, including the 2003 Plan, provided that the exercise price of options would be equal to the closing price of the Company’s common stock on the date prior to the grant date. The exercise price for stock option grants and similar awards is equal to the last quoted price per share of the Company’s common stock on the Nasdaq Global Select Market on the grant date. Our 2003 Plan prohibits equity award grants below fair market value and equity award re-pricing without stockholder approval.

Recipients of 2010 performance stock awards were granted the right to receive a designated number of shares of common stock based on the achievement of target performance levels related to the Company’s 2010 GAAP revenues, non-GAAP EPS and return on invested capital (collectively, the “Performance Stock Award Criteria”).

The Compensation Committee incorporated total revenues and EPS performance measures into the 2010 performance stock awards for the same reason these criteria were included within the CPF under the Bonus Plans. The Compensation Committee incorporated a performance measure based on return on invested capital into the 2010 performance stock awards because the Compensation Committee believed that doing so provides a gauge of how well the Company is using its cash to generate returns for stockholders, and that return on invested capital is a key metric upon which stockholders make their investment decisions. Please see the “Grants of Plan-Based Awards in Fiscal 2010” table below for additional information regarding the threshold, target and maximum number of shares of Company common stock that our NEOs were eligible to receive pursuant to performance stock awards granted in February 2010.

The threshold, target and “stretch” performance levels for each Performance Stock Award Criteria under the performance stock awards granted in February 2010 were as follows:

Performance Stock Award Criteria	Threshold Performance	Target Performance	Stretch Performance

GAAP Revenue Growth	10%	15%	≥ 20%
Non-GAAP EPS Growth	10%	15%	≥ 20%
Return on Invested Capital	12.5%	13.5%	≥ 14.5%

Pursuant to the terms of the applicable performance stock award agreement, each recipient was eligible to receive between zero and up to 150% of the target number of shares of Company common stock subject to the award based on actual performance as measured against the Performance Stock Award Criteria. Each Performance Stock Award Criteria represented one-third of the value of the total award. If the Company failed to achieve an identified threshold level of performance for any of the Performance Stock Award Criteria, no shares of Company common stock would be awarded for that Performance Stock Award Criteria.

In the first quarter of 2011, the Compensation Committee determined the Company’s actual performance as compared to the Performance Stock Award Criteria. The Company generated approximately 9% total revenue growth in 2010 on a GAAP basis as compared to fiscal 2009 results, however, this growth rate failed to achieve threshold performance for that Performance Stock Award Criteria. As a result, no shares of Company common stock were issued under the 2010 performance stock awards based on the Company’s 2010 GAAP revenue growth. In addition, the Company reported non-GAAP EPS growth in 2010 of approximately 12% over 2009 non-GAAP EPS results, which resulted in a 73.1% achievement level under that Performance Stock Award Criteria. Finally, the Company achieved return on invested capital of 13.5% in 2010, which resulted in target level (100%) achievement under that Performance Stock Award Criteria. Therefore, the Company achieved a combined total of 57.7% of target performance under the performance stock awards granted to our NEOs and other senior employees in February 2010.

Shares of Company common stock subject to 2010 performance stock awards were issued to award recipients in the first quarter of 2011 based on actual performance, and vest one-third on the date of issuance, one-third on the first anniversary of the date of issuance and one-third on the second anniversary of the date of issuance, so long as the award recipient is employed by the Company on each such date.

Equity Awards Granted to Named Executive Officers During 2011

In February 2011, the Compensation Committee granted equity awards to executive officers (including NEOs) and other senior employees consisting of stock options and performance stock awards. The Compensation Committee specifically structured these equity awards in a manner designed to further align 2011 executive compensation with our long-term stock price performance in three ways. First, the Compensation Committee increased the proportion that performance stock awards represent in comparison to total equity award value. In February 2010, performance stock awards represented approximately 25% of total equity award value and stock options represented approximately 75%. In contrast, the value of the annual equity awards granted to our executive officers (including NEOs) in February 2011 comprised approximately 40% performance stock awards and 60% stock options. Second, the Compensation Committee determined that it would seek to incorporate performance criteria into 2011 performance stock awards that directly link the number of shares issued to award recipients to the Company’s relative stock price performance in comparison to an industry index. Performance stock awards granted in 2010 incorporated performance criteria based on independent Company performance in certain financial categories (revenues, EPS and return on invested capital). In contrast, the number of shares ultimately issued to recipients of performance stock awards granted in 2011 will directly depend on the Company’s relative stock price performance in comparison to the Standard & Poor’s Health Care Equipment Select Industry Index. Third, the Compensation Committee determined that performance stock awards granted in February 2011 would be measured over a three-year performance period against this industry index, rather than the one-year performance period used to measure performance stock awards granted in 2010.

Deferred Compensation Plan

The Company maintains a Deferred Compensation Plan (the “DCP”) that allows certain highly compensated management, including NEOs, key employees and directors of the Company, to defer up to 80% of annual base salary (or director fees) and annual bonus compensation. In 2010, Mr. Hull and Mr. Bowen participated in the DCP.

Deferred amounts are credited with gains and losses based on the performance of deemed investment options selected by a committee appointed by our Board to administer the DCP. The DCP also allows for discretionary contributions to be made by the Company. Participants may receive distributions upon (i) a pre-set date or schedule that is elected during an appropriate election period, (ii) the occurrence of unforeseeable financial emergencies, (iii) termination of employment (including retirement), (iv) death, (v) disability, or (vi) a change in control of the Company as defined in the DCP. Certain participants must wait six months following termination of employment to receive distributions. Amounts deferred under the DCP after 2004 are subject to Section 409A of the Code, and the DCP was amended in 2008 to satisfy the documentary compliance requirements of Section 409A.

The Company may terminate the DCP at any time with respect to participants providing services to the Company. Upon termination of the DCP, participants will be paid out in accordance with their prior distribution elections and otherwise in accordance with the DCP. Upon and for twelve months following a change in control, the Company has the right to terminate the DCP and, notwithstanding any elections made by participants, to pay out all benefits in a lump sum, subject to the provisions of the Code.

Post-Termination Benefits

Post-termination benefits for executive officers are established pursuant to the terms of individual employment agreements; however, as a policy we no longer provide employment agreements to any newly hired executive officers, except in exceptional circumstances and as approved by our Compensation Committee on a case-by-case basis.

As further described under “Potential Payments Upon Termination or Change-in-Control,” each NEO is entitled to certain cash consideration and other benefits in the event the NEO is terminated other than for “cause,” if the NEO terminates employment for “good reason” or if the NEO is terminated in connection with a change in control, in each case with such payments and benefits conditioned upon the execution by the NEO of a general release of all claims. As described above under the heading “Equity Awards,” the Company’s equity incentive plans provide for full acceleration of vesting of equity awards held by all persons (including NEOs) upon a change in control of the Company. The employment agreements with each NEO that provide for additional severance benefits for terminations related to a change in control each reflect a “double trigger” change in control mechanism. The single trigger acceleration of vesting under the Company’s equity incentive plans provides an incentive for all employees, including NEOs, to support transactions which are in the best interests of stockholders, and the Compensation Committee believes that the policy of providing enhanced severance to executive officers upon a “double trigger” best aligns the interests of stockholders and management since it keeps the decision of paying severance costs with the acquiring company, not with current management. As a result, in the event an acquiring company desires to employ some or all of our management following an acquisition, the consideration that otherwise would be allocated solely to management under a “single trigger” policy (other than the acceleration of vesting of equity awards) can instead be shared by all stockholders.

The Compensation Committee intends that this “double trigger” severance change in control policy will provide fair and equitable compensation to executive officers with employment agreements in the event of a termination in connection with a change in control. By providing for reasonable severance for our executive officers in the event of an employment termination in connection with a change in control, the Compensation Committee intends to provide each executive officer (including our NEOs) with an employment agreement with compensation that is sufficient to mitigate the risk of employment loss and encourage each executive to assist in undertaking the transaction. The amount of the severance is balanced against the Company’s need to be responsible to its stockholders, and also takes into account the potential negative impact such severance payments may have on the acquiring party in a change in control transaction.

No individual employment or other agreement between the Company and any executive officer contains a tax “gross-up” provision with respect to taxes that may be incurred under Section 280G of the Code in connection with a change in control of the Company. In particular, in May 2009 we entered into an amended and restated employment agreement with Carl W. Hull in connection with Mr. Hull’s appointment as the Company’s CEO, which did not include the excise tax “gross-up” provision that previously existed in our former CEO’s employment agreement.

The various levels of post-termination benefits for each executive officer with an employment agreement were determined by the Compensation Committee to be appropriate for the individual based on such person’s duties and responsibilities with the Company and were the result of arms-length negotiations. The Company also believes that these benefits take into account the expected length of time and difficulty the individual may experience in trying to secure new employment.

Other Benefits

The Company provides its executive officers with the following benefits that are also available to all of its full-time employees:

Employee Stock Purchase Plan.  The Company maintains a tax-qualified ESPP that allows all participants to acquire Company common stock at a discount price. This plan has a six-month look-back and allows participants to buy Company stock at a 15% discount to the lower of the market price on the first or last day of the applicable six-month offering period with up to 15% of his or her base salary or a maximum of $21,250 annually. The Company offers the ESPP to allow employees to profit when the value of Company stock increases over time. Because of the tax advantages associated with holding stock purchased through the ESPP, the Company also believes the ESPP aligns participants’ interests with stockholders. During 2010, Mr. Hull, Mr. Rosenman, Dr. Kacian and Dr. Lai purchased shares under the ESPP.

401(k) Plan.  The Company offers to all eligible full-time employees the opportunity to participate in a 401(k) Plan. The 401(k) Plan permits eligible employees of the Company to defer up to 100% of their annual compensation, subject to certain limitations imposed by the Code. The employees’ elective deferrals are immediately vested and non-forfeitable upon contribution to the 401(k) Plan. In order to incentivize prudent retirement savings and supplement retirement income, the Company matches up to 50% of the first 6% of an employee’s contributions, subject to a four-year vesting schedule. All of our NEOs participated in the 401(k) Plan in 2010 and received matching contributions from the Company in the amounts set forth in footnote 5 to the “Summary Compensation Table” below.

Health and Welfare Benefits.  The Company’s healthcare, life and disability insurance, and other welfare and employee-benefit programs are the same for all eligible full-time employees, including NEOs and other executive officers. Because of the importance placed by the Company on the health and welfare of its employees, the Company subsidized most of the cost of healthcare benefits for all employees and their eligible dependents in 2010.

In addition to the foregoing, the Company provides the following benefits to Mr. Hull pursuant to his employment agreement: a term life insurance policy providing for payment of $1,000,000 to his designated beneficiaries upon his death; a long term disability insurance policy providing for payment at a rate of not less than $200,000 per annum; and accidental death and disability insurance for a benefit of $400,000 (airplane) and $200,000 (automobile or walking) should Mr. Hull suffer accidental death or disability during the term of his employment agreement.

Risk Considerations

Our Compensation Committee considers, in establishing and reviewing our overall executive compensation program, whether the program encourages taking unnecessary or excessive risks. During the first quarter of 2011, management, with the input of our human resources and legal departments, reviewed our compensation practices and policies to identify whether they believed these practices and policies created excessive or unnecessary risks. These findings were presented to the Compensation Committee and the Board for consideration. After consideration of the information presented, the Compensation Committee and the Board concluded that our overall executive compensation program does not encourage unnecessary or excessive risk taking. In reaching this conclusion, the Compensation Committee and the Board considered both the cash and equity components of compensation.

With respect to cash compensation, the Compensation Committee noted that base salaries are fixed in amount and thus do not encourage risk taking. Separately, while performance-based cash bonus awards under the Bonus Plans focus on achievement of annual goals, and annual goals could encourage a focus on shorter-term performance, the Bonus Plans do not represent a majority of any individual’s total compensation opportunity. In addition, the Compensation Committee included the Operational Performance Goals into the CPF for the 2010 performance period in order to create incentives for employees to achieve certain strategic and operational goals designed to translate into our longer-term financial performance. The Compensation Committee believes that the Bonus Plans appropriately balance risk and the desire to focus employees on specific annual goals important to the Company’s near-term and longer-term financial success, and that the Bonus Plans do not encourage unnecessary or excessive risk taking.

A significant portion of the compensation provided to executive officers and other senior employees of the Company is in the form of long-term equity incentive awards that are important to help further align the interests of the recipient with those of our stockholders. The Compensation Committee believes that these awards do not encourage unnecessary or excessive risk taking because the ultimate value of the awards is tied to our stock price. Furthermore, these equity awards are staggered and subject to long-term vesting schedules to help ensure that recipients have significant value tied to our long-term stock price performance.

Tax Considerations

Section 162(m) of the Code limits the Company’s tax deductibility of annual compensation in excess of $1,000,000 paid to our CEO and any of our three other most highly compensated executive officers, other than our Chief Financial Officer. However, performance-based compensation that has been approved by our stockholders is excluded from the $1,000,000 limit if, among other requirements, the compensation is payable only upon the attainment of pre-established, objective performance goals and the committee of our Board that establishes such goals consists only of “outside directors.” All members of our Compensation Committee qualify as outside directors.

The Compensation Committee considers the anticipated tax treatment to the Company and our executive officers when reviewing executive compensation and our compensation programs. The deductibility of some types of compensation payments can depend upon the timing of an executive’s vesting or exercise of previously granted rights or termination of employment. Interpretations of and changes to applicable tax laws and regulations, as well as other factors beyond the Compensation Committee’s control, can also affect the deductibility of compensation.

While the tax impact of any compensation arrangement is one factor to be considered, this impact is evaluated in light of the Compensation Committee’s overall compensation philosophy and objectives. The Compensation Committee will consider ways to maximize the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate officers in a manner commensurate with performance and the competitive environment for executive talent. From time to time, the Compensation Committee may award compensation to our executive officers which is not fully deductible if it determines that the award is consistent with its philosophy and is in our and our stockholders’ best interests.

Our Executive Plan and the 2003 Plan have been designed and implemented with the intent to allow us to pay performance-based compensation under Section 162(m) of the Code.

SUMMARY COMPENSATION TABLE

The following table shows for the fiscal years ended December 31, 2010, 2009 and 2008, compensation awarded to or paid to, or earned by, our NEOs, consisting of our President and CEO, Chief Financial Officer, and our three other most highly compensated executive officers in fiscal 2010.

Summary Compensation Table

						Non-Equity	All
				Stock	Option	Incentive Plan	Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Name and Principal Positions	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)

Carl W. Hull	2010	680,000	—	433,852	1,332,209	504,900	48,205	2,999,166
President, Chief Executive Officer	2009	586,700	—	874,400	743,677	465,773	18,950	2,689,500
and Director	2008	482,293	—	601,500	709,868	441,788	7,590	2,243,039

Herm Rosenman	2010	370,179	—	115,182	381,900	124,769	9,330	1,001,360
Senior Vice President, Finance	2009	361,150	—	57,765	159,086	124,456	9,330	711,787
and Chief Financial Officer	2008	343,938	—	401,020	283,947	128,977	9,130	1,167,012

Daniel L. Kacian, Ph.D., M.D.	2010	436,926	—	134,379	418,694	173,023	9,330	1,172,352
Executive Vice President and	2009	424,200	—	71,244	199,470	165,947	9,330	870,191
Chief Scientist	2008	404,019	—	501,230	354,934	159,082	8,880	1,428,145

R. William Bowen	2010	377,988	—	122,861	384,437	143,276	8,640	1,037,202
Senior Vice President,	2009	363,450	—	69,318	190,903	130,973	8,640	763,285
General Counsel and Secretary	2008	349,461	—	401,020	283,947	131,048	8,190	1,173,666

Eric Lai, Ph.D.	2010	369,000	—	115,182	380,631	135,995	8,040	1,008,848
Senior Vice President,	2009	318,462	25,000	28,883	387,306	106,795	57,069	923,515
Research and Development	2008	—	—	—	—	—	—	—

(1)	The amount reported for Dr. Lai represents a one-time sign-on bonus paid to Dr. Lai in connection with his initial employment by the Company in February 2009.

(2)	The amounts reported in the “Stock Awards” column represent the aggregate grant date fair value of performance stock awards based upon the probable achievement of the Performance Stock Award Criteria as of the grant date, or 90% of target performance, consistent with the estimate of the aggregate compensation cost to be recognized over the applicable service period determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718, excluding the effect of estimated forfeitures. Please see the “Compensation, Discussion and Analysis” section above for the Company’s actual performance during 2010 as compared to the Performance Stock Award Criteria for performance stock awards granted during 2010. The valuation assumptions used in determining 2010 amounts are described in Note 5 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010. The valuation assumptions used in determining 2009 and 2008 amounts are described in Note 4 and Note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and December 31, 2008, respectively.

The grant date fair value of performance stock awards granted to each of our NEOs during 2010 (a) assuming the highest level of performance (“stretch”) under the Performance Stock Award Criteria, and (b) based on the Company’s actual 2010 performance in accordance with the Performance Stock Award Criteria as determined by the Compensation Committee in February 2011, are as follows:

		Grant Date Fair Value of
	Grant Date Fair Value of	2010 Performance Stock Awards
	2010 Performance Stock Awards	Based on Actual Performance
	Assuming Maximum Performance	(57.7% of Target)
Named Executive Officer	($)	($)
Carl W. Hull	723,087	278,147
Herm Rosenman	191,970	73,844
Daniel L. Kacian, M.D., Ph.D.	223,965	86,152
R. William Bowen	204,768	78,767
Eric Lai, Ph.D.	191,970	73,844

(3)	The amounts reported in the “Option Awards” column represent the aggregate grant date fair value of stock option awards determined in accordance with FASB ASC Topic 718. The valuation assumptions used in determining 2010 amounts are described in Note 5 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010. The valuation assumptions used in determining 2009 and 2008 amounts are described in Note 4 and Note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and December 31, 2008, respectively.

(4)	“Non-Equity Incentive Plan Compensation” is comprised entirely of cash bonuses awarded under our bonus plans with respect to performance during the 2010, 2009 and 2008 fiscal years. Please see “Annual Cash Bonus Awards” above for additional information regarding the Bonus Plans in effect for fiscal 2010. Amounts earned in 2010 were paid during fiscal year 2011, amounts earned in 2009 were paid during fiscal year 2010 and amounts earned in 2008 were paid during fiscal year 2009. All individual and financial performance goals used in calculating amounts earned under the Bonus Plans were pre-determined. In addition, to the extent possible, performance goals were generally structured to include an objectively measurable component. All amounts paid were at the determination of the Compensation Committee.

(5)	Amounts included in the “All Other Compensation” column are as follows:

			Life			Tax
		Matching	Insurance	Relocation	Travel	Gross-Up
		401(k)	Benefits	Benefits	Expenses	Payments	Miscellaneous		Total
Named Executive Officer	Year	($)	($)	($)	($)(1)	($)(2)	($)		($)

Carl W. Hull	2010	7,350	13,398	—	15,278	12,179	—		48,205
	2009	7,350	1,600	—	—	—	10,000	(3)	18,950
	2008	6,900	690	—	—	—	—		7,590
Herm Rosenman	2010	7,350	1,980	—	—		—		9,330
	2009	7,350	1,980	—	—	—	—		9,330
	2008	6,900	1,980	—	—	—	250		9,130
Daniel L. Kacian, Ph.D., M.D.	2010	7,350	1,980	—	—	—	—		9,330
	2009	7,350	1,980	—	—	—	—		9,330
	2008	6,900	1,980	—	—	—	—		8,880
R. William Bowen	2010	7,350	1,290	—	—	—	—		8,640
	2009	7,350	1,290	—	—	—	—		8,640
	2008	6,900	1,290	—	—	—	—		8,190
Eric Lai, Ph.D.	2010	7,350	690	—	—	—	—		8,040
	2009	7,350	610	23,661	—	15,324	10,124	(4)	57,069
	2008	—	—	—	—	—	—		—

(1)	The amount reported in 2010 for Mr. Hull represents travel expenses for Mr. Hull and his wife incurred solely in connection with attendance at the Company’s “CEO Club,” an annual incentive trip for the Company’s top sales manager, sales representatives, field technical specialists, and their spouses.

(2)	The amounts reported reflect tax “gross-up” payments for Mr. Hull’s travel expenses and Dr. Lai’s relocation benefits. Consistent with Company policy, all Company employees attending the Company’s “CEO Club” trip, including Mr. Hull, are provided a corresponding tax “gross-up” benefit for their related travel expenses.

(3)	The amount reported reflects fees paid by the Company for the legal representation of Mr. Hull in connection with Mr. Hull’s amended and restated employment agreement, which was entered into upon Mr. Hull’s appointment as CEO of the Company in May 2009.

(4)	The amount reported reflects payments made to Personalized Science, LLC, for the participation of its Managing Director, Dr. Lai’s spouse (Myla Lai-Goldman, M.D.), on the Company’s Scientific Advisory Committee. Throughout her career, Dr. Lai-Goldman has developed significant expertise in transitioning research-based technologies into clinical medicine, including while serving as Chief Scientific Officer, Executive Vice President and Medical Director of Laboratory Corp. of America Holdings from April 1998 to December 2008.

Grants of Plan-Based Awards

The following table reports certain information regarding grants of plan-based awards to our NEOs for the fiscal year ended December 31, 2010.

Grants of Plan-Based Awards in Fiscal 2010

								All Other
								Option
								Awards:		Closing	Grant
								Number	Exercise	Market	Date Fair
		Estimated Future Payouts Under			Estimated Future Payouts Under			of	or Base	Price	Value of
		Non-Equity Incentive Plan			Equity Incentive Plan			Securities	Price of	on the	Stock and
		Awards(1)			Awards(2)			Underlying	Option	Grant	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Options	Awards	Date	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)(3)	($/Sh)	($/Sh)	($)(4)

Carl W. Hull		—	510,000	726,750
	2/10/10				5,650	11,300	16,950			42.66	433,852
	2/10/10							105,000	42.66	42.66	1,332,209
Herm Rosenman		—	129,563	187,542
	2/10/10				1,500	3,000	4,500			42.66	115,182
	2/10/10							30,100	42.66	42.66	381,900
Daniel L. Kacian, Ph.D., M.D.		—	174,770	249,048
	2/10/10				1,750	3,500	5,250			42.66	134,379
	2/10/10							33,000	42.66	42.66	418,694
R. William Bowen		—	132,296	191,498
	2/10/10				1,600	3,200	4,800			42.66	122,861
	2/10/10							30,300	42.66	42.66	384,437
Eric Lai, Ph.D.		—	129,150	186,945
	2/10/10				1,500	3,000	4,500			42.66	115,182
	2/10/10							30,000	42.66	42.66	380,631

(1)	Amounts reported represent the threshold, target and maximum cash bonus amounts that could have been earned for the 2010 performance period pursuant to the Bonus Plans. Actual amounts awarded for 2010 are included in the “Summary Compensation Table” above. For all individuals other than Mr. Hull and Dr. Kacian, cash bonuses were paid pursuant to the Employee Bonus Plan based upon attainment of the 2010 Performance Goals and each NEO’s individual performance goals. For Mr. Hull and Dr. Kacian, a cash bonus was paid for 2010 performance pursuant to the Executive Plan based solely upon the attainment of the 2010 Performance Goals.

(2)	Amounts reported represent the threshold, target and maximum number of shares that could have been issued pursuant to performance stock awards granted under the 2003 Plan to our NEOs during 2010. In February 2011, the Compensation Committee determined the Company’s performance in accordance with the Performance Stock Award Criteria and issued the following number of shares to our NEOs: Mr. Hull (6,520); Mr. Rosenman (1,731); Dr. Kacian (2,019); Mr. Bowen (1,846); and Dr. Lai (1,731). The stock issued to NEOs pursuant to performance stock awards granted in February 2010 vests one-third on the date of issuance, one-third on the first anniversary of the date of issuance, and one-third on the second anniversary of the date of issuance, so long as the applicable recipient is employed by or a director of the Company on each such vesting date.

(3)	Amounts reported reflect stock option grants that were made pursuant to the 2003 Plan during 2010. All stock options vest and become exercisable on a four-year vesting schedule, with 25% of the shares subject to the option vesting one year from the grant date and 1/48 of the shares subject to the option vesting each month thereafter until fully vested.

(4)	The amounts reported for stock option grants during 2010 reflect the full grant date fair value of the awards determined in accordance with FASB ASC Topic 718. Amounts reported for the grant of performance stock awards reflect the fair value of such awards based upon the probable achievement of the Performance Stock Award Criteria as of the grant date, or 90% of target level performance, consistent with the estimate of the aggregate compensation cost to be recognized over the applicable service period determined as of the grant date in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The valuation assumptions used in determining such amounts are described in Note 5 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Outstanding Equity Awards at Fiscal Year-End

The following table shows for the fiscal year ended December 31, 2010, certain information regarding outstanding equity awards at fiscal year end for our NEOs.

	Option Awards(1)					Stock Awards(2)
									Equity
									Incentive
									Plan Awards:
								Equity	Market or
							Market	Incentive	Payout Value
							Value of	Plan Awards:	of Unearned
		Number of	Number of			Number of	Shares or	Number of	Shares,
		Securities	Securities			Shares or	Units of	Unearned	Units or
		Underlying	Underlying	Option		Units of	Stock That	Shares, Units or	Other Rights
	Award	Unexercised	Unexercised	Exercise	Option	Stock That	Have Not	Other Rights That	That Have
	Grant	Options (#)	Options (#)	Price	Expiration	Have Not	Vested	Have	Not Vested
Name	Date	Exercisable	Unexercisable	($)(3)	Date	Vested (#)	($)(4)	Not Vested (#)(5)	($)(4)

Carl W. Hull	03/01/07	70,312	4,688	47.42	03/01/14
	08/15/07	29,166	5,834	60.82	08/15/14
	08/15/08	21,875	15,625	60.15	08/15/15
	05/18/09	21,770	33,230	43.72	05/18/16
	02/10/10	—	105,000	42.66	02/10/17
	03/01/07					2,500	145,875
	08/15/07					1,250	72,938
	08/15/08					5,000	291,750
	05/18/09					12,084	705,101	7,916	461,899
	02/10/10					—	—	5,650	329,678

Total		143,123	164,377			20,834	1,215,664	13,566	791,577

Herm Rosenman	08/15/03	50,288	—	29.53	08/15/13
	09/13/04	25,000	—	36.59	09/13/14
	10/17/05	20,000	—	42.50	10/17/15
	08/15/06	20,000	—	49.29	08/15/13
	08/15/07	16,666	3,334	60.82	08/15/14
	08/15/08	8,750	6,250	60.15	08/15/15
	08/17/09	4,333	8,667	38.51	08/17/16
	02/10/10	—	30,100	42.66	02/10/17
	08/15/07					1,750	102,113
	08/15/08					3,334	194,539
	08/17/09					1,125	65,644
	02/10/10					—	—	1,500	87,525

Total		145,037	48,351			6,209	362,296	1,500	87,525

Daniel L. Kacian, Ph.D., M.D.	09/13/04	50,000	—	36.59	09/13/14
	10/17/05	30,000	—	42.50	10/17/15
	08/15/06	32,000	—	49.29	08/15/13
	08/15/07	20,833	4,167	60.82	08/15/14
	08/15/08	10,937	7,813	60.15	08/15/15
	08/17/09	5,433	10,867	38.51	08/17/16
	02/10/10	—	33,000	42.66	02/10/17
	08/15/07					2,500	145,875
	08/15/08					4,167	243,144
	08/17/09					1,388	80,990
	02/10/10					—	—	1,750	102,113

Total		149,203	55,847			8,055	470,009	1,750	102,113

R. William Bowen	10/17/05	23,265	—	42.50	10/17/15
	08/15/06	30,000	—	49.29	08/15/13
	08/15/07	19,166	3,834	60.82	08/15/14
	08/15/08	8,750	6,250	60.15	08/15/15
	08/17/09	5,200	10,400	38.51	08/17/16
	02/10/10	—	30,300	42.66	02/10/17
	08/15/07					2,000	116,700
	08/15/08					3,334	194,539
	08/17/09					1,350	78,773
	02/10/10					—	—	1,600	93,360

Total		86,381	50,784			6,684	390,012	1,600	93,360

Eric Lai, Ph.D.	03/02/09	10,937	14,063	37.95	03/02/16
	08/17/09	2,166	4,334	38.51	08/17/16
	02/10/10	—	30,000	42.66	02/10/17
	08/17/09					563	32,851
	02/10/10					—	—	1,500	87,525

Total		13,103	48,397			563	32,851	1,500	87,525

(1)	All shares subject to outstanding stock options vest 25% one year from the grant date and 1/48 each month thereafter until fully vested.

(2)	Except for awards granted (a) to all NEOs in 2010, and (b) to Mr. Hull in 2009, amounts reported reflect restricted stock awards which vest over four years with 25% of the shares subject to each restricted stock award vesting on each anniversary of the grant date. Awards granted to Mr. Hull in 2009 reflect deferred issuance restricted stock awards that vest over four years, with 25% of the shares subject to the award vesting one year from the grant date, and the remainder of the shares subject to the award vesting 1/48 each month thereafter until fully vested and subsequently issued on the earlier of the date on which such award is fully vested or the date on which Mr. Hull is neither employed by, nor a director of, the Company. All stock awards reported for our NEOs in 2010 represent the threshold number of shares of stock that each NEO was entitled to receive pursuant to performance stock awards granted to each individual in February 2010, which vest one-third on the date of issuance (February 10, 2011), one-third on the first anniversary of the date of issuance and one-third on the second anniversary of the date of issuance, so long as the individual is employed by or a director of the Company on each such vesting date.

(3)	The exercise price of stock options granted prior to November 16, 2006 was equal to the closing market price of the Company’s common stock on the date immediately prior to the grant date, pursuant to the then-applicable provisions of the Company’s equity incentive plans. Effective November 16, 2006, the Company’s equity incentive plans were amended to provide that the exercise price of all stock options granted after such date is equal to the closing price of the Company’s common stock on the grant date.

(4)	Based on a closing stock price of $58.35 at fiscal-year end (December 31, 2010).

(5)	Amounts reported in 2009 for Mr. Hull represent the number of shares of deferred issuance restricted stock awards that have vested, but have not yet been issued. Amounts reported for 2010 represent the threshold number of shares of stock that each NEO was entitled to receive pursuant to performance stock awards granted to each individual in February 2010.

Option Exercises and Stock Vested

The following table shows for the fiscal year ended December 31, 2010, certain information regarding stock option exercises and stock vested with respect to the Company’s NEOs.

Option Exercises and Stock Vested in Fiscal 2010

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value Realized	Shares	Value Realized
	Acquired on	on Exercise	Acquired on	on Vesting
Name	Exercise (#)	($)(1)	Vesting (#)(2)	($)(3)

Carl W. Hull	—	—	6,250	294,788
Herm Rosenman	—	—	5,542	263,281
Daniel L. Kacian, Ph.D., M.D.	131,000	2,767,582	8,045	382,096
R. William Bowen	521	4,501	5,992	284,709
Eric Lai, Ph.D.	—	—	187	1,879

(1)	Amounts reported reflect the difference between the stock option exercise price and the market price of the underlying shares multiplied by the number of shares acquired upon exercise of the stock option.

(2)	Amounts reported reflect the number of shares of restricted stock for which the restrictions have lapsed, and with respect to Mr. Hull only, deferred issuance restricted stock awards that vested, during 2010.

(3)	Amounts reported reflect the fair market value of the underlying shares on the vesting date multiplied by the number of shares covered by the applicable award that vested on such date.

Post-Employment Compensation

Pension Benefits

We do not provide pension arrangements or post-retirement health coverage for our executive officers or employees. Our NEOs and all other employees are eligible to participate in our 401(k) Plan. In any plan year, we will contribute to each participant a matching contribution equal to 50% of the first 6% of the participant’s compensation that has been contributed to the plan, up to a maximum matching contribution of $7,350 for fiscal 2010. All of our NEOs participated in the 401(k) Plan in 2010 and received the maximum matching contributions from the Company.

Nonqualified Deferred Compensation

The following table shows for the fiscal year ended December 31, 2010, certain information regarding nonqualified deferred compensation benefits for our NEOs. A description of the material terms of our DCP is included in the CD&A portion of this proxy statement.

Nonqualified Deferred Compensation for Fiscal 2010

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions in	Earnings	Withdrawals/	Balance
	in Last FY	Last FY	in Last FY	Distributions	at 12/31/10
Name	($)(1)	($)	($)	($)	($)(2)

Carl W. Hull	116,443	—	35,679	—	307,440
Herm Rosenman	—	—	—	—	—
Daniel L. Kacian, Ph.D. M.D.	—	—	—	—	—
R. William Bowen	30,239	—	8,666	(21,852)	101,780
Eric Lai, Ph.D.	—	—	—	—	—

(1)	The amount reported for Mr. Hull is included within his 2009 “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table” above. The amount reported for Mr. Bowen is included within his 2010 “Salary” column in the “Summary Compensation Table” above.

(2)	Of the aggregate balance reported for Mr. Hull, $110,445 was previously reported in Mr. Hull’s 2008 “Non-Equity Incentive Plan Compensation” in the Company’s 2009 Summary Compensation Table. Of the aggregate balance reported for Mr. Bowen, $25,320 was included in Mr. Bowen’s 2006 “Salary” in the Company’s 2006 Summary Compensation Table, $26,839 was included in Mr. Bowen’s 2007 “Salary” in the Company’s 2007 Summary Compensation Table, and $20,968 was included in Mr. Bowen’s 2008 “Salary” in the Company’s 2008 Summary Compensation Table.

Potential Payments Upon Termination or Change-in-Control

Post-termination benefits for our NEOs are established pursuant to the terms of their individual employment agreements. The following table sets forth the amounts payable to each of our NEOs based on an assumed termination as of December 31, 2010: (i) without cause or a termination by the NEO for good reason, which was not related to a change in control; (ii) a termination without cause or termination for good reason related to a change in control; and (iii) the acceleration of vesting of equity awards which would occur upon a change in control under the terms of our equity incentive plans.

			Daniel L.
			Kacian,
	Carl W.	Herm	Ph.D.,	R. William	Eric
Compensation Component	Hull	Rosenman	M.D.	Bowen	Lai, Ph.D.

Severance not due to a Change in Control(1)
Salary	$1,360,000	$370,179	$436,926	$377,988	$369,000
Bonus	1,425,000	—	—	—	—
Life Insurance	1,380	1,980	1,980	1,290	690
Outplacement Services	8,000	8,000	8,000	8,000	8,000
Medical Reimbursement	15,435	11,308	5,654	15,435	15,435

	$2,809,815	$391,467	$452,560	$402,713	$393,125

Severance due to a Change in Control(1)
Salary	$2,040,000	$555,269	$655,389	$566,982	$553,500
Bonus	1,900,000	194,345	262,155	198,444	193,725
Life Insurance	1,380	1,980	1,980	1,290	690
Outplacement Services	8,000	8,000	8,000	8,000	8,000
Medical Reimbursement	15,435	11,308	5,654	15,435	15,435

	$3,964,815	$770,902	$933,178	$790,151	$771,350

Automatic Vesting due to a Change in Control(2)
Stock Options	$2,184,845	$644,222	$733,371	$681,743	$843,572
Restricted Stock	1,215,664	362,295	470,009	390,011	32,851
Performance Stock Awards	989,033	262,575	306,338	280,080	262,575

Total (Severance and Accelerated Vesting due to a Change in Control)	$8,354,357	$2,039,994	$2,442,896	$2,141,985	$1,910,348

(1)	See the discussion below under “Employment Agreements with Named Executive Officers” for a description of the severance criteria and benefits provided to our NEOs upon a qualifying termination event, including the form in which payments are made.

(2)	The value of the accelerated vesting of unvested stock options is based on the excess of $58.35 per share, the closing price of our common stock on December 31, 2010, over the option exercise price per share. The value of the accelerated vesting of unvested restricted stock or deferred issuance restricted stock, as applicable, is based on $58.35 per share. The value of unvested and unearned performance stock awards granted in February 2010 is based on $58.35 per share multiplied by the maximum number of shares that could be issued pursuant to such awards outstanding as of December 31, 2010.

Employment Agreements with Named Executive Officers

Employment Agreement with the Company’s President and Chief Executive Officer

On May 14, 2009, the Company entered into an amended and restated employment agreement with Carl W. Hull, in connection with Mr. Hull’s appointment as our CEO effective as of May 18, 2009. Mr. Hull’s employment agreement specifies the terms and conditions of his employment that were set through the course of arms-length negotiations. The terms and conditions contained in Mr. Hull’s agreement reflect our recognition of Mr. Hull’s increase in responsibility, as well as our assessment of what was reasonable and appropriate to ensure Mr. Hull’s continued employment and an orderly transition of chief executive officers following the retirement of the Company’s former CEO, Mr. Nordhoff.

The term of Mr. Hull’s employment agreement runs through May 17, 2012. Pursuant to the agreement, Mr. Hull’s minimum base salary will be $635,000 for the term of the agreement, which amount can be increased by the Compensation Committee. In February 2011, the Compensation Committee increased Mr. Hull’s annual base salary to $750,000, effective January 1, 2011. In addition, Mr. Hull’s annual target cash bonus will equal at least 75% of his annual base salary, with the actual bonus amount payable determined by the Compensation Committee and subject to the terms of the Company’s applicable bonus plans. In February 2011, the Compensation Committee established a 2011 target bonus under the Executive Plan for Mr. Hull equal to 100% of Mr. Hull’s annual base salary as of December 31, 2011. The agreement further provides that Mr. Hull may be awarded stock options, restricted stock or other equity awards of the Company, as determined by the Compensation Committee. The Company is required to provide Mr. Hull with a term life insurance policy providing for payment of $1,000,000 to his designated beneficiaries, a long term disability policy providing for payment at a rate of not less than $200,000 per annum and accidental death and disability insurance providing for a benefit of $400,000 (airplane) or $200,000 (automobile or walking) should Mr. Hull suffer accidental death or disability during the term of the agreement. Mr. Hull is also eligible to participate in the Company’s retirement, stock option, insurance and similar plans as in effect from time to time.

Either Mr. Hull or the Company may terminate Mr. Hull’s employment with the Company at any time, subject to the terms of the agreement. In the event Mr. Hull’s employment is terminated for reasons other than “cause,” or if Mr. Hull terminates his employment for “good reason” (each as defined below) (either such event, a “Qualifying Termination”), and such termination does not occur in connection with a “change in control” (as defined in the agreement), Mr. Hull will receive (a) 24 months’ base salary, (b) COBRA benefits for Mr. Hull and his eligible dependents until the earlier of one year following the termination date or the date Mr. Hull is covered under another employer’s health benefit program providing substantially the same or better benefits, (c) employer-funded costs of life insurance premiums under the Company’s life insurance plans for 24 months, and (d) outplacement services for six months. In such circumstances, Mr. Hull will also receive a payment equal to the greater of (a) $475,000 or (b) the highest annual bonus paid to Mr. Hull during the three-year period prior to termination (such greater amount, the “Bonus Agreement Amount”), pro-rated on a calendar year basis to the date of termination, plus payment of an amount equal to two times the Bonus Agreement Amount. If a Qualifying Termination occurs in connection with a “change in control,” Mr. Hull will receive (i) 36 months’ base salary (payable as 24 months’ of salary continuation and a lump sum payment equal to 12 months’ annual base salary if Mr. Hull’s termination occurs within six months prior to a change in control, or a lump sum payment equal to 36 months’ annual base salary if Mr. Hull’s termination occurs within 18 months after a change in control), (ii) a pro rata portion of the Bonus Agreement Amount and (iii) an amount equal to three times the Bonus Agreement Amount. Mr. Hull’s receipt of severance payments under the agreement is, under certain circumstances, subject to delay in order to avoid prohibited distributions under Section 409A of the Code. In addition, in the event amounts payable to Mr. Hull in respect of severance under the agreement would be subject to the excise tax imposed by Section 4999 of the Code, such payments will generally be reduced to the largest payment that would not result in such tax being imposed.

For purposes of the agreement, “good reason” means any of the following events that are not consented to by Mr. Hull: (i) the removal of Mr. Hull from his position as President and CEO of the Company; (ii) a substantial and material diminution in Mr. Hull’s duties and responsibilities; (iii) a reduction of Mr. Hull’s base salary or target bonus percentage by 10% or greater; (iv) the location of Mr. Hull’s assignment on behalf of the Company is moved to a location more than 30 miles from its present location; (v) the failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform the agreement; or (vi) a material breach by the Company of its obligations under the agreement after notice in writing from Mr. Hull and a reasonable opportunity for the Company to cure or substantially mitigate any material adverse effect of such breach. In addition, “cause” means any of the following events: (i) any act of gross or willful misconduct, fraud, misappropriation, dishonesty, embezzlement or similar conduct on the part of Mr. Hull; (ii) Mr. Hull’s conviction of a felony or any crime involving moral turpitude (which conviction, due to the passage of time or otherwise, is not subject to further appeal); (iii) Mr. Hull’s misuse or abuse of alcohol, drugs or controlled substances and failure to seek and comply with appropriate treatment; (iv) willful and continued failure by Mr. Hull to substantially perform his duties under the agreement (other than any failure resulting from disability or from termination by Mr. Hull for good reason) as determined by a majority of the Board after written demand from the Board for substantial performance is delivered to Mr. Hull, and Mr. Hull fails to resume substantial performance of his duties on a continuous basis within 30 days of such notice; (v) the death of Mr. Hull; or (vi) Mr. Hull becoming disabled such that he is not able to perform his usual duties for the Company for a period in excess of six consecutive calendar months.

The Company has provided Mr. Hull with greater compensation and benefits (including post-employment benefits) than that provided to the Company’s other NEOs to reflect his level of responsibility and the increased risk faced by Mr. Hull as the Company’s President and Chief Executive Officer. Mr. Hull’s compensation also differs from that provided to other NEOs as a direct result of the Compensation Committee’s review of peer group compensation data, and reflects the competitive nature of compensation paid to chief executive officers within the Company’s peer group. The Compensation Committee believes that Mr. Hull’s competitive compensation package is critical in motivating and retaining him as a highly valued executive officer and was necessary to ensure an orderly and efficient transition of chief executive officers upon Mr. Nordhoff’s retirement as CEO of the Company in May 2009.

Employment Agreements with Other Named Executive Officers

The Company has also entered into employment agreements with its other NEOs. Pursuant to these agreements, if the NEO is terminated for reasons other than “cause,” or if the NEO terminates his employment for “good reason” (each as defined in the agreement), the NEO will receive (a) severance in the form of continued compensation, at the NEO’s salary rate paid at the time of the termination plus employer-funded costs of life insurance premiums, if any, for a period of 12 months, (b) COBRA benefits for himself and the NEO’s eligible dependents until the earlier of one year following the termination date or the first date that the NEO is covered under another employer’s health benefit program providing substantially the same or better benefits, and (c) outplacement services for six months.

If the NEO’s termination is due to a “change in control” (as defined in the agreement), the NEO will receive severance in the form of a lump sum payment, payable on the later of five days after the change in control or 60 days after the date of the NEO’s termination of employment, in an amount equal to (a) six months’ base salary if the termination occurs within six months prior to a change in control, in addition to the 12-month salary continuation benefit described in the preceding paragraph, or (b) 18 months’ base salary if the termination occurs within 18 months after a change in control, in lieu of the 12-month salary continuation benefit described in the preceding paragraph. In addition, if the NEO’s termination is due to a change in control, the NEO will be entitled to an amount equal to 1.5 times the greater of the NEO’s target bonus amount in the year of the termination or the NEO’s highest discretionary bonus in the preceding three years. A termination is considered to be due to a change in control if the termination occurs within the period six months before or 18 months after a change in control.

As used in these agreements, “good reason” means any of the following events that are not consented to by the NEO: (i) a substantial and material diminution in the NEO’s duties and responsibilities; (ii) the location of the NEO’s assignment on behalf of the Company is moved to a location more than 30 miles from its present location; (iii) a reduction of more than 10% in the NEO’s base salary; (iv) the failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform the agreement; or (v) a material breach by the Company of its obligations under the agreement after notice in writing from the NEO and a reasonable opportunity for the Company to cure or substantially mitigate any material adverse effect of such breach. In addition, “cause” means any of the following events: (i) any act of gross or willful misconduct, fraud, misappropriation, dishonesty, embezzlement or similar conduct on the part of the NEO; (ii) the NEO’s conviction of a felony or any crime involving moral turpitude (which conviction, due to the passage of time or otherwise, is not subject to further appeal); (iii) the NEO’s misuse or abuse of alcohol, drugs or controlled substances and failure to seek and comply with appropriate treatment; (iv) willful and continued failure by the NEO to substantially perform his duties under the agreement (other than any failure resulting from disability or from termination by the NEO for good reason) as determined by a majority of the Board after written demand from the Board for substantial performance is delivered to the NEO, and the NEO fails to resume substantial performance of his duties on a continuous basis within 30 days of such notice; (v) the NEO’s death; or (vi) the NEO becoming disabled such that he is not able to perform his usual duties for the Company for a period in excess of six consecutive calendar months.

The reasons for providing these benefits to the Company’s other NEOs included, but were not limited to, avoiding any conflict between each officer’s personal financial impact and pursuing any transaction as appropriate for the Company, as well as providing a competitive package of benefits for our NEOs to ensure their continued employment through the completion of any potential transaction.

Director Compensation

The following table contains certain information with respect to the compensation of all non-employee directors of the Company during the fiscal year ended December 31, 2010.

Director Compensation for Fiscal 2010

	Fees Earned
	or Paid	Stock	Option	All Other
	in Cash	Awards	Awards	Compensation	Total
Name	($)(1)	($)(2)	($)(3)	($)	($)

Henry L. Nordhoff	375,000	—	99,286	105,678 (4)	579,964
John W. Brown	13,973	53,533	99,286	—	166,792
Armin M. Kessler	83,341	37,454	99,286	5,000 (5)	225,081
John C. Martin, Ph.D.	5,115	74,927	99,286	—	179,328
Brian A. McNamee, M.B.B.S.	54	22,726	223,078	—	245,858
Phillip M. Schneider	61,948	42,153	99,286	—	203,387
Lucy Shapiro, Ph.D.	65,405	12,638	99,286	—	177,329
Abraham D. Sofaer	54,514	38,335	99,286	—	192,135
Patrick J. Sullivan	12,030	—	201,178	—	213,208

(1)	The amounts reported reflect the aggregate dollar amount of all fees earned or paid in cash for services as a director, including annual retainer fees, committee and/or chairmanship fees and lead independent director fees. Each of the amounts payable to our directors for the 2010 fiscal year is described in greater detail below.

(2)	The amounts included in the “Stock Awards” column represent director fees that were paid in fiscal 2010 in the form of stock awards as described in greater detail below. In fiscal 2010, each director received the following number of shares of Company common stock as payment of director fees: Mr. Brown (1,115); Mr. Kessler (790); Dr. Martin (1,588); Dr. McNamee (482); Mr. Nordhoff (0); Mr. Schneider (891); Dr. Shapiro (269); Mr. Sofaer (812); and Mr. Sullivan (0). The aggregate number of shares of stock that have been issued to each of our directors as of December 31, 2010 for payment of director fees is as follows: Mr. Brown (2,001); Mr. Kessler (4,372); Dr. Martin (3,688); Dr. McNamee (482); Mr. Nordhoff (0); Mr. Schneider (6,451); Dr. Shapiro (634); Mr. Sofaer (5,299); and Mr. Sullivan (0). The grant date fair value of each stock award granted to our non-employee directors during 2010 determined in accordance with FASB ASC 718 is set forth below. The valuation assumptions used in determining the amounts below are described in Note 5 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

			Grant Date Fair
		Stock Awards	Value of Stock
		Granted	Awards Granted
Director	Grant Date	During 2010 (#)	During 2010 ($)

John W. Brown	01/04/10	69	2,973
	04/01/10	331	16,848
	07/01/10	369	16,845
	10/01/10	346	16,868

Total		1,115	53,534

Armin M. Kessler	01/04/10	139	5,988
	04/01/10	206	10,485
	07/01/10	230	10,500
	10/01/10	215	10,481

Total		790	37,454

John C. Martin, Ph.D.	01/04/10	348	14,992
	04/01/10	392	19,953
	07/01/10	438	19,995
	10/01/10	410	19,988

Total		1,588	74,928

Brian A. McNamee, M.B.B.S.	07/01/10	249	11,367
	10/01/10	233	11,359

Total		482	22,726

Phillip M. Schneider	01/04/10	174	7,496
	04/01/10	227	11,554
	07/01/10	253	11,549
	10/01/10	237	11,554

Total		891	42,153

Lucy Shapiro, Ph.D.	01/04/10	69	2,973
	04/01/10	63	3,207
	07/01/10	71	3,241
	10/01/10	66	3,218

Total		269	12,639

Abraham D. Sofaer	01/04/10	174	7,496
	04/01/10	202	10,282
	07/01/10	225	10,271
	10/01/10	211	10,286

Total		812	38,335

(3)	The amounts included in the “Option Awards” column represent the aggregate grant date fair value of stock option awards granted to our non-employee directors during 2010 determined in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 5 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010. In April 2010, Dr. McNamee was granted options to acquire 15,000 shares of our common stock in connection with his election to the Board. In May 2010, each non-employee director other than

Dr. McNamee was granted options to acquire 7,500 shares of our common stock. In October 2010, Mr. Sullivan was granted options to acquire 15,000 shares of our common stock in connection with his election to the Board. The aggregate number of stock option awards issued to our non-employee directors that were outstanding as of December 31, 2010 is as follows: Mr. Brown (62,500); Mr. Kessler (72,500); Dr. Martin (42,500); Dr. McNamee (15,000); Mr. Nordhoff (190,000); Mr. Schneider (92,500); Dr. Shapiro (35,000); Mr. Sofaer (92,500); and Mr. Sullivan (15,000). Of the stock options to acquire 190,000 shares of our common stock held by Mr. Nordhoff as of December 31, 2010, options to acquire 175,000 shares of our common stock were issued to Mr. Nordhoff in his capacity as CEO of the Company prior to his retirement from that position in May 2009.

(4)	The amount reported reflects the costs of secretarial support ($62,400), office space rent ($30,000), information technology support services ($10,717) and other miscellaneous expenses ($2,561) provided for Mr. Nordhoff during 2010. The Company pays these amounts directly to the applicable vendors.

(5)	The amount reported reflects payments made to Mr. Kessler’s spouse, Ann C. Kessler, Ph.D., for her service as a member of the Company’s Scientific Advisory Board, upon which she has served since 2004. Prior to retiring in 1995, Dr. Kessler served for 25 years with Hoffman-La Roche in a number of management positions, including Director of International Project Management with responsibility for global project development decisions.

Chairman Compensation.  In December 2009, the Compensation Committee recommended that the Board set, and the Board agreed to set, Mr. Nordhoff’s compensation as Chairman of the Board at $250,000 per year, effective as of January 1, 2010, and agreed to pay on behalf of Mr. Nordhoff the reasonable cost of an office, reasonable secretarial support and other reasonable, appropriate and customary support services. The Compensation Committee determined that Mr. Nordhoff’s 2010 compensation arrangements were appropriate to ensure Mr. Nordhoff’s continued leadership of the Board given his significant and continued contributions to the Company’s long-term growth, while at the same time acknowledging Mr. Hull’s rapid transition and successful leadership of the Company since his appointment as the Company’s CEO. In February 2011, the Board reduced the annual cash compensation payable to Mr. Nordhoff as Chairman of the Board to $135,000, effective January 1, 2011.

Annual Director Retainer.  During 2010, each non-employee director of the Company other than the Chairman received an annual retainer of $60,000, payable in quarterly installments. Directors may elect to receive some or all of their annual retainer in the form of common stock of the Company, subject to share availability. This director compensation policy (as well as the director stock ownership policy described below) is designed to ensure that directors have sufficient economic incentives aligned with long-term Company performance. In 2010, non-employee directors received an aggregate of 5,947 shares of common stock in lieu of cash compensation. Shares were granted under the 2003 Plan and the number of shares is determined based on the fair market value of the Company’s common stock on the grant date. Board members are also eligible for reimbursement for their expenses incurred in attending Board meetings in accordance with Company policy.

Board Committee Chairman and Lead Independent Director Retainers.  During 2010, the Company paid an annual retainer of $25,000 to the Chairman of the Audit Committee, $15,000 to the Chairman of the Compensation Committee and $10,000 to the Chairman of the Nominating and Corporate Governance Committee. In May 2010, the Board re-elected Mr. Kessler to serve as the Company’s Lead Independent Director. During 2010, the Company’s Lead Independent Director was paid an annual retainer of $25,000.

Board Committee Compensation.  During 2010, the following annual retainers were paid to Committee members other than the Chairman of such Committees: Audit Committee ($12,500); Compensation Committee ($7,500); and Nominating and Corporate Governance Committee ($5,000). The Board has provided the foregoing payments to Committee members based on data provided to the Board by Compensia.

The total cash compensation paid to non-employee directors for service on the Board or Committees of the Board during fiscal 2010 was $545,984. An additional $212,000 was paid in January 2011 for director services rendered during the fourth quarter of 2010, of which $125,395 was paid in cash and $86,605 was paid in the form of common stock.

Director Stock Ownership Policy.  The Company introduced a stock ownership policy for directors in 2006. Under the policy, directors are expected, within five years of the later of September 28, 2006 or a director’s election to the Board, to acquire and hold Company stock equal in value to at least three times the director’s annual retainer. The Company believes that this ownership policy further aligns director and stockholder interests and thereby promotes the objective of increasing stockholder value.

Director Stock Option Grants.  Since November 2008, each non-employee director elected to the Board has received an initial option grant consisting of the right to acquire 15,000 shares of Company common stock. During 2010, Dr. McNamee and Mr. Sullivan received an initial option grant consisting of the right to acquire 15,000 shares of our common stock in connection with their election to the Board. Initial option grants to non-employee directors have generally vested over three years with one-third of the shares vesting one year after the grant date and the remainder of the shares vesting monthly thereafter over the following two years of service as a director. The exercise price of the options granted to non-employee directors is equal to the fair market value of the Company’s common stock on the grant date.

Since May 2009, the Company has granted options to purchase 7,500 shares of its common stock to each non-employee director of the Company on an annual basis. During 2010, the Company granted each non-employee director (other than Dr. McNamee and Mr. Sullivan, each of whom received a grant of stock options in connection with their election to the Board) options to purchase 7,500 shares of our common stock, as described in footnote 3 to the Director Compensation Table above. All such options were granted under the 2003 Plan at an exercise price per share equal to the fair market value of the Company’s common stock on the grant date. The shares vest over one year at the rate of one-twelfth of the shares vesting monthly.

PROPOSAL 3

APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and Section 14A of the Exchange Act, the Company’s stockholders are now entitled to vote to approve, on an advisory basis, the compensation of our NEOs as disclosed in this proxy statement in accordance with SEC rules. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the philosophy, policies and practices described in this proxy statement.

The Board recognizes that executive compensation is a key corporate governance issue. The Company’s compensation philosophy is designed to align executive compensation with our short-term and long-term performance and to provide the compensation and incentives needed to attract, motivate and retain key executives who are crucial to our long-term success. Consistent with this philosophy, a significant portion of the total compensation opportunity for each of our NEOs is provided in the form of performance stock awards, stock options and non-equity incentive cash compensation, each of which derives its value from our stock price performance and/or varies considerably based on our financial performance.

We strongly urge our stockholders to read the Compensation Discussion and Analysis section of this proxy statement, including in particular the “Executive Summary” of that section beginning on page 43 of this proxy statement, which discusses how our compensation policies and procedures implement our compensation philosophy. The Compensation Committee and the Board believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.

We are asking our stockholders to vote on the following resolution:

“RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Company’s Proxy Statement for its 2011 Annual Meeting of Stockholders, including as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the other related compensation tables and narrative disclosures contained therein.”

As an advisory vote, this proposal is non-binding, will not be construed as overruling a decision by the Compensation Committee, the Board or the Company, and will not create or imply any additional fiduciary duties of the Compensation Committee, the Board or the Company or imply any change to such fiduciary duties. Nevertheless, the Compensation Committee, the Board and the Company highly value the opinions of our stockholders, and intend to consider the outcome of the vote when making future compensation decisions for our named executive officers.

Advisory approval of this Proposal 3 requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting. Abstentions will have the same effect as an “Against” vote. Broker non-votes will have no effect.

Our Board of Directors unanimously recommends a vote “FOR” Proposal 3.

PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY OF
SOLICITING FUTURE STOCKHOLDER ADVISORY VOTES ON
THE COMPENATION OF OUR NAMED EXECUTIVE OFFICERS

Pursuant to the Dodd-Frank Act and related rules of the SEC, we are providing our stockholders with the opportunity to indicate their preference as to how frequently we should present an advisory vote to our stockholders regarding the compensation of our named executive officers (similar to Proposal 3). Stockholders may indicate their preference to do so once every year, every two years or every three years.

After careful consideration of this Proposal 4, our Board has determined that an advisory vote on executive compensation that occurs every year is the most appropriate selection and embodies our Compensation Committee’s and Board’s commitment to open dialogue with our stockholders regarding key corporate governance issues, including matters relating to executive compensation. The Board believes that an annual advisory vote on executive compensation will provide a useful process for our stockholders to provide meaningful input to the Compensation Committee and the Board on our executive compensation philosophy, policies and practices. While the Board believes that its recommendation is appropriate at this time, stockholders are not voting to approve or disapprove the Board’s recommendation. Instead, our stockholders are being asked to indicate their preference, on an advisory basis, as to whether a non-binding stockholder advisory vote on the approval of our named executive officer compensation practices should be held every year, every two years or every three years.

Stockholders may cast a vote on their preferred voting frequency by choosing the option of every “1 Year,” “2 Years” or “3 Years,” or abstain from voting, in response to the resolution presented below:

“RESOLVED, that the option of once every “1 Year,” “2 Years” or “3 Years” that receives the highest number of stockholder votes cast for this resolution will be determined to be the preferred frequency with which the Company is advised to hold a non-binding stockholder advisory vote to approve the compensation of its named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure).”

The option that receives the highest number of votes cast by stockholders will be the preferred frequency selected by our stockholders in response to the resolution presented above. As an advisory vote, this proposal is non-binding, will not be construed as overruling a decision by the Compensation Committee, the Board or the Company, and will not create or imply any additional fiduciary duties of the Compensation Committee, the Board or the Company or imply any change to such fiduciary duties. Nevertheless, the Compensation Committee, the Board and the Company highly value the opinions of our stockholders, and intend to consider the outcome of this vote when making future decisions regarding how often to submit a non-binding advisory vote to our stockholders regarding the compensation of our named executive officers.

Our Board of Directors unanimously recommends a vote for the option of every “1 Year” for Proposal 4.

PROPOSAL 5

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011, and has further directed that management submit the selection of the Company’s independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company’s financial statements since 1989. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, and will have an opportunity to make a statement if they so desire and be available to respond to appropriate questions.

Neither the Company’s Amended and Restated Bylaws nor other governing documents or applicable law require stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. However, the Audit Committee is submitting the selection of Ernst & Young LLP to the Company’s stockholders for ratification as a matter of good corporate practice. If the Company’s stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will have the same effect as an “Against” vote. Broker non-votes will have no effect.

Principal Accountant Fees and Services

In connection with the audit of its 2010 financial statements, the Company entered into an engagement agreement with Ernst & Young LLP which sets forth the terms under which Ernst & Young LLP will perform audit services for the Company. The agreement provides that the parties will initially submit disputes to mediation proceedings. If mediation proceedings prove unsuccessful in resolving the dispute, the agreement provides that the dispute will then be settled through binding arbitration proceedings.

The following table reflects the aggregate fees billed to the Company for the fiscal years ended December 31, 2010 and 2009 by Ernst & Young LLP, the Company’s principal accountant. All fees described below have been approved by the Audit Committee.

During the fiscal year ended December 31, 2010, none of the hours expended on the Company’s financial audit by Ernst & Young LLP were provided by persons other than Ernst & Young LLP’s full-time employees.

	Fiscal Year
	Ended
	2010	2009
	(In thousands)

Audit Fees(1)(2)	$1,203	$1,485
Audit-Related Fees	—	—
Tax Fees(3)	8	19
All Other Fees(4)	1	2

Total Fees	$1,212	$1,506

(1)	Includes the audit of the Company’s annual financial statements (including audits of the Company’s subsidiaries Gen-Probe UK Limited and Molecular Light Technology Limited and its subsidiaries and Gen-Probe Life Sciences Ltd. and its subsidiaries), review of the Company’s financial information included in its quarterly reports on Form 10-Q, and accounting consultations. Also includes fees incurred for the audit of the effectiveness of the Company’s internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002.

(2)	Amounts reported for 2009 have been adjusted for invoices received after the filing date of the Company’s 2010 Proxy Statement for services rendered in 2009.

(3)	Includes fees for consultations related to federal and California state tax audits.

(4)	Amounts reported represent fees for an online resource for accounting and auditing standards as well as interpretive guidance relating to GAAP.

Pre-approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by Ernst & Young LLP. Pursuant to the policy, the Audit Committee generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services, up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the Company’s independent registered public accounting firm or on an individual, explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee and ratified at its next scheduled meeting. The Audit Committee has delegated this pre-approval authority to the Chairman of the Audit Committee and the Chairman’s decision is then discussed and ratified at the next scheduled meeting of the Audit Committee. All of the fees presented in the table above were pre-approved by the Audit Committee.

The Audit Committee has determined that the rendering of services other than audit services by Ernst & Young LLP is compatible with maintaining the principal auditor’s independence.

Our Board of Directors unanimously recommends a vote “FOR” Proposal 5.

RELATED-PERSON TRANSACTIONS POLICY AND PROCEDURES

We review all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest in the transaction. The Company’s legal department is primarily responsible for the development and implementation of processes and controls to obtain information from directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. To identify related-person transactions in advance, the Company’s legal department relies on information supplied by its executive officers and directors in the form of questionnaires.

In September 2007, our Board adopted the Gen-Probe Incorporated Related-Person Transactions Policy. Under this written policy, a “Related-Person Transaction” is defined as a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company and any Related Person are, were or will be participants in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to the Company as an employee, consultant or director are not considered Related-Person Transactions under the policy. A “Related Person” means any of the following:

•	a person who is, or at any time since the beginning of the Company’s last fiscal year, was, a director or executive officer of the Company or a nominee to become a director of the Company;

•	a security holder known by the Company to be a beneficial owner of more than 5% of any class of the Company’s voting securities;

•	an “immediate family member” of any of the foregoing, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of such person, and any person (other than a tenant or employee) sharing the household of such person; and

•	a firm, corporation or other entity in which any of the foregoing persons is an executive officer, partner, principal or similar control position or in which such person has a 5% or greater beneficial ownership interest.

Under the policy, any proposed transaction that has been identified as a Related-Person Transaction may be consummated or materially amended only with the prior approval of the Audit Committee in accordance with the provisions of the policy. In the event it is inappropriate for the Audit Committee to review the transaction for reasons of conflict of interest or otherwise, after taking into account possible recusals by Committee members, then the transaction must be approved by the Board or by an independent Committee of the Board (such body, the “Committee”).

In the event the Company proposes to enter into, or materially amend, a Related-Person Transaction, management of the Company must present the transaction to the Committee for review, consideration and approval or ratification. Such presentation must include:

•	all of the parties to the transaction;

•	the interests, direct or indirect, of any Related Person in the transaction in sufficient detail so as to enable the Committee to fully assess such interests;

•	a description of the purpose of the transaction;

•	all of the material facts of the proposed Related-Person Transaction, including the proposed aggregate value of such transaction, or, in the case of indebtedness, the amount of principal that would be involved;

•	the benefits to the Company of the proposed Related-Person Transaction;

•	if applicable, the availability of other sources of comparable products or services;

•	an assessment of whether the proposed Related-Person Transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to employees generally; and

•	management’s recommendation with respect to the proposed Related-Person Transaction.

The Committee, in approving or rejecting the proposed Related-Person Transaction, must consider all of the facts and circumstances deemed relevant by and available to the Committee, including, but not limited to:

•	the risks, costs and benefits to the Company;

•	the impact on a director’s independence in the event the Related Person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the terms of the transaction;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

In making its determination, the Committee may approve only those Related-Person Transactions that, in light of known circumstances, are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the Committee determines in the good faith exercise of its discretion.

CERTAIN RELATED-PERSON TRANSACTIONS

In December 2010, the Company acquired GTI. In August 2010, prior to the Company’s acquisition of GTI, GTI entered into a distribution agreement with CSL, pursuant to which GTI serves as the exclusive distributor of certain of CSL’s products in the United States, Mexico, Canada and Germany. The distribution agreement provides for GTI to make annual minimum purchases of covered products from CSL of AU$150,000 and AU$250,000 in year one and year two, respectively, of the initial two-year term of the agreement. Brian A. McNamee is currently a member of our Board and serves as the CEO and Managing Director, and a member of the board of directors, of CSL. In January 2011, Dr. McNamee informed the Company that he would not stand for re-election at the Annual Meeting. Dr. McNamee, resident in Australia, indicated his decision was prompted by the demands on his time and schedule as Chief Executive Officer of CSL, the timing of the Company’s Board meetings in 2011 and beyond, and the increasing potential for common or related issues to arise between the businesses of CSL and the Company.

In addition, the Company has entered into indemnity agreements with its directors and officers that provide, among other things, that the Company will indemnify each officer and director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements that he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company’s Amended and Restated Bylaws.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for the Notice, proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single Notice or proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Company stockholders will be “householding” our proxy materials. A single Notice or proxy statement will be delivered to multiple stockholders sharing an address, unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice or proxy statement and annual report, please notify your broker, direct your written request to Gen-Probe Incorporated, Attention: Investor Relations, 10210 Genetic Center Drive, San Diego, California 92121, or contact the Company’s Investor Relations Department at (858) 410-8000. Stockholders who currently receive multiple copies of the Notice or proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors:

Sincerely,

Carl W. Hull President, Chief Executive Officer and Director	Henry L. Nordhoff Chairman of the Board

April 6, 2011

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2010 is available without charge upon written request to: Investor Relations, Gen-Probe Incorporated, 10210 Genetic Center Drive, San Diego, California 92121.

Appendix A

THE 2003 INCENTIVE AWARD PLAN

OF

GEN-PROBE INCORPORATED

Originally Adopted by the Board of Directors on March 3, 2003
Amendment Adopted by Board of Directors on May 13, 2003
Originally Approved by the Stockholders on May 29, 2003
Amendment and Restatement Adopted by Board of Directors on February 9, 2006
Amendment and Restatement Approved by the Stockholders on May 17, 2006
Second Amendment and Restatement Adopted by Board of Directors on November 16, 2006
Third Amendment and Restatement Adopted by Board of Directors on February 8, 2007
Fourth Amendment and Restatement Adopted by Board of Directors on March 20, 2009
Fourth Amendment and Restatement Approved by the Stockholders on May 14, 2009
Fifth Amendment and Restatement Adopted by Board of Directors on March 11, 2011

Gen-Probe Incorporated, a Delaware corporation, has adopted The 2003 Incentive Award Plan of Gen-Probe Incorporated (the “Plan”) for the benefit of its eligible Employees, Consultants and Directors.

The purposes of the Plan are as follows:

(1) To provide an additional incentive for Directors, Employees and Consultants (as such terms are defined below) to further the growth, development and financial success of the Company by personally benefiting through the ownership of Company stock and/or rights which recognize such growth, development and financial success.

(2) To enable the Company to obtain and retain the services of Directors, Employees and Consultants considered essential to the long range success of the Company by offering them an opportunity to own stock in the Company and/or rights which will reflect the growth, development and financial success of the Company.

ARTICLE I.

DEFINITIONS

1.1  General.  Whenever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise.

1.2  Administrator.  “Administrator” shall mean the entity that conducts the general administration of the Plan as provided herein. With reference to the administration of the Plan with respect to Awards granted to Independent Directors, the term “Administrator” shall refer to the Board. With reference to the administration of the Plan with respect to any other Awards, the term “Administrator” shall refer to the Committee, except to the extent the Board has assumed the authority for administration of the Plan as provided in Section 11.2.

1.3  Award.  “Award” shall mean an Option, a Restricted Stock award, a Restricted Stock Unit award, a Performance Award, a Dividend Equivalents award, a Deferred Stock award, a Stock Payment award or a Stock Appreciation Right, which may be awarded or granted under the Plan (collectively, “Awards”).

1.4  Award Agreement.  “Award Agreement” shall mean a written agreement executed by an authorized officer of the Company and the Holder, which shall contain such terms and conditions with respect to an Award, as the Administrator shall determine, consistent with the Plan.

1.5  Award Limit.  “Award Limit” shall mean Five Hundred Thousand (500,000) shares of Common Stock, as adjusted pursuant to Section 12.3 of the Plan.

1.6  Board.  “Board” shall mean the Board of Directors of the Company.

1.7  Change in Control.  “Change in Control” shall mean a change in ownership or control of the Company effected through any of the following transactions:

(a) any person or related group of persons (other than the Company or a person that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer for securities of the Company;

(b) there is a change in the composition of the Board over a period of thirty-six (36) consecutive months (or less) such that a majority of the Board members (rounded up to the nearest whole number) ceases, by reason of one or more proxy contests for the election of Board members, to be comprised of individuals who either (i) have been Board members continuously since the beginning of such period or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board;

(c) a merger or consolidation of the Company with any other corporation (or other entity), other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or another entity) more than 66 2/3% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 25% of the combined voting power of the Company’s then outstanding voting securities shall not constitute a Change in Control; or

(d) a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

1.8  Code.  “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.9  Committee.  “Committee” shall mean the Board, or Compensation Committee of the Board, or another committee or subcommittee of the Board, appointed as provided in Section 11.1.

1.10  Common Stock.  “Common Stock” shall mean the Common Stock of the Company, par value $0.0001 per share.

1.11  Company.  “Company” shall mean Gen-Probe Incorporated, a Delaware corporation.

1.12  Consultant.  “Consultant” shall mean any consultant or adviser (other than an Employee) if:

(a) the consultant or adviser renders bona fide services to the Company or any Subsidiary;

(b) the services rendered by the consultant or adviser are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities; and

(c) the consultant or adviser is a natural person who has contracted directly with the Company or any Subsidiary to render such services.

1.13  Deferred Stock.  “Deferred Stock” shall mean a right to receive Common Stock awarded under Section 9.4.

1.14  Director.  “Director” shall mean a member of the Board, whether such Director is an Employee or an Independent Director.

1.15  Dividend Equivalent.  “Dividend Equivalent” shall mean a right to receive the equivalent value (in cash or Common Stock) of dividends paid on Common Stock, awarded under Section 9.2.

1.16  DRO.  “DRO” shall mean a domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

1.17  Eligible Individual.  “Eligible Individual” shall mean any person who is an Employee, a Consultant or an Independent Director, as determined by the Administrator.

1.18  Employee.  “Employee” shall mean any officer or other employee (as defined in accordance with Section 3401(c) of the Code) of the Company, or of any corporation which is a Subsidiary.

1.19  Equity Restructuring.  “Equity Restructuring” shall mean a non-reciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of shares of Common Stock (or other securities of the Company) or the share price of Common Stock (or other securities) and causes a change in the per share value of the Common Stock underlying outstanding Awards.

1.20  Exchange Act.  “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

1.21  Fair Market Value.  “Fair Market Value” shall mean, as of any date, the value of the Common Stock determined as follows:

(a) If the Common Stock is listed on any established stock exchange or a national market system, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system (or the exchange or system with the greatest volume of trading in the Common Stock) for such date, or if no bids or sales were reported for such date, then the closing sales price (or the closing bid, if no sales were reported) on the trading date immediately prior to such date during which a bid or sale occurred, in each case, as reported by The NASDAQ Stock Market or such other source as the Board deems reliable.

(b) In the absence of such markets for the Common Stock, the Fair Market Value shall be determined in good faith by the Board.

1.22  Full Value Award.  “Full Value Award” shall mean any Award other than an Option or a Stock Appreciation Right.

1.23  Holder.  “Holder” shall mean a person who has been granted or awarded an Award.

1.24  Incentive Stock Option.  “Incentive Stock Option” shall mean an Option which conforms to the applicable provisions of Section 422 of the Code and which is designated as an Incentive Stock Option by the Administrator.

1.25  Independent Director.  “Independent Director” shall mean a member of the Board who is not an Employee.

1.26  Independent Director Equity Compensation Policy.  “Independent Director Equity Compensation Policy” shall mean a written non-discretionary formula to provide for granting Awards to Independent Directors that is established by the Administrator in accordance with Article X.

1.27  Non-Qualified Stock Option.  “Non-Qualified Stock Option” shall mean an Option not intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

1.28  Option.  “Option” shall mean a stock option granted under Article IV of the Plan. An Option granted under the Plan shall, as determined by the Administrator, be either a Non-Qualified Stock Option or an Incentive Stock Option; provided, however, that Options granted to Independent Directors and Consultants shall be Non-Qualified Stock Options.

1.29  Performance Award.  “Performance Award” shall mean a cash bonus award, stock bonus award, performance award or incentive award that is paid in cash, Common Stock or a combination of both, awarded under Section 9.1.

1.30  Performance-Based Compensation.  “Performance-Based Compensation” shall mean any compensation that is intended to qualify as “performance-based compensation” as described in Section 162(m)(4)(C) of the Code.

1.31  Performance Criteria.  “Performance Criteria” shall mean the following business criteria with respect to the Company, any Subsidiary or any division or operating unit: (a) revenue, (b) sales, (c) cash flow, (d) earnings per share of Common Stock (including earnings before any one or more of the following: (i) interest, (ii) taxes, (iii) depreciation and (iv) amortization), (e) return on equity, (f) total stockholder return, (g) return on capital, (h) return on assets or net assets, (i) income or net income, (j) operating income or net operating income, (k) operating profit or net operating profit, (l) operating margin, (m) cost reductions or savings, (n) research and development expenses (including research and development expenses as a percentage of sales or revenues); (o) working capital and (p) market share.

1.32  Plan.  “Plan” shall mean The 2003 Incentive Award Plan of Gen-Probe Incorporated.

1.33  Restricted Stock.  “Restricted Stock” shall mean Common Stock awarded under Article VII of the Plan.

1.34  Restricted Stock Units.  “Restricted Stock Units” shall mean the right to receive Common Stock awarded under Section 9.5.

1.35  Rule 16b-3.  “Rule 16b-3” shall mean that certain Rule 16b-3 under the Exchange Act, as such Rule may be amended from time to time.

1.36  Section 162(m) Employee.  “Section 162(m) Employee” shall mean any Employee designated by the Administrator as an Employee whose compensation for the fiscal year in which the Employee is so designated or a future fiscal year may be subject to the limit on deductible compensation imposed by Section 162(m) of the Code.

1.37  Securities Act.  “Securities Act” shall mean the Securities Act of 1933, as amended.

1.38  Stock Appreciation Right.  “Stock Appreciation Right” shall mean a stock appreciation right granted under Article VIII of the Plan.

1.39  Stock Payment. “Stock Payment” shall mean (a) a payment in the form of shares of Common Stock, or (b) an option or other right to purchase shares of Common Stock, as part of a bonus, deferred compensation or other arrangement, awarded under Section 9.3.

1.40  Subsidiary.  “Subsidiary” shall mean any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

1.41  Substitute Award.  “Substitute Award” shall mean an Option granted under the Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by another company or entity in connection with a corporate or similar transaction, such as a merger, combination, consolidation or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an option granted in connection with the cancellation and repricing of an Option.

1.42  Termination of Consultancy.  “Termination of Consultancy” shall mean the time when the engagement of a Holder as a Consultant to the Company or a Subsidiary is terminated for any reason, with or without cause, including, but not by way of limitation, by resignation, discharge, death, disability or retirement; but excluding terminations where there is a simultaneous engagement by or commencement of employment with the Company or any Subsidiary or a parent corporation thereof (within the meaning of Section 424 of the Code). The Administrator, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Consultancy, including, but not by way of limitation, the question of whether a Termination of Consultancy resulted from a discharge for cause, and all questions of whether a particular leave of absence constitutes a Termination of Consultancy. Notwithstanding any other provision of the Plan, the Company or any Subsidiary has an absolute and unrestricted right to terminate a Consultant’s service at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in writing.

1.43  Termination of Directorship.  “Termination of Directorship” shall mean the time when a Holder who is an Independent Director ceases to be a Director for any reason, including, but not by way of limitation, a termination by resignation, removal, failure to be re-elected, death, disability or retirement. The Board, in its sole and absolute discretion, shall determine the effect of all matters and questions relating to Termination of Directorship with respect to Independent Directors.

1.44  Termination of Employment.  “Termination of Employment” shall mean the time when the employee-employer relationship between a Holder and the Company or any Subsidiary is terminated for any reason, with or without cause, including, but not by way of limitation, a termination by resignation, discharge, death, disability or retirement; but excluding (a) terminations where there is a simultaneous reemployment or continuing employment of a Holder by the Company or any Subsidiary or a parent corporation thereof (within the meaning of Section 424 of the Code), (b) at the discretion of the Administrator, terminations which result in a temporary severance of the employee-employer relationship, and (c) at the discretion of the Administrator, terminations which are followed by the simultaneous establishment of a consulting relationship by the Company or a Subsidiary with the former employee, until the consultancy terminates and (d) terminations of employment due to retirement which are followed by the continuing service of the Holder as a Director of the Company, until such service as a director terminates. The Administrator, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Employment, including, but not by way of limitation, the question of whether a Termination of Employment resulted from a discharge for cause, and all questions of whether a particular leave of absence constitutes a Termination of Employment; provided, however, that, with respect to Incentive Stock Options, unless otherwise determined by the Administrator in its discretion, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Employment if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then applicable regulations and revenue rulings under said Section.

ARTICLE II.

SHARES SUBJECT TO PLAN

2.1  Shares Subject to Plan.

(a) The shares of stock subject to Awards shall be Common Stock, subject to Section 12.3 of the Plan. The aggregate number of such shares which may be issued upon exercise of such Options or rights or upon any such Awards under the Plan shall not exceed Thirteen Million (13,000,000) shares. No additional shares may be authorized for issuance under the Plan without stockholder approval (subject to adjustment as set forth in Section 12.3). The shares of Common Stock issuable upon exercise of such Options or rights or upon any such Awards may be either previously authorized but unissued shares or treasury shares.

(b) Subject to Section 2.2, the number of shares available for issuance under the Plan shall be reduced by: (i) one (1) share for each share of stock issued pursuant to (A) an Option granted under Article IV, (B) an award of Restricted Stock under Article VII granted prior to May 17, 2006 and (C) a Stock Appreciation Right granted under Article VIII with respect to which the exercise price is at least one hundred percent (100%) of the Fair Market Value of the underlying Common Stock on the date of grant; and (ii) two (2.0) shares for each share of Common Stock issued pursuant to a Full Value Award granted after May 17, 2006.

(c) The maximum number of shares of Common Stock which may be subject to Awards granted under the Plan to any individual in any calendar year shall not exceed the Award Limit. To the extent required by Section 162(m) of the Code, shares subject to Options that are canceled continue to be counted against the Award Limit. The maximum aggregate amount of cash that may be paid during any calendar year with respect to one or more Awards payable in cash shall be $3,000,000.

2.2  Add-Back of Options and Other Rights.  If any Option or other right to acquire shares of Common Stock under any other Award under the Plan expires or is canceled without having been fully exercised, or is exercised in whole or in part for cash as permitted by the Plan, then the number of shares of Common Stock subject to such Option or other right but as to which such Option or other right was not exercised prior to its expiration or cancellation may again be optioned, granted or awarded hereunder, subject to the limitations of Section 2.1; provided that to the extent there is issued a share of Common Stock pursuant to an Award that counted as two (2.0) shares against the number of shares available for issuance under the Plan pursuant to Section 2.1(b) and such share of Common Stock again becomes available for issuance under the Plan pursuant to this Section 2.2, then the number of shares of Common Stock available for issuance under the Plan shall increase by two (2.0) shares. Furthermore, any shares subject to Awards which are adjusted pursuant to Section 12.3 and become exercisable with respect to shares of stock of another corporation shall be considered cancelled and may again be optioned, granted or awarded hereunder, subject to the limitations of Section 2.1. Shares of Common Stock which are delivered by the Holder or withheld by the Company upon the exercise of any Award under the Plan, in payment of the exercise price thereof or tax withholding thereon, and shares of Common Stock that were subject to a stock-settled Stock Appreciation Right and were not issued upon the settlement or net exercise of such Stock Appreciation Right may not again be optioned, granted or awarded hereunder, subject to the limitations of Section 2.1. If any shares of Restricted Stock are surrendered by the Holder or repurchased by the Company pursuant to Section 7.4 or 7.5 hereof, such shares may again be optioned, granted or awarded hereunder, subject to the provisions of Section 2.1. Notwithstanding the provisions of this Section 2.2, no shares of Common Stock may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an “incentive stock option” under Section 422 of the Code. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the shares available for issuance under the Plan.

ARTICLE III.

GRANTING OF AWARDS

3.1  Award Agreement.  Each Award shall be evidenced by an Award Agreement. Award Agreements evidencing Awards intended to qualify as Performance-Based Compensation shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 162(m) of the Code. Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.

3.2  Provisions Applicable to Section 162(m) Employees.

(a) The Committee, in its discretion, may determine whether an Award is to qualify as Performance-Based Compensation.

(b) Notwithstanding anything in the Plan to the contrary, the Committee may grant any Award to a Section 162(m) Employee that vests or becomes exercisable or payable upon the attainment of performance goals which are related to one or more of the Performance Criteria, including Restricted Stock the restrictions to which lapse upon the obtainment of performance goals which are related to one or more of the Performance Criteria.

(c) To the extent necessary to comply with the requirements of Section 162(m)(4)(C) of the Code, with respect to any Award granted under Article VII or IX which may be granted to one or more Section 162(m) Employees, no later than ninety (90) days following the commencement of any fiscal year in question or any other designated fiscal period or period of service (or such other time as may be required or permitted by Section 162(m) of the Code), the Committee shall, in writing, (i) designate one or more Section 162(m) Employees, (ii) select the Performance Criteria applicable to the fiscal year or other designated fiscal period or period of service, (iii) establish the various performance targets, in terms of an objective formula or standard, and amounts of such Awards, as applicable, which may be earned for such fiscal year or other designated fiscal period or period of service, and (iv) specify the relationship between Performance Criteria and the performance targets and the amounts of such Awards, as applicable, to be earned by each Section 162(m) Employee for such fiscal year or other designated fiscal period or period of service. Following the completion of each fiscal year or other designated fiscal period or period of service, the Committee shall certify in writing whether the applicable performance targets have been achieved for such fiscal year or other designated fiscal period or period of service. In determining the amount earned by a Section 162(m) Employee, the Committee shall have the right to reduce (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the fiscal year or other designated fiscal period or period of service.

(d) Furthermore, notwithstanding any other provision of the Plan, any Award that is granted to a Section 162(m) Employee and is intended to qualify as Performance-Based Compensation shall be subject to any additional limitations set forth in Section 162(m) of the Code (including any amendment to Section 162(m) of the Code) or any regulations or rulings issued thereunder that are requirements for qualification as Performance-Based Compensation and the Plan and such Awards shall be deemed amended to the extent necessary to conform to such requirements.

3.3  Limitations Applicable to Section 16 Persons.  Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

3.4  At-Will Employment.  Nothing in the Plan or in any Award Agreement hereunder shall confer upon any Holder any right to continue in the employ of, or as a Consultant for, the Company or any Subsidiary, or as a Director of the Company, or shall interfere with or restrict in any way the rights of the Company and any Subsidiary, which are hereby expressly reserved, to discharge any Holder at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written employment or consulting agreement between the Holder and the Company and any Subsidiary.

3.5  Foreign Holders.  Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Subsidiaries operate or have Employees, Independent Directors or Consultants, or in order to comply with the requirements of any foreign stock exchange, the Administrator, in its sole discretion, shall have the power and authority to: (a) determine which Subsidiaries shall be covered by the Plan; (b) determine which Eligible Individuals outside the United States are eligible to participate in the Plan; (c) modify the terms and conditions of any Award granted to Eligible Individuals outside the United States to comply with applicable foreign laws or listing requirements of any such foreign stock exchange; (d) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable (any such subplans and/or modifications shall be attached to the Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Section 2.1 and (e) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals or listing requirements of any such foreign stock exchange. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate the Code, the Exchange Act, the Securities Act or any other securities law or governing statute or any other applicable law.

ARTICLE IV.

GRANTING OF OPTIONS

4.1  Eligibility.  Any Employee or Consultant selected by the Committee pursuant to Section 4.4(a)(i) shall be eligible to be granted an Option. Any Independent Director shall be eligible to be granted an Option pursuant to the Independent Director Equity Compensation Policy. All grants, other than those made pursuant to the Independent Director Equity Compensation Policy, shall be made at the discretion of the Committee or the Board, as the case may be, and no person shall be entitled to a grant of an Option as a matter of right.

4.2  Disqualification for Stock Ownership.  No person may be granted an Incentive Stock Option under the Plan if such person, at the time the Incentive Stock Option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any then existing Subsidiary or parent corporation (within the meaning of Section 424 of the Code) unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code.

4.3  Qualification of Incentive Stock Options.  No Incentive Stock Option shall be granted to any person who is not an Employee.

4.4  Granting of Options to Employees and Consultants.

(a) The Committee shall from time to time, in its absolute discretion, and subject to applicable limitations of the Plan:

(i) Select from among the Employees or Consultants (including Employees or Consultants who have previously been granted Awards under the Plan) such of them as in its opinion should be granted Options;

(ii) Subject to the Award Limit, determine the number of shares of Common Stock to be subject to such Options granted to the selected Employees or Consultants;

(iii) Subject to Section 4.3, determine whether such Options are to be Incentive Stock Options or Non-Qualified Stock Options and whether such Options are to qualify as Performance-Based Compensation; and

(iv) Determine the terms and conditions of such Options, consistent with the Plan; provided, however, that the terms and conditions of Options intended to qualify as Performance-Based Compensation shall include, but not be limited to, such terms and conditions as may be necessary to meet the applicable provisions of Section 162(m) of the Code.

(b) Upon the selection of an Employee or Consultant to be granted an Option, the Committee shall instruct the Secretary of the Company to issue the Option and may impose such conditions on the grant of the Option as it deems appropriate, and the Committee shall authorize one or more of the officers of the Company to prepare, execute and deliver the Award Agreement with respect to such Option.

(c) Any Incentive Stock Option granted under the Plan may be modified by the Committee, with the consent of the Holder, to disqualify such Option from treatment as an “incentive stock option” under Section 422 of the Code.

4.5  Options in Lieu of Cash Compensation.  Options may be granted under the Plan to Employees and Consultants in lieu of cash bonuses that would otherwise be payable to such Employees and Consultants pursuant to such policies that may be adopted by the Administrator from time to time and to Independent Directors in lieu of directors’ fees that would otherwise be payable to such Independent Directors pursuant to the Independent Director Equity Compensation Policy.

ARTICLE V.

TERMS OF OPTIONS

5.1  Option Price.  The price per share of the shares of Common Stock subject to each Option granted to Employees and Consultants shall be set by the Committee; provided, however, that such price shall be no less than 100% of the Fair Market Value of a share of Common Stock on the date the Option is granted, and:

(a) in the case of Incentive Stock Options, such price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code; and

(b) in the case of Incentive Stock Options granted to an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any Subsidiary or parent corporation thereof (within the meaning of Section 422 of the Code), such price shall not be less than 110% of the Fair Market Value of a share of Common Stock on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code).

5.2  Option Term.  The term of an Option granted to an Employee or Consultant shall be set by the Committee in its absolute discretion; provided, however, that the term shall not be more than ten (10) years from the date the Option is granted; provided, further, however, that the term of any Option granted after May 17, 2006 shall not be more than seven (7) years from the date the Option is granted; and, provided, further, that, in the case of Incentive Stock Options, the term shall not be more than five (5) years from the date the Incentive Stock Option is granted if the Incentive Stock Option is granted to an individual then owning (within the meaning of Section 424(d)

of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any Subsidiary or parent corporation thereof (within the meaning of Section 424 of the Code). Except as limited by requirements of Section 422 of the Code and regulations and rulings thereunder applicable to Incentive Stock Options, as well as any applicable requirements of Section 409A of the Code and the guidance and regulations thereunder, the Committee may extend the term of any outstanding Option in connection with any Termination of Employment or Termination of Consultancy of the Holder, or amend any other term or condition of such Option relating to such a termination; provided, however, that any extended term shall not be more than seven (7) years from the date the Option is granted.

5.3  Option Vesting.

(a) The period during which the right to exercise, in whole or in part, an Option granted to an Employee or a Consultant vests in the Holder shall be set by the Committee and the Committee may determine that an Option may not be exercised in whole or in part for a specified period after it is granted. Subject to the provisions of the prior sentence, at any time after grant of an Option, the Committee may, in its absolute discretion and subject to whatever terms and conditions it selects, accelerate the period during which an Option granted to an Employee or Consultant vests and becomes exercisable.

(b) No portion of an Option granted to an Employee or Consultant which is unexercisable at Termination of Employment or Termination of Consultancy, as applicable, shall thereafter become exercisable, except as may be otherwise provided by the Committee either in the Award Agreement or by action of the Committee following the grant of the Option.

(c) To the extent that the aggregate Fair Market Value of stock with respect to which “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by a Holder during any calendar year (under the Plan and all other incentive stock option plans of the Company and any parent or subsidiary corporation (within the meaning of Section 422 of the Code) of the Company), exceeds $100,000, such Options or other options shall be treated as non-qualified stock options to the extent required by Section 422 of the Code. The rule set forth in the preceding sentence shall be applied by taking Options or other options into account in the order in which they were granted. For purposes of this Section 5.3(c), the Fair Market Value of stock shall be determined as of the time the Option or other options with respect to such stock is granted.

5.4  Terms of Options Granted to Independent Directors.  The price per share of the shares subject to each Option granted to an Independent Director shall equal 100% of the Fair Market Value of a share of Common Stock on the date the Option is granted. The period during which the right to exercise, in whole or in part, an Option granted to an Independent Director vests in the Holder and the term of such Option shall be set forth in the Independent Director Equity Compensation Policy; provided, however, that the term of any Option granted after May 17, 2006 shall not be more than seven (7) years from the date the Option is granted. Except as otherwise provided in the Independent Director Equity Compensation Policy, no portion of an Option which is unexercisable at Termination of Directorship shall thereafter become exercisable. Options granted to Independent Directors shall be subject to such other terms and conditions as are determined by the Administrator and set forth in the Independent Director Equity Compensation Policy.

5.5  Substitute Awards.  Notwithstanding the foregoing provisions of this Article V to the contrary, in the case of an Option that is a Substitute Award, the price per share of the shares subject to such Option may be less than the Fair Market Value per share on the date of grant, provided, that the excess of:

(a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award; over

(b) the aggregate exercise price thereof; does not exceed the excess of;

(c) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Administrator) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company; over

(d) the aggregate exercise price of such shares.

5.6  Restrictions on Common Stock.

The Administrator may, in its sole discretion, provide under the terms of an Option that shares of Common Stock purchased upon exercise of such Option shall be subject to repurchase from the Holder by the Company, or shall be subject to such restrictions as the Administrator shall provide, which restrictions may include, without limitation, restrictions concerning voting rights and transferability and restrictions based on duration of employment with the Company and the Subsidiaries, Company performance and individual performance; provided, however, that, by action taken before or after the Common Stock is purchased upon exercise of the Option, the Administrator may, on such terms and conditions as it may determine to be appropriate, terminate the Company’s repurchase right or remove any or all of the restrictions imposed by the terms of the Award Agreement. The Company’s right to repurchase the Common Stock from the Holder then subject to the right shall provide that immediately upon a Termination of Employment, a Termination of Consultancy, or a Termination of Directorship, as applicable, and for such period as the Administrator shall determine, the Company shall have the right to purchase the Common Stock at a price per share equal to the price paid by the Holder for such Common Stock, or such other price as is determined by the Administrator; provided, however, that, in the event of a Change in Control, such right of repurchase shall terminate immediately prior to the effective date of such Change in Control. Shares of Common Stock purchased upon the exercise of an Option may not be sold, transferred or encumbered until any repurchase right and any and all restrictions are terminated or expire. The Secretary of the Company or such other escrow holder as the Administrator may appoint shall retain physical custody of each certificate representing such shares of Common Stock until the repurchase right and any and all of the restrictions imposed under the Award Agreement with respect to the shares evidenced by such certificate terminate, expire or shall have been removed. In order to enforce the restrictions imposed upon shares of Common Stock hereunder, the Administrator shall cause a legend or legends to be placed on certificates representing all shares of Common Stock that are still subject to any repurchase right or restrictions under Award Agreements, which legend or legends shall make appropriate reference to the conditions imposed thereby. If a Holder makes an election under Section 83(b) of the Code, or any successor section thereto, to be taxed with respect to the Common Stock as of the date of transfer of the Common Stock rather than as of the date or dates upon which the Holder would otherwise be taxable under Section 83(a) of the Code, the Holder shall deliver a copy of such election to the Company immediately after filing such election with the Internal Revenue Service.

ARTICLE VI.

EXERCISE OF OPTIONS

6.1  Partial Exercise.  An exercisable Option may be exercised in whole or in part. However, an Option shall not be exercisable with respect to fractional shares and the Administrator may require that, by the terms of the Option, a partial exercise be with respect to a minimum number of shares.

6.2  Manner of Exercise.  All or a portion of an exercisable Option shall be deemed exercised upon delivery of all of the following to the Secretary of the Company or his office:

(a) A written notice complying with the applicable rules established by the Administrator stating that the Option, or a portion thereof, is exercised. The notice shall be signed by the Holder or other person then entitled to exercise the Option or such portion of the Option;

(b) Such representations and documents as the Administrator, in its absolute discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act and any other federal or state securities laws or regulations. The Administrator may, in its absolute discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars;

(c) In the event that the Option shall be exercised pursuant to Section 12.1 by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Option; and

(d) Full cash payment to the Secretary of the Company, or such other person or entity designated by the Administrator, for the shares with respect to which the Option, or portion thereof, is exercised. However, the

Administrator, may in its sole and absolute discretion (i) allow payment, in whole or in part, through the delivery of shares of Common Stock owned by the Holder duly endorsed for transfer to the Company (or the Holder’s attestation of ownership of such shares) with a Fair Market Value on the date of delivery equal to the aggregate exercise price of the Option or exercised portion thereof; (ii) allow payment, in whole or in part, through the surrender of shares of Common Stock then issuable upon exercise of the Option having a Fair Market Value on the date of Option exercise equal to the aggregate exercise price of the Option or exercised portion thereof; (iii) allow payment, in whole or in part, through the delivery of a notice that the Holder has placed a market sell order with a broker with respect to shares of Common Stock then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Option exercise price, provided that payment of such proceeds is then made to the Company upon settlement of such sale; (iv) allow payment in another form of legal consideration acceptable to the Administrator; or (v) allow payment through any combination of the consideration provided in the foregoing subparagraphs (i)-(iv).

6.3  Conditions to Issuance of Stock Certificates.  The Company shall not be required to issue or deliver any certificate or certificates for shares of stock purchased upon the exercise of any Option or portion thereof prior to fulfillment of all of the following conditions:

(a) The admission of such shares to listing on all stock exchanges on which such class of stock is then listed;

(b) The completion of any registration or other qualification of such shares under any state or federal law, or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body which the Administrator shall, in its absolute discretion, deem necessary or advisable;

(c) The obtaining of any approval or other clearance from any state or federal governmental agency which the Administrator shall, in its absolute discretion, determine to be necessary or advisable;

(d) The lapse of such reasonable period of time following the exercise of the Option as the Administrator may establish from time to time for reasons of administrative convenience; and

(e) The receipt by the Company of full payment for such shares, including payment of any applicable withholding tax, which in the discretion of the Administrator may be in the form of consideration used by the Holder to pay for such shares under Section 6.2(d).

6.4  Rights as Stockholders.  Holders shall not be, nor have any of the rights or privileges of, stockholders of the Company in respect of any shares purchasable upon the exercise of any part of an Option unless and until certificates representing such shares have been issued by the Company to such Holders.

6.5  Ownership and Transfer Restrictions.  The Administrator, in its absolute discretion, may impose such restrictions on the ownership and transferability of the shares purchasable upon the exercise of an Option as it deems appropriate. Any such restriction shall be set forth in the respective Award Agreement and may be referred to on the certificates evidencing such shares. The Holder shall give the Company prompt notice of any disposition of shares of Common Stock acquired by exercise of an Incentive Stock Option within (a) two years from the date of granting (including the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) such Option to such Holder or (b) one year after the transfer of such shares to such Holder.

6.6  Limitations on Exercise of Options Granted to Independent Directors.  No Option granted to an Independent Director may be exercised to any extent by anyone after the first to occur of the following events:

(a) The expiration of 12 months from the date of the Holder’s death;

(b) The expiration of 12 months from the date of the Holder’s Termination of Directorship by reason of his or her permanent and total disability (within the meaning of Section 22(e)(3) of the Code); or

(c) Except as otherwise provided in any Award Agreement or the Independent Director Equity Compensation Policy, the expiration of three months from the date of the Holder’s Termination of Directorship for any reason other than such Holder’s death or his or her permanent and total disability, unless the Holder dies within said three-month period.

6.7  Additional Limitations on Exercise of Options.  Holders may be required to comply with any timing or other restrictions with respect to the settlement or exercise of an Option, including a window-period limitation, as may be imposed in the discretion of the Administrator.

ARTICLE VII.

AWARD OF RESTRICTED STOCK

7.1  Eligibility.  Subject to the Award Limit, Restricted Stock may be awarded to any Eligible Individual who the Administrator determines should receive such an Award.

7.2  Award of Restricted Stock.

(a) The Administrator may from time to time, in its absolute discretion:

(i) Select from among the Eligible Individuals (including Eligible Individuals who have previously been granted other Awards under the Plan) such of them as in its opinion should be awarded Restricted Stock; and

(ii) Determine the purchase price, if any, and other terms and conditions applicable to such Restricted Stock, consistent with the Plan.

(b) The Administrator shall establish the purchase price, if any, and form of payment for Restricted Stock; provided, however, that such purchase price shall be no less than the par value of the Common Stock to be purchased, unless otherwise permitted by applicable state law. In all cases, legal consideration shall be required for each issuance of Restricted Stock.

(c) Upon the selection of an Eligible Individual to be awarded Restricted Stock, the Administrator shall instruct the Secretary of the Company to issue such Restricted Stock and may impose such conditions on the issuance of such Restricted Stock as it deems appropriate, and the Committee shall authorize one or more officers of the Company to prepare, execute and deliver the Award Agreement with respect to such Restricted Stock.

7.3  Rights as Stockholders.  Subject to Section 7.4, upon delivery of the shares of Restricted Stock to the escrow holder pursuant to Section 7.6, the Holder shall have, unless otherwise provided by the Administrator, all the rights of a stockholder with respect to said shares, subject to the restrictions in his Award Agreement, including the right to receive all dividends and other distributions paid or made with respect to the shares; provided, however, that in the discretion of the Administrator, any extraordinary distributions with respect to the Common Stock shall be subject to the restrictions set forth in Section 7.4.

7.4  Restriction.  All shares of Restricted Stock issued under the Plan (including any shares received by holders thereof with respect to shares of Restricted Stock as a result of stock dividends, stock splits or any other form of recapitalization) shall, in the terms of each individual Award Agreement, be subject to such restrictions as the Administrator shall provide, if any, which restrictions may include, without limitation, restrictions concerning voting rights and transferability and restrictions based on duration of employment with the Company, Company performance and individual performance; provided, however, that, except with respect to shares of Restricted Stock granted to Section 162(m) Employees, by action taken after the Restricted Stock is issued, the Administrator may, on such terms and conditions as it may determine to be appropriate, remove any or all of the restrictions imposed by the terms of the Award Agreement subject to the limitations contained herein. Restricted Stock may not be sold or encumbered until all restrictions are terminated or expire. If no consideration was paid by the Holder upon issuance, a Holder’s rights in unvested Restricted Stock shall lapse, and such Restricted Stock shall be surrendered to the Company without consideration, upon Termination of Employment, Termination of Consultancy or, if applicable, upon Termination of Directorship; provided, however, that the Administrator in its sole and absolute discretion may provide that such rights shall not lapse in the event of a Termination of Employment because of the Holder’s death or disability.

7.5  Repurchase of Restricted Stock.  The Administrator shall provide in the terms of each individual Award Agreement that the Company shall have the right to repurchase from the Holder the Restricted Stock then subject to restrictions under the Award Agreement immediately upon a Termination of Employment, a Termination of Consultancy, or, if applicable, a Termination of Directorship at a cash price per share equal to the price paid by the

Holder for such Restricted Stock; provided, however, that the Committee in its sole and absolute discretion may provide that no such right of repurchase shall exist in the event of a Termination of Employment following a “change of ownership or control” (within the meaning of Treasury Regulation Section 1.162-27(e)(2)(v) or any successor regulation thereto) of the Company or because of the Holder’s death or disability; provided, further, that, except with respect to shares of Restricted Stock granted to Section 162(m) Employees, the Committee in its sole and absolute discretion may provide that no such right of repurchase shall exist in the event of a Termination of Employment, a Termination of Consultancy or a Termination of Directorship without cause or following any Change in Control of the Company or because of the Holder’s retirement, or otherwise.

7.6  Escrow.  The Secretary of the Company or such other escrow holder as the Administrator may appoint shall retain physical custody of each certificate representing Restricted Stock until all of the restrictions imposed under the Award Agreement with respect to the shares evidenced by such certificate expire or shall have been removed.

7.7  Legend.  In order to enforce the restrictions imposed upon shares of Restricted Stock hereunder, the Administrator shall cause a legend or legends to be placed on certificates representing all shares of Restricted Stock that are still subject to restrictions under Award Agreements, which legend or legends shall make appropriate reference to the conditions imposed thereby.

7.8  Section 83(b) Election.  If a Holder makes an election under Section 83(b) of the Code, or any successor section thereto, to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Holder would otherwise be taxable under Section 83(a) of the Code, the Holder shall deliver a copy of such election to the Company immediately after filing such election with the Internal Revenue Service.

7.9  Restricted Stock in Lieu of Cash Compensation.  Notwithstanding anything herein to the contrary, shares of Restricted Stock may be granted to Independent Directors in lieu of directors’ fees which would otherwise be payable to such Independent Directors pursuant to the Independent Director Equity Compensation Policy.

ARTICLE VIII.

STOCK APPRECIATION RIGHTS

8.1  Grant of Stock Appreciation Rights.  A Stock Appreciation Right may be granted to any Eligible Individual selected by the Administrator. A Stock Appreciation Right may be granted (a) in connection and simultaneously with the grant of an Option, (b) with respect to a previously granted Option, or (c) independent of an Option. The exercise price per share of Common Stock subject to each Stock Appreciation Right shall be set by the Administrator, but shall not be less than 100% of the per share Fair Market Value of the Common Stock on the date the Stock Appreciation Right is granted. A Stock Appreciation Right shall be subject to such other terms and conditions not inconsistent with the Plan as the Administrator shall impose and shall be evidenced by an Award Agreement.

8.2  Coupled Stock Appreciation Rights.

(a) A Coupled Stock Appreciation Right (“CSAR”) shall be related to a particular Option and shall be exercisable only when and to the extent the related Option is exercisable.

(b) A CSAR may be granted to the Holder for no more than the number of shares subject to the simultaneously or previously granted Option to which it is coupled.

(c) A CSAR shall entitle the Holder (or other person entitled to exercise the Option pursuant to the Plan) to surrender to the Company unexercised a portion of the Option to which the CSAR relates (to the extent then exercisable pursuant to its terms) and to receive from the Company in exchange therefor an amount determined by multiplying the difference obtained by subtracting the Option exercise price from the Fair Market Value of a share of Common Stock on the date of exercise of the CSAR by the number of shares of Common Stock with respect to which the CSAR shall have been exercised, subject to any limitations the Administrator may impose.

8.3  Independent Stock Appreciation Rights.

(a) An Independent Stock Appreciation Right (“ISAR”) shall be unrelated to any Option and shall have a term set by the Administrator; provided, however, that the term shall not be more than seven (7) years from the date the ISAR is granted. An ISAR shall be exercisable in such installments as the Administrator may determine. Subject to the provisions of the prior sentence, at any time after grant of an ISAR, the Administrator may, in its absolute discretion and subject to whatever terms and conditions it selects, accelerate the period during which an Option granted to an Employee or Consultant vests and becomes exercisable. An ISAR shall cover such number of shares of Common Stock as the Administrator may determine. The exercise price per share of Common Stock subject to each ISAR shall be set by the Committee. An ISAR is exercisable only while the Holder is an Employee, Consultant or Director; provided that the Committee may determine that the ISAR may be exercised subsequent to Termination of Employment, Termination of Consultancy or Termination of Directorship without cause, or following a Change in Control of the Company, or because of the Holder’s retirement, death or disability, or otherwise.

(b) An ISAR shall entitle the Holder (or other person entitled to exercise the ISAR pursuant to the Plan) to exercise all or a specified portion of the ISAR (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying the difference obtained by subtracting the exercise price per share of the ISAR from the Fair Market Value of a share of Common Stock on the date of exercise of the ISAR by the number of shares of Common Stock with respect to which the ISAR shall have been exercised, subject to any limitations the Administrator may impose.

8.4  Payment and Limitations on Exercise.

(a) Payment of the amounts determined under Section 8.2(c) and 8.3(b) above shall be in cash, in Common Stock (based on its Fair Market Value as of the date the Stock Appreciation Right is exercised) or a combination of both, as determined by the Administrator. To the extent such payment is effected in Common Stock it shall be made subject to satisfaction of all provisions of Section 6.3 above pertaining to Options.

(b) Holders of Stock Appreciation Rights may be required to comply with any timing or other restrictions with respect to the settlement or exercise of a Stock Appreciation Right, including a window-period limitation, as may be imposed in the discretion of the Administrator.

ARTICLE IX.

AWARD OF PERFORMANCE AWARDS, DIVIDEND EQUIVALENTS, DEFERRED STOCK,
STOCK PAYMENTS AND RESTRICTED STOCK UNITS

9.1  Performance Awards.

(a) The Administrator is authorized to grant Performance Awards to any Eligible Individual and to determine whether such Performance Awards shall be Performance-Based Compensation. The value of Performance Awards may be linked to any one or more of the Performance Criteria or other specific criteria determined by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. In making such determinations, the Administrator shall consider (among such other factors as it deems relevant in light of the specific type of Award) the contributions, responsibilities and other compensation of the particular Eligible Individual. Performance Awards may be paid in cash, shares of Common Stock, or both, as determined by the Administrator.

(b) Without limiting Section 9.1(a), the Administrator may grant Performance Awards to any Eligible Individual in the form of a cash bonus payable upon the attainment of objective Performance Goals, or such other criteria, whether or not objective, which are established by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. Any such bonuses paid to a Holder which are intended to be Performance-Based Compensation shall be based upon objectively determinable bonus formulas established in accordance with the provisions of Article 5. Additionally, any such bonuses paid to any Eligible Individual shall be subject to the Award Limit.

9.2  Dividend Equivalents.

(a) Dividend Equivalents may be granted by the Administrator based on dividends declared on the Common Stock subject to any Award, to be credited as of dividend payment dates during the period between the date an Award is granted to a Holder and the date such Award vests, is exercised, is distributed or expires, as determined by the Administrator. Such Dividend Equivalents shall be converted to cash or additional shares of Common Stock by such formula and at such time and subject to such limitations as may be determined by the Administrator.

(b) Notwithstanding the foregoing, no Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights.

9.3  Stock Payments.  The Administrator is authorized to make Stock Payments to any Eligible Individual. The number or value of shares of any Stock Payment shall be determined by the Administrator and may be based upon one or more Performance Criteria or any other specific criteria, including service to the Company or any Subsidiary, determined by the Administrator. Common Stock underlying a Stock Payment which is subject to a vesting schedule or other conditions or criteria set by the Administrator will not be issued until those conditions have been satisfied. Unless otherwise provided by the Administrator, a Holder of a Stock Payment shall have no rights as a Company stockholder with respect to such Stock Payment until such time as the Stock Payment has vested and the Common Stock underlying the Award have been issued to the Holder. Stock Payments may, but are not required to be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to such Eligible Individual.

9.4  Deferred Stock.  The Administrator is authorized to grant Deferred Stock to any Eligible Individual. The number of shares of Deferred Stock shall be determined by the Administrator and may be based on one or more Performance Criteria or other specific criteria, including service to the Company or any Subsidiary, as the Administrator determines, in each case on a specified date or dates or over any period or periods determined by the Administrator. Common Stock underlying a Deferred Stock award which is subject to a vesting schedule or other conditions or criteria set by the Administrator will not be issued until those conditions have been satisfied. Unless otherwise provided by the Administrator, a Holder of Deferred Stock shall have no rights as a Company stockholder with respect to such Deferred Stock until such time as the Award has vested and the Common Stock underlying the Award has been issued to the Holder.

9.5  Restricted Stock Units.  The Administrator is authorized to grant Restricted Stock Units to any Eligible Individual. The number and terms and conditions of Restricted Stock Units shall be determined by the Administrator. The Administrator shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate, including conditions based on one or more Performance Criteria or other specific criteria, including service to the Company or any Subsidiary, in each case on a specified date or dates or over any period or periods, as the Administrator determines,. The Administrator shall specify, or permit the Holder to elect, the conditions and dates upon which the shares of Common Stock underlying the Restricted Stock Units which shall be issued, which dates shall not be earlier than the date as of which the Restricted Stock Units vest and become nonforfeitable and which conditions and dates shall be subject to compliance with Section 409A of the Code. On the distribution dates, the Company shall issue to the Holder one unrestricted, fully transferable share of Common Stock for each vested and nonforfeitable Restricted Stock Unit.

9.6  Term.  The term of a Performance Award, Dividend Equivalent award, Deferred Stock award, Stock Payment award and/or Restricted Stock Unit award shall be set by the Administrator in its sole discretion.

9.7  Exercise or Purchase Price.  The Administrator may establish the exercise or purchase price of a Performance Award, shares of Deferred Stock, shares distributed as a Stock Payment award or shares distributed pursuant to a Restricted Stock Unit award; provided, however, that value of the consideration shall not be less than the par value of a share of Common Stock, unless otherwise permitted by applicable law. Any such exercise or purchase price shall be payable in the form(s) of legal consideration specified in the Award Agreement.

9.8  Exercise upon Termination of Service.  A Performance Award, Dividend Equivalent award, Deferred Stock award, Stock Payment award and/or Restricted Stock Unit award is exercisable or distributable only while the Holder is an Employee, Director or Consultant, as applicable. The Administrator, however, in its sole discretion may provide that the Performance Award, Dividend Equivalent award, Deferred Stock award, Stock Payment award and/or Restricted Stock Unit award may be exercised or distributed subsequent to a Termination of Consultancy, Termination of Directorship or Termination of Employment in certain events, including a Change in Control, the Holder’s death, retirement or disability or any other specified Termination of Consultancy, Termination of Directorship or Termination of Employment.

ARTICLE X.

INDEPENDENT DIRECTOR AWARDS

The Board may grant Awards to Independent Directors, subject to the limitations of the Plan, pursuant to the Independent Director Equity Compensation Policy, as adopted by the Administrator from time to time. The Independent Director Equity Compensation Policy shall set forth the type of Award(s) to be granted to Independent Directors, the number of shares of Common Stock to be subject to Independent Director Awards, the conditions on which such Awards shall be granted, become exercisable and/or payable and expire, and such other terms and conditions as the Administrator shall determine in its discretion. For the avoidance of doubt, Awards granted to Independent Directors shall be subject to all of the limitations set forth in the Plan.

ARTICLE XI.

ADMINISTRATION

11.1  Committee.  The Committee shall be the Compensation Committee of the Board, unless the Board specifically assumes the functions of the Committee or appoints another committee to assume such functions.

11.2  Duties and Powers of Committee.  It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with its provisions. The Committee shall have the power to interpret the Plan and the Award Agreements, and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith, to interpret, amend or revoke any such rules and to amend any Award Agreement provided that the rights or obligations of the Holder of the Award that is the subject of any such Award Agreement are not affected adversely. Any such interpretations and rules with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code. In its absolute discretion, the Board may at any time and from time to time assume any and all rights and duties of the Committee under the Plan, except with respect to matters which under Rule 16b-3 or Section 162(m) of the Code, or any regulations or rules issued thereunder, are required to be determined in the sole discretion of the Committee. Notwithstanding the foregoing, the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Awards granted to Independent Directors.

11.3  Majority Rule; Unanimous Written Consent.  The Committee shall act by a majority of its members in attendance at a meeting at which a quorum is present or by a memorandum or other written instrument signed by all members of the Committee.

11.4  Compensation; Professional Assistance; Good Faith Actions.  Members of the Committee shall receive such compensation, if any, for their services as members as may be determined by the Board. All expenses and liabilities which members of the Committee incur in connection with the administration of the Plan shall be borne by the Company. The Committee may, with the approval of the Board, employ attorneys, consultants, accountants, appraisers, brokers, or other persons. The Committee, the Company and the Company’s officers and Directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee or the Board in good faith shall be final and binding upon all Holders, the Company and all other interested persons. No members of the Committee or Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or Awards, and all members of the Committee and the Board shall be fully protected by the Company in respect of any such action, determination or interpretation.

ARTICLE XII.

MISCELLANEOUS PROVISIONS

12.1  Not Transferable.  No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO, unless and until such Award has been exercised, or the shares underlying such Award have been issued, and all restrictions applicable to such shares have lapsed. No Award or interest or right therein shall be liable for the debts, contracts or engagements of the Holder or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.

During the lifetime of the Holder, only he may exercise an Option or other Award (or any portion thereof) granted to him under the Plan, unless it has been disposed of with the consent of the Administrator pursuant to a DRO. After the death of the Holder, any exercisable portion of an Option or other Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Award Agreement, be exercised by his personal representative or by any person empowered to do so under the deceased Holder’s will or under the then applicable laws of descent and distribution.

Notwithstanding the foregoing provisions of this Section 12.1, the Administrator, in its sole discretion, may determine to grant a Non-Qualified Stock Option which, by its terms as set forth in the applicable Award Agreement, may be transferred by the Holder, in writing and with prior written notice to the Administrator, to any one or more Permitted Transferees (as defined below), subject to the following terms and conditions: (a) a Non-Qualified Stock Option transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee other than by will or the laws of descent and distribution; (b) any Non-Qualified Stock Option which is transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Non-Qualified Stock Option as applicable to the original Holder (other than the ability to further transfer the Non-Qualified Stock Option); and (c) the Holder and the Permitted Transferee shall execute any and all documents requested by the Administrator, including, without limitation, documents to: (i) confirm the status of the transferee as a Permitted Transferee, (ii) satisfy any requirements for an exemption for the transfer under applicable federal and state securities laws and (iii) evidence the transfer. For purposes of this Section, “Permitted Transferee” shall mean, with respect to a Holder, any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Holder’s household (other than a tenant or employee), a trust in which these persons (or the Holder) control the management of assets, and any other entity in which these persons (or the Holder) owns more than fifty percent (50%) of the voting interests, or any other transferee specifically approved by the Administrator after taking into account any state or federal tax or securities laws applicable to transferable Non-Qualified Stock Options. Notwithstanding anything herein to the contrary, no Award may be transferred by a Holder or Permitted Transferee to a third-party for consideration absent stockholder approval.

12.2  Amendment, Suspension or Termination of the Plan.

(a) Except as otherwise provided in this Section 12.2, the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board. However, without approval of the Company’s stockholders given within twelve months before or after the action by the Board, no action of the Board may, except as provided in Section 12.3, increase the limits imposed in Section 2.1 on the maximum number of shares that may be issued under the Plan.

(b) No amendment, suspension or termination of the Plan shall, without the consent of the Holder alter or impair any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides. No amendment of the Plan shall have application to any Award granted or awarded prior to the approval of such amendment, unless such amendment is expressly and particularly stated to apply to prior awards.

(c) No Awards may be granted or awarded during any period of suspension or after termination of the Plan, and in no event may any Option be granted under the Plan after June 1, 2020.

(d) Stockholder approval shall be required for any amendment to the Plan that (i) permits the Administrator to grant Options or Stock Appreciation Rights with an exercise price that is below Fair Market Value on the date of grant or (ii) permits the Administrator to extend the exercise period for an Option or Stock Appreciation Right beyond seven (7) years from the date of grant.

(e) To the extent required by applicable law or listing requirements, stockholder approval shall be required for any amendment of the Plan that either (i) materially expands the class of individuals eligible to receive Awards under the Plan, (ii) materially increases the benefits accruing to Employees and Consultants under the Plan or materially reduces the price at which shares may be issued or purchased under the Plan, (iii) materially extends the term of the Plan, or (iv) expands the types of Awards available for issuance under the Plan.

12.3  Changes in Common Stock or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events.

(a) Subject to Section 12.3(e), in the event that the Administrator determines that other than an Equity Restructuring any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), reorganization, merger, consolidation, combination, repurchase, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event, in the Administrator’s sole discretion, affects the Common Stock such that an adjustment is determined by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to an Award, then the Administrator shall, in such manner as it may deem equitable, adjust any or all of:

(i) the number and kind of shares of Common Stock (or other securities or property) with respect to which Awards may be granted or awarded (including, but not limited to, adjustments of the limitations in Section 2.1 on the maximum number and kind of shares which may be issued and adjustments of the Award Limit);

(ii) the number and kind of shares of Common Stock (or other securities or property) subject to outstanding Awards; and

(iii) the grant or the exercise price with respect to any Award.

(b) Subject to Sections 12.3(e) and 12.4, in the event of any transaction or event described in Section 12.3(a), any Equity Restructuring or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in applicable laws, regulations, or accounting principles, the Administrator, in its sole and absolute discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event (any such action applied to Employees and former Employees to be applied uniformly) and either automatically or upon the Holder’s request, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(i) to provide for either the cancellation of any such Award for an amount of cash equal to the amount that could have been attained upon the exercise of such Award or realization of the Holder’s rights had such Award been currently exercisable or payable or fully vested, or the replacement of such Award with other rights or property selected by the Administrator in its sole discretion;

(ii) to provide that the Award cannot vest, be exercised or become payable after such event;

(iii) to provide that such Award shall be exercisable as to all shares covered thereby, notwithstanding anything to the contrary in Section 5.3 or 5.4 or the provisions of such Award;

(iv) to provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(v) to make adjustments in the number and type of shares of Common Stock (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Restricted Stock, and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards and Awards which may be granted in the future; and

(vi) to provide that, for a specified period of time prior to such event, the restrictions imposed under an Award Agreement upon some or all shares of Restricted Stock or Common Stock may be terminated and some or all shares of such Restricted Stock or Common Stock may cease to be subject to repurchase after such event.

(c) In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Section 12.3(a) and 11.3(b):

(i) The number and type of securities subject to each outstanding Award and the exercise price or grant price thereof, if applicable, will be proportionately adjusted. The adjustments provided under this Section 12.3(c)(i) shall be nondiscretionary and shall be final and binding on the affected Holder and the Company.

(ii) The Administrator shall make such proportionate adjustments, if any, as the Administrator in its discretion may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 2 and the Award Limit).

(iii) Notwithstanding anything in this Section 12.3(c) to the contrary, this Section 12.3(c) shall not apply to, and instead Section 12.3(a) of the Plan shall apply to, any Award to which the application of this Section 12.3(c) would (A) result in a penalty tax under Section 409A of the Code and the Department of Treasury proposed and final regulations and guidance thereunder or (B) cause any Incentive Stock Option to fail to qualify as an “incentive stock option” under Section 422 of the Code.

(d) Subject to Sections 12.3(e), 3.2 and 3.3, the Administrator may, in its discretion, include such further provisions and limitations in any Award, Award Agreement or certificate, as it may deem equitable and in the best interests of the Company.

(e) With respect to Awards that are granted to Section 162(m) Employees are intended to qualify as Performance-Based Compensation, no adjustment or action described in this Section 12.3 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause such Award to fail to so qualify under Section 162(m)(4)(C) or any successor provisions thereto. No adjustment or action described in this Section 12.3 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Plan to violate Section 422(b)(1) of the Code. Furthermore, no such adjustment or action shall be authorized to the extent such adjustment or action would result in short-swing profits liability under Section 16 or violate the exemptive conditions of Rule 16b-3 unless the Administrator determines that the Award is not to comply with such exemptive conditions. The number of shares of Common Stock subject to any Award shall always be rounded to the next whole number.

(f) The existence of the Plan, any Award Agreement and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

12.4  Change in Control.  Notwithstanding any other provision of the Plan, in the event of a Change in Control, each outstanding Award shall, immediately prior to the effective date of the Change in Control, automatically become fully exercisable for all of the shares of Common Stock at the time subject to such Award and may be exercised for any or all of those shares as fully-vested shares of Common Stock.

12.5  Approval of Plan by Stockholders.  The Plan shall be submitted for the approval of the Company’s stockholders within twelve months after the date of the Board’s initial adoption of the Plan. Awards may be granted or awarded prior to such stockholder approval; provided, however, that such Awards shall not be exercisable nor shall such Awards vest prior to the time when the Plan is approved by the stockholders; and provided, further, that if such approval has not been obtained at the end of said twelve-month period, all Awards previously granted or awarded under the Plan shall thereupon be canceled and become null and void. In addition, if the Board determines that Awards other than Options or Stock Appreciation Rights which may be granted to Section 162(m) Employees should continue to be eligible to qualify as Performance-Based Compensation, the Performance Criteria must be disclosed to and approved by the Company’s stockholders no later than the first stockholder meeting that occurs in the fifth year following the year in which the Company’s stockholders previously approved the Performance Criteria.

12.6  Tax Withholding.  The Company shall be entitled to require payment in cash or deduction from other compensation payable to each Holder of any sums required by federal, state or local tax law to be withheld with respect to the issuance, vesting, exercise or payment of any Award. The Administrator may in its discretion and in satisfaction of the foregoing requirement allow such Holder to elect to have the Company withhold shares of Common Stock otherwise issuable under such Award (or allow the return of shares of Common Stock) having a Fair Market Value equal to the sums required to be withheld. Notwithstanding any other provision of the Plan, the number of shares of Common Stock which may be withheld with respect to the issuance, vesting, exercise or payment of any Award (or which may be repurchased from the Holder of such Award within six months after such shares of Common Stock were acquired by the Holder from the Company) in order to satisfy the Holder’s federal and state income and payroll tax liabilities with respect to the issuance, vesting, exercise or payment of the Award shall be limited to the number of shares which have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal and state tax income and payroll tax purposes that are applicable to such supplemental taxable income.

12.7  Forfeiture Provisions.  Subject to the limitations of applicable law, pursuant to its general authority to determine the terms and conditions applicable to Awards under the Plan, the Administrator shall have the right to provide, in the terms of Awards made under the Plan, or to require a Holder to agree by separate written instrument, that if (a)(i) the Holder at any time, or during a specified time period, engages in any activity in competition with the Company, or which is inimical, contrary or harmful to the interests of the Company, as further defined by the Administrator or (ii) the Holder incurs a Termination of Employment, Termination of Consultancy or Termination of Directorship for cause, then (b) (i) any proceeds, gains or other economic benefit actually or constructively received by the Holder upon any exercise of the Award, or upon the receipt or resale of any Common Stock underlying any Award, must be paid to the Company, and (ii) the Award shall terminate and any unexercised portion of the Award (whether or not vested) shall be forfeited.

12.8  Effect of Plan upon Options and Compensation Plans.  The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Subsidiary. Nothing in the Plan shall be construed to limit the right of the Company (a) to establish any other forms of incentives or compensation for Employees, Directors or Consultants of the Company or any Subsidiary or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including but not by way of limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.

12.9  Compliance with Laws.  The Plan, the granting and vesting of Awards under the Plan and the issuance and delivery of shares of Common Stock and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

12.10  Inability to Obtain Authority.  The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of share of Common Stock hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such shares of Common Stock as to which such requisite authority shall not have been obtained.

12.11  Reservation of Shares.  The Company, during the term of this Plan, shall at all times reserve and keep available such number of shares of Common Stock as shall be sufficient to satisfy the requirements of the Plan.

12.12  Titles.  Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan.

12.13  Governing Law.  The Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of California without regard to conflicts of laws thereof.

12.14  Section 409A.  To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued. Notwithstanding any provision of the Plan to the contrary, in the event that the Administrator determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such subsequent Department of Treasury guidance as may be issued), the Administrator may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section.

12.15  Repricing Awards.  Notwithstanding any provision in this Plan to the contrary, absent approval of the stockholders of the Company, no Option or Stock Appreciation Right may be amended to reduce the per share exercise price of the shares subject to such Option or Stock Appreciation Right below the per share exercise price of the shares subject to such Option or Stock Appreciation Right below the per share exercise price as of the date the Option or Stock Appreciation Right was granted and, except as permitted by Section 12.3, no Option or Stock Appreciation Right may be granted in exchange for, or in connection with, the cancellation or surrender of an Option, Stock Appreciation Right or other Award. Further notwithstanding any provision of this Plan to the contrary, except as permitted by Section 12.3, absent the approval of the stockholders of the Company, the Administrator shall not offer to buyout for a payment in cash, an Option or Stock Appreciation Right previously granted.

12.16  Full Value Award Vesting Limitations.  Notwithstanding any other provision of this Plan to the contrary, Full Value Awards made to Employees or Consultants shall become vested over a period of not less than three years (or, in the case of vesting based upon the attainment of Performance Goals or other performance-based objectives, over a period of not less than one year measured from the commencement of the period over which performance is evaluated) following the date the Award is made; provided, however, that, notwithstanding the foregoing, Full Value Awards that result in the issuance of an aggregate of up to five percent (5%) of the shares of Common Stock available pursuant to Section 2.1 may be granted to any one or more Holders without respect to such minimum vesting provisions

* * *

I hereby certify that the foregoing Plan was duly adopted by the Board of Directors of Gen-Probe Incorporated on March 3rd, 2003, adopted as initially amended and restated on February 9, 2006, adopted as amended a second time and restated on November 16, 2006, adopted as amended a third time and restated on February 8, 2007, adopted as amended a fourth time and restated on March 20, 2009, and adopted as amended a fifth time and restated on March 11, 2011.

Executed on this 15th day of March, 2011.

/s/  R. William Bowen
R. William Bowen
Secretary

* * *

I hereby certify that the foregoing Plan was duly approved by the stockholders of Gen-Probe Incorporated on May 29, 2003, approved as initially amended and restated on May 17, 2006 and subsequently approved as amended and restated on May 14, 2009 and on          , 2011. The Plan as amended and restated on November 16, 2006 and February 8, 2007 did not require additional stockholder approval.

Executed on this   day of          , 2011.

R. William Bowen
Secretary

GEN-PROBE INCORPORATED 10210 GENETIC CENTER DRIVE SAN DIEGO, CA 92121-4362

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following Nominees for a three-year term:

1.	Election of Directors Nominees	☐	☐	☐

01	Phillip M. Schneider 02 Abraham D. Sofaer 03 Patrick J. Sullivan

The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain

2	To approve the amendment and restatement of The 2003 Incentive Award Plan of Gen-Probe Incorporated.	☐	☐	☐

3	Advisory vote on the compensation of the named executive officers of Gen-Probe Incorporated.	☐	☐	☐

The Board of Directors recommends you vote for the selection of every 1 YEAR for the following proposal:	1 year	2 years	3 years	Abstain

4	Advisory vote on the frequency of future advisory votes on the compensation of the named executive officers of Gen-Probe Incorporated. ☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain

5	To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm of Gen-Probe Incorporated for the fiscal year ending December 31, 2011.	☐	☐	☐

NOTE: *Important*

A.   The Election of Directors (Proposal 1) is for a three-year term expiring at the 2014 Annual Meeting of Stockholders.

B.   The proxies are authorized to vote, in their discretion, upon such other business as may properly come before the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please provide full title as such. Joint owners should each sign personally. All holders must sign. If singing as a corporation or partnership, please sign in full corporate or partnership name, by an authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

GEN-PROBE INCORPORATED
Annual Meeting of Stockholders
May 19, 2011 10:00 AM
This proxy is solicited by the Board of Directors
The stockholder(s) hereby appoint(s) Carl W. Hull and Herm Rosenman, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Gen-Probe Incorporated that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m. local time on Thursday, May 19, 2011, at the corporate headquarters of Gen-Probe Incorporated, 10210 Genetic Center Drive, San Diego, California 92121, and any adjournment or postponement thereof. For participants in the Gen-Probe Incorporated Employee Stock Purchase Plan, this proxy also serves as voting instructions to the plan administrator to vote the shares of common stock beneficially owned by plan participants.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR PROPOSALS 2, 3 AND 5, AND FOR THE SELECTION OF EVERY 1 YEAR FOR PROPOSAL 4.

Continued and to be signed on reverse side